Exhibit 10.112


CREDIT AND REIMBURSEMENT AGREEMENT


THIS CREDIT AND REIMBURSEMENT AGREEMENT, dated as of February 28, 1994, is made by and among (i) SALTON SEA POWER GENERATION L.P., a California limited partnership ("SSPG"), SALTON SEA BRINE PROCESSING L.P., a California limited partnership ("SSBP"), jointly and severally (each of the foregoing parties, individually, a "Borrower" and, collectively, "Borrowers"), (ii) CREDIT SUISSE, THE FUJI BANK, LIMITED, THE SUMITOMO BANK,
LIMITED, Los Angeles Branch, THE BANK OF NOVA SCOTIA, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION and each
Purchasing Lender (hereinafter defined), as lenders (each of the lenders, individually, a "Lender", and, collectively, "Lenders"),
(iii) CREDIT SUISSE, as issuing bank ("Issuing Bank"), (iv) CREDIT SUISSE, as lead agent for Lenders and Issuing Bank ("Lead Agent"),
(v) THE FUJI BANK, LIMITED, as co-agent ("Co-Agent") and (vi) THE SUMITOMO BANK, LIMITED, Los Angeles Branch, THE BANK OF NOVA SCOTIA, BANK OF AMERICA NATIONAL TRUST AND SAVINGS
ASSOCIATION as "Lead Managers" in respect of a Term Loan
Commitment (hereinafter defined) and in the case of THE FUJI BANK, LIMITED and CREDIT SUISSE, as working capital lenders ("Working Capital Lenders") in respect of a Working Capital Loan Commitment (hereinafter defined).

IN CONSIDERATION of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, Borrowers, Lenders, Working Capital Lenders, Issuing Bank, "Lead
Managers", Lead Agent and Co-Agent covenant and agree as follows:


ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings assigned to them:

Abandonment.

The term "Abandonment" means: (a) the permanent cessation of operation of any Facility pursuant to the decision of Borrowers (such abandonment shall be deemed to occur either upon receipt by Lead Agent of notice from Borrowers of such decision or upon the date specified in such notice, such date to be no later than 30 days after such decision); or (b) the cessation of operation of any Facility for a continuous period of at least 60 days, which period shall be extended for an additional 90 day period if such cessation is caused by force majeure and the Majority Lenders shall have determined that such event of force majeure will terminate within such period; provided, however, that this clause (b) shall not apply if Borrowers are diligently pursuing a remedy for such cessation or such force majeure pursuant to a plan submitted to Lead Agent prior to the expiration of such 60 day period which is reasonably likely to succeed, in the opinion of the Majority Lenders (after consultation with the Independent Engineer), and no other Event of Default shall have occurred and be continuing.

Accounts.

The term "Accounts" means each and every of the New Well Reserve Account, Pre-Funded Well Account, Project Account, Debt Service Reserve Account, General LOC Debt Account and Special LOC Debt Account and any and all other Accounts established by Borrowers hereunder.

Advance.

The term "Advance" means (a) the initial disbursement by Lenders of any of the proceeds of the Term Loan on the Closing Date, (b) the issuance by Issuing Bank of any Letters of Credit, (c) a disbursement by Lenders of any of the proceeds of the Term Loan to repay Reimbursement Obligations with respect to the Letters of Credit, or (d) any disbursement by the Working Capital Lenders of funds pursuant to the Working Capital Loan Commitment.

Affiliate.

The term "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person; provided, however, that The Dow Chemical Company shall not be deemed to be an Affiliate for purposes of this Agreementso long as The Dow Chemical Company does not own more than 50% of the voting stock of Magma or otherwise hold more than 50% of the voting control of Magma.

Agreement.

The term "Agreement" means this Credit and Reimbursement
Agreement, dated as of February 28, 1994, among Borrowers,
Lenders, Issuing Bank, "Lead Managers", Lead Agent, Co-Agent and
Working Capital Lenders, as the same may be supplemented or amended from time to time.

Amount Supported.

The term "Amount Supported" means the total initial face amount of any Letter of Credit at its date of issuance as such initial face amount may be (a) reduced from time to time (i) to reflect any amounts properly paid by Issuing Bank to a beneficiary entitled to drawings thereunder in accordance with the terms of the Letter of Credit, or (ii) as otherwise provided in accordance with the terms of the Letter of Credit and (b) increased from time to time in accordance with Section 3.4(b) hereof, as such Letter of Credit (including the face amount thereof) may be amended, supplemented or extended in accordance with its terms; provided, however, that in no event shall the amount hereunder exceed the Term Loan Facility.

Assignment of Agreement.

The term "Assignment of Agreement" means each Collateral Assignment of Agreement of each Material Project Document by Borrowers in favor of Lead Agent (for the benefit of the Secured Parties), in form and substance satisfactory to Lead Agent, as each may be supplemented or amended from time to time.

Authorized Officer.

The term "Authorized Officer" means the president, chief financial officer, chief operating officer, vice president, treasurer, assistant treasurer or secretary of a corporation or, in the case of a partnership, any such officer of the managing general partner (or other Person responsible for managing such partnership) or, in the case of each Borrower, any such officer of General Partner.

Available Cash Flow.

The term "Available Cash Flow" has the meaning set forth in Section 6.1(c)(vi) hereof.

Banking Day.

The term "Banking Day" means any day that (a) is not a Saturday, Sunday or legal holiday in the State of New York or the State of California, (b) is not a day on which banking institutions chartered by the State of New York, State of California or the United States are legally required or authorized to close, and (c) when used in connection with LIBOR, is a day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

Base Rate.

The term "Base Rate" means, as of any date, for each Loan or unpaid Reimbursement Obligation (or, where the context so requires, the aggregate of the Loans then outstanding or Reimbursement Obligations then unpaid), a rate per annum equal to the greater of (a) the Federal Funds Rate as in effect at such time plus one-half of one percent (0.50%) and (b) the per annum rate of interest from time to time publicly announced by Credit Suisse (New York Branch) as its base lending rate for domestic (United States) commercial loans, the Base Rate to change when and as such rates change. The Base Rate is not necessarily the lowest rate of interest charged by Lead Agent in connection with extensions of credit to its other customers.

Base Rate Margin.

The term "Base Rate Margin" means:

(a)  With respect to the Term Loan, fifty basis points (0.50%); and


(b)  With respect to the Working Capital Loan, fifty basis points
(0.50%).

Blocked Account Agreements.

The term "Blocked Account Agreements" means any Blocked Account Agreement, between Borrowers and any bank with which Borrowers maintain a depository account, which bank is acceptable to Lead Agent, and which agreement is in form and substance reasonably satisfactory to Lead Agent, as the same may be supplemented or amended from time to time.

Borrowers.

The term "Borrowers" means the parties defined as Borrowers in the preamble of this Agreement.

Calculation Delivery Date.

The term "Calculation Delivery Date" means the date on which the Debt Service Coverage Ratio calculation for the next succeeding Term Loan Repayment Date shall be delivered by Borrowers to Lead Agent, which date shall be no less than fifteen (15) days before the applicable Term Loan Repayment Date, provided, that if any such day is not a Banking Day, the relevant Calculation Delivery Date shall be the next succeeding Banking Day.

Cash Expenses.

The term "Cash Expenses" means, for any period, (i) the amounts actually paid by Borrowers during such period for the operation and maintenance of the Project (but excluding income taxes of the Partners and non-cash items such as depreciation and amortization), including, without limitation, (a) the Operator's fee and other payments due under the O&M Agreement, and (b) costs for labor, maintenance, materials, commodity supply, by-product transportation and handling, operating and maintenance subcontracts, operating material, waste disposal, water, utilities, administration, premiums for Insurance Policies, taxes, non-discretionary capital expenditures permitted hereunder and necessary to repair or maintain the Project and payment of amounts required to be paid under the Service Agreement, the Easement Grant Deed and the Ground Leases and (ii) the reasonable out-of-pocket expenses otherwise reimbursable hereunder and incurred by Lenders in connection with this Agreement, any other Loan Instrument and any Project Document.

Cash Revenues.

The term "Cash Revenues" means, for any period, the Borrowers' revenues or income actually received, pursuant to the terms of the Project Documents or otherwise, and including, without limitation, (a) interest and other income earned on the amounts in the Project Account, (b) interest and other income earned on any amount in the Debt Service Reserve Account and withdrawn therefrom for deposit into the Project Account as an item of Cash Revenues, and (c) any rebates, refunds or other payments to Borrowers pursuant to any of the Project Documents.

CD Rate.

The term "CD Rate" means, for each Interest Period, for each Loan (or, where the context so requires, the aggregate of the Loans then outstanding), the sum (rounded upward to the nearest one one-hundredth of one percent (0.01%)) as determined by Lead Agent to be the weighted average of the prevailing rates per annum offered at 10:00 a.m. New York time (or as soon thereafter as is practicable) on the first day of such Interest Period by the Reference Banks for the purchase at face value of certificates of deposit of the Reference Banks for a period and in an amount comparable to the Interest Period and principal amount of the Loans with respect to which Borrower has chosen the CD Rate.

CD Rate Margin.

The term "CD Rate Margin" means:

(a) With respect to the Term Loan, one hundred twenty-five basis points (1.25%); and

(b) With respect to the Working Capital Loan, one hundred twenty-five basis points (1.25%).

Certificate.

The term "Certificate" means the Certificate as defined in
Section 6.17 hereof.

Closing Date.

The term "Closing Date" means the date on which this Agreement is executed and all the conditions precedent set forth in Section 4.1 hereof have been fulfilled or waived and the Initial Advance is made.

Co-Agent.

The term "Co-Agent" means the Co-Agent named in the preamble to this Agreement.

Code.

The term "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

Collateral.

The term "Collateral" means all items identified as Collateral, as defined in the Security Documents.

Commercial Paper Notes.

The term "Commercial Paper Notes" means the short term promissory notes of Borrowers issued in lieu of Advances of portions of the Term Loan pursuant to the terms and conditions of this Agreement and the Depositary Agreement, in form and substance reasonably satisfactory to Lead Agent. Commercial Paper Notes shall constitute LOC Debt of Borrowers and shall have terms not greater than 270 days and shall not have a maturity date occurring after the earlier of (i) the Credit Expiration Date and (ii) the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable. Commercial Paper Notes shall not be issued in lieu of Working Capital Loan Advances.

Commitment Transfer Supplement.

The term "Commitment Transfer Supplement" means a commitment transfer supplement substantially in the form of Exhibit 9.2(a) hereto.

Consenting Party.

The term "Consenting Party" means each of the parties to the Material Project Documents (other than Borrowers) that has executed and delivered a Consent in favor of the Lead Agent.

Consents.

The term "Consents" means collectively, the SCE Consent, the Operator Consent, the Magma Consents, the Magma Land Company I
Consent, the IID Consent and the Desert Valley Consent.

Consolidated Tangible Net Worth.

The term "Consolidated Tangible Net Worth" means, on any date of determination, the total assets of such Person and its Subsidiaries on a consolidated basis less (a) intangibles (including, without limitation, (i) the goodwill of such Person and its Subsidiaries on a consolidated basis, (ii) the exploration and development costs of such Person and its Subsidiaries on a consolidated basis, (iii) the Power Purchase Contracts and (iv) the acquisition and new project costs), but excluding prepaid expenses and costs and (b) the total liabilities of such Person and its Subsidiaries on a consolidated basis, in each instance determined in accordance with GAAP.

Control.

The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

CP Dealer.

The term "CP Dealer" shall mean any Person appointed as a CP Dealer in a CP Dealer Agreement with the prior written consent of Lead
Agent, which consent shall not be unreasonably withheld.

CP Dealer Agreement.

The term "CP Dealer Agreement" means each Commercial Paper Dealer
Agreement between the Borrowers and a CP Dealer, in form and substance reasonably satisfactory to Lead Agent.

CPN Letter of Credit.

The term "CPN Letter of Credit" means an irrevocable letter of credit on the terms set forth in Section 3.4 hereof issuable during the period from and after the Closing Date to, but excluding, the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable, in a maximum face amount equal to the Tranche A Term Loan Commitment then in effect, or the Tranche B Term Loan Commitment then in effect, as applicable, in form and substance reasonably satisfactory to Lead Agent, as such letter of credit may be amended, supplemented or extended in accordance with its terms.

Credit Expiration Date.

The term "Credit Expiration Date" shall have the meaning set forth in Section 3.10 hereof.

Credit Payment.

The term "Credit Payment" shall have the meaning set forth in
Section 3.5 hereof.

Credit Reduction.

The term "Credit Reduction" shall have the meaning set forth in
Section 3.5 hereof.

Credit Suisse.

The term "Credit Suisse" means Credit Suisse, a bank organized and existing under the laws of Switzerland, acting through its New York branch.

Dealer.

The term "Dealer" means any CP Dealer or MTN Dealer.

Debt.

The term "Debt" of any Person means, at any time, without duplication, (a) all obligations of such Person for borrowed money,
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding
"deposit only" endorsements on checks payable to the order of such Person), (c) all obligations of such Person to pay the deferred purchase price of property or services (except for trade accounts payable arising in the ordinary course of business which are not more than 90 days past due or are the subject of a Good Faith Contest by such Person), (d) all obligations of such Person as lessee under capital leases, (e) all obligations of others guaranteed by such Person, whether or not secured by a Lien on any asset of such Person, (f) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person, (g) all obligations under letters of credit issued for the account of such Person and all drafts drawn thereunder, (h) all obligations under agreements providing for swaps, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to the payment of interest, and (i) liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

Debt Service.

The term "Debt Service" means, without duplication, for any period, an amount equal to the aggregate of (a) principal and interest actually due on the Term Loan during such period pursuant to this Agreement, (b) principal and interest payable by Borrowers during such period in respect of Reimbursement Obligations, (c) amounts, if any, payable by Borrowers during such period under any Swap Agreement, (d) such portion of the Face Amount of LOC Debt supported by the Letters of Credit maturing during such period as shall constitute the discount payable with respect thereto, and (e) any L/C Fees, other fees specified in Sections 2.6(d)(i), (ii) and (iv) and fees which Borrowers are obligated to pay in connection with the LOC Debt (excluding payments to the Debt Service Reserve Account), all as calculated by Lead Agent.

Debt Service Coverage Ratio.

The term "Debt Service Coverage Ratio" means, for any period, the ratio of (a) the Net Revenues during such period to (b) Debt
Service for such period, as calculated in accordance with Section
6.2 hereof by Borrowers and approved by Lead Agent.

Debt Service Required Balance.

The term "Debt Service Required Balance" has the meaning provided in Section 6.1(d) hereof.

Debt Service Reserve Account.

The term "Debt Service Reserve Account" has the meaning provided in
Section 6.1(d) hereof.

Debtor Relief Laws.

The term "Debtor Relief Laws" means any applicable liquidation, dissolution, conservatorship, receivership, bankruptcy, moratorium, arrangement, insolvency, reorganization, adjustment of debt or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

Deed of Trust.

The term "Deed of Trust" means the Deed of Trust and Security Agreement, dated as of the date hereof, given by Borrowers to Trustee for the use and benefit of the Secured Parties, as the same may be supplemented, amended and re-recorded from time to time.

Default.

The term "Default" means an event which with the giving of notice or lapse of time or both as specified in Section 7.1 hereof would become an Event of Default.

Default Interest Rate.

The term "Default Interest Rate" means, for any day, the Base Rate (as in effect from time to time) plus (a) the Base Rate Margin and
(b) two percent (2%) per annum.

Depositary.

The term "Depositary" means the Person to be designated as depositary under the Depositary Agreement.

Depositary Agreement.

The term "Depositary Agreement" means the Depositary Agreement, among the Depositary, Lead Agent, Issuing Bank and Borrowers, in form and substance reasonably satisfactory to Lead Agent, as the same may be supplemented or amended from time to time.

Desert Valley.

The term "Desert Valley" means Desert Valley Company, a
California corporation.

Desert Valley Consent.

The term "Desert Valley Consent" means the Consent to Assignment of Agreement by Desert Valley in form and substance satisfactory to Lead Agent, as the same may be supplemented or amended from time to time.

Easement Grant Deed.

The term "Easement Grant Deed" means the Amended and Restated
Easement Grant Deed and Agreement Regarding Rights for Geothermal
Development, dated as of February 23, 1994 by and among Magma Land Company I and SSBP, as the same may be supplemented, modified or amended from time to time.

EBIDAT.

The term "EBIDAT" means, without duplication, for any period, the following, each calculated for such period: (a) Net Income (before any provision for or benefit from income and franchise taxes determined in accordance with GAAP), plus (b) interest expense deducted in the determination of Net Income, plus (c) amortization and depreciation deducted in determining Net Income.

Environmental Indemnity Agreement.

The term "Environmental Indemnity Agreement" means the
Environmental Indemnity Agreement dated as of the date hereof from Magma in favor of Lead Agent (on behalf of the Secured Parties), in substantially the form of Exhibit 4.1(aa) hereto.

Environmental Requirement.

The term "Environmental Requirement" has the meaning set forth in
Section 5.25 hereof.

ERISA.

The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

ERISA Affiliate.

The term "ERISA Affiliate" means (a) a corporation which is a member of a controlled group of corporations with either Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate, or corporation) which is under common control with either Borrower within the meaning of Section 414(c) of the Code, (c) a member of an affiliated service group with either Borrower within the meaning of Section 414(m) of the Code or (d) an entity which is treated as a single employer with either Borrower pursuant to
Section 414(o) of the Code.

Event of Default.

The term "Event of Default" means the occurrence of any of the events set forth in Section 7.1 hereof.

Event of Loss.

The term "Event of Loss" means any of the following events: (a) loss of all or substantially all of any Facility or the use thereof due to destruction, damage beyond economical repair or rendition of any Facility permanently unfit for normal use for any reason whatsoever (other than if it is merely not economically feasible to maintain, use or operate); (b) anything which results in an insurance settlement with respect to such Facility on the basis of a total loss or constructive total loss; and (c) the condemnation or taking or requisitions of title or use for an indefinite period or a period in excess of 12 months by any Governmental Authority which constitutes the taking of all or substantially all of such Facility or all or such a substantial portion of such Property such that the remainder is not sufficient to permit operation of such Facility on a commercially feasible basis.

Face Amount.

The term "Face Amount" means, when used with reference to LOC Debt, the aggregate of (a) principal amount stated therein, which principal amount shall reflect the full amount of any discount to maturity on such LOC Debt, and (b) an amount equal to other returns to holders not reflected in such principal amount as so stated and for which Borrowers are obligated (including any interest thereon).

Facilities.

The term "Facilities" means collectively, the Unit 1 Facility, the Unit 2 Facility and the Unit 3 Facility.

Federal Funds Rate.

The term "Federal Funds Rate" means, as of any date, for any amount under this Agreement with respect to which the terms of this Agreement state that such amount shall bear interest at the Federal Funds Rate, the rate determined by Lead Agent to be the prevailing rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) bid at approximately 11:00 a.m. New York time (or as soon thereafter as is practicable) on such day based on quotations by two (2) or more New York Federal funds dealers of recognized standing, selected by Lead Agent, for the purchase at face value of Federal funds in the secondary market in an amount comparable to the principal amount of the related Loan or unpaid Reimbursement Obligation and with a maturity of one (1) day.

Fee Letter Agreement.

The term "Fee Letter Agreement" means the Fee Letter Agreement, dated the date hereof, from Borrowers and agreed to and accepted by Credit Suisse, as the same may be supplemented or amended from time to time.

FERC.

The term "FERC" means the Federal Energy Regulatory Commission, an agency of the United States government, or any successor thereof.

Final Maturity Date.

The term "Final Maturity Date" means March 15, 2000.

Financial Statements.

The term "Financial Statements" means the information required to be furnished pursuant to Section 6.8 hereof.

Financing Statements.

The term "Financing Statements" means the financing statements and such other documents, instruments or certificates required to be filed with the appropriate offices of Governmental Authorities in connection with the perfection of the security interests granted under the Security Documents.

FPA.

The term "FPA" means the Federal Power Act of 1920, as amended from time to time and all rules and regulations promulgated thereunder.

Fronting Fee.

The term "Fronting Fee" means the fronting fee to be paid to the Issuing Bank pursuant to Section 2.6(c)(i) hereof.

Funding Agreement.

The term "Funding Agreement" means the Funding Agreement, dated
June 15, 1988 between SCE and SSPG (as successor-in-interest to
Earth Energy, Inc.), as the same may be supplemented, modified or amended from time to time.

Funding and Construction Agreement.

The term "Funding and Construction Agreement" means the Funding and Construction Agreement, dated as of June 29, 1987 by and among IID and Chevron Geothermal Company of California, Del Ranch, L.P., SSPG (as successor-in-interest to Earth Energy, Inc. and Desert Power Company), Elmore, L.P., GEO East Mesa Limited Partnership, Heber Geothermal Company, Imperial Resources
Recovery Associates, L.P., Leathers, L.P., Ormesa Geothermal, Ormesa Geothermal II, Union Oil Company of California, Union Geothermal Division and Vulcan/BN Geothermal Power Company, as amended by Amendment No. 1, dated as of September 1, 1987, Amendment No. 2, dated October 1, 1988, Amendment No. 3, dated as of April 1, 1989 and Amendment No. 4, dated as of March 26, 1991, as the same may be supplemented, modified or amended from time to time.

General LOC Debt Account.

The term "General LOC Debt Account" has the meaning set forth in
Section 3.3(a) hereof.

General Partner.

The term "General Partner" means Salton Sea Power Company, a wholly-owned subsidiary of Magma, in its capacity as general partner of each Borrower, or Salton Sea Power Company's successors and permitted assigns, and any other Person in its capacity as general partner of Borrowers.

Geothermal Sales Contracts.

The term "Geothermal Sales Contracts" means collectively, (i) the Geothermal Sales Contract for Salton Sea Units 1 and 2, dated September 6, 1988 between SSPG (as successor-in-interest to Earth Energy, Inc.) and Union Oil Company of California, Union Geothermal Division and (ii) the Geothermal Sales Contract for Salton Sea Unit 3, dated June 1, 1989 between SSPG (as successor-in-interest to Desert Power Company) and SSBP (as successor-in-interest to Union Oil Company of California, Union Geothermal Division), as each may be supplemented, modified or amended from time to time.

Good Faith Contest.

The term "Good Faith Contest" means the contest of an item if the item is diligently contested in good faith by appropriate proceedings timely instituted and (i) adequate cash reserves or bonds, if reasonably determined by Lead Agent to be necessary, in an amount reasonably satisfactory to Lead Agent are established with respect to the contested item, (ii) during the period of such contest, the enforcement of any contested item is effectively stayed and (iii) such contest does not involve any material risk of the sale, forfeiture or loss of any of the collateral covered by the Security Documents (other than the cash reserved pursuant to clause (i) above).

Governmental Approvals.

The term "Governmental Approvals" means all authorizations, consents, approvals, waivers, exemptions, variances, registrations, leases, certifications, franchises, permissions, permits and licenses of, and rulings by any Governmental
Authority (in each case pertaining to the Project).

Governmental Authority.

The term "Governmental Authority" means the government of any nation or state or federal, state, municipal or other political subdivision in which the Properties or the Facilities are located, and any other government or political subdivision thereof exercising jurisdiction over the Project, the Facilities (including leasing, ownership, construction, operation or maintenance thereof), Borrowers, or any other party to any of the Project Documents or other Loan Instruments, including all agencies, courts and instrumentalities of such governments and political subdivisions exercising executive, legislative, judicial, regulatory or administrative functions.

Governmental Requirements.

The term "Governmental Requirements" means all Governmental Approvals and Laws (including, without limitation, those with respect to zoning, variance, subdivision and non-conforming uses), all as presently in effect and as the same may hereafter be issued, promulgated or amended from time to time, applicable to the Properties, the Facilities (including, without limitation, leasing, ownership, operation or maintenance thereof), Borrowers, or, with respect to any other party to any of the Project
Documents or Loan Instruments, applicable to such party's ability to perform its respective obligations under such document or instrument.

Gross Revenues.

The term "Gross Revenues" means, for any period, Borrowers' revenues or income calculated in accordance with generally accepted United States accounting principles, and recognized pursuant to the terms of the Project Documents or otherwise, including, without limitation, revenues from the sale of electrical capacity and energy, and including (a) interest and other income earned on amounts in the Project Account, the New Well Reserve Account and the Pre-Funded Well Account and (b) interest and other income earned on any amount in the Debt
Service Reserve Account and withdrawn therefrom for deposit in the Project Account.

Ground Leases.

The term "Ground Leases" means collectively, (i) the Ground Lease, dated November 24, 1993 by and between IID, as landlord, and Borrowers, as tenant, and (ii) the Ground Lease, dated March 31, 1993 by and between Magma Land Company I, as landlord, and Borrowers, as tenant, as each may be supplemented, modified or amended from time to time.

Hazardous Material.

The term "Hazardous Material" has the meaning set forth in
Section 5.25 hereof.

IID.

The term "IID" means Imperial Irrigation District, an irrigation district organized under the Water Code of the State of California.

IID Consent.

The term "IID Consent" means the Consent to Assignment of Agreement by IID in form and substance satisfactory to Lead Agent, as the same may be supplemented or amended from time to time.

Independent Engineer.

The term "Independent Engineer" means R.W. Beck and Associates, or another nationally recognized engineering firm appointed as independent engineer by Lead Agent and reasonably satisfactory to Borrowers.

Initial Advance.

The term "Initial Advance" means the initial Advance of the Term
Loan or the initial issuance of any Letters of Credit on the Closing Date made pursuant to the terms of this Agreement.

Insufficiency.

The term "Insufficiency" means, with respect to any employee benefit plan, the amount, if any, by which the present value of the vested and non-vested benefits under such plan (determined as of the latest actuarial valuation date for such plan and determined in accordance with the same assumptions and methods as used in the most recent actuarial valuation for such plan) exceed the fair market value of the assets of such plan allocable to such benefits.

Insurance Advisor.

The term "Insurance Advisor" means Gale, Smith & Co., Inc., or another nationally recognized insurance advisory firm appointed as insurance advisor by Lead Agent and reasonably satisfactory to Borrowers.

Insurance Policies.

The term "Insurance Policies" means the insurance policies specified in Schedule 6.16 hereto that are approved by Insurance
Advisor and acceptable to Lead Agent.

Interest Coverage.

The term "Interest Coverage" means, for any period, EBIDAT divided by Interest Expenses.

Interest Expenses.

The term "Interest Expenses" means, without duplication, for any period, all GAAP interest expenses of any Person and its Subsidiaries on a consolidated basis with respect to all interest, fees and costs payable with respect to such Person's consolidated debt.

Interest Payment Date.

The term "Interest Payment Date" means, (a) with respect to interest (accruing at any Interest Rate) on any Loan, each Quarterly Date, and (b) with respect to interest on any Loan based on LIBOR or a CD Rate, the final date of each Interest Period using LIBOR or a CD Rate.

Interest Period.

The term "Interest Period" means, in the first instance, the period commencing on and including the date of a Loan and, in the case of each subsequent Loan, each successive Interest Period applicable to such Loan, commencing on the last day of the immediately preceding Interest Period, and (subject to Sections 2.6(a)(i)(A) and (B) hereof) ending, (a) in the case of an Interest Period based on LIBOR, on the same date in the first
(1st), second (2nd), third (3rd) and sixth (6th) calendar month thereafter, and (b) in the case of an Interest Period based on the CD Rate, thirty (30), sixty (60), ninety (90) or one hundred eighty
(180) days thereafter, and (c) in the case of an Interest Period based on Base Rate, on the next following Banking Day, in each case counting the first but not the last day of each such Interest Period.

Interest Rate.

The term "Interest Rate" means a rate of interest per annum on Loans outstanding at the commencement of the relevant Interest
Period, equal to:

(a)  LIBOR for such Interest Period plus the applicable LIBOR
Margin;

(b)  the CD Rate for such Interest Period plus the applicable CD
Rate Margin; or

(c)  the Base Rate for such Interest Period plus the applicable
Base Rate Margin.

Investment Indemnity Agreement.

The term "Investment Indemnity Agreement" means the Indemnity
Agreement dated as of the date hereof from Magma in favor of Lead
Agent (on behalf of the Secured Parties), with respect to perfection of Permitted Investments.

Issuance Agreements. The term "Issuance Agreements" means, collectively, each CP Dealer Agreement, the Depositary Agreement and each MTN Distribution Agreement.

Issuing Bank.

The term "Issuing Bank" means the party named as Issuing Bank in the preamble of this Agreement and any other financial institution acting as an Issuing Bank pursuant to Sections 3.4(a) or 3.11(d) hereof.

Issuing Bank's Account.

The term "Issuing Bank's Account" shall have the meaning set forth in the Depositary Agreement.

Joint Funding Agreement.

The term "Joint Funding Agreement" means the Joint Funding Agreement, dated as of June 29, 1987 by and among Chevron Geothermal Company of California, SSPG (as successor-in-interest to Desert Power Company and Earth Energy, Inc.), GEO East Mesa No. 2, Inc., GEO East Mesa No. 3, Inc., Heber Geothermal Company, Magma, Ormesa Geothermal, Ormesa Geothermal II, Union Oil Company of California, Union Geothermal Division and Vulcan/BN Geothermal Power Company, as the same may be supplemented, modified or amended from time to time.

L/C Margin Fee.

The term "L/C Margin Fee" means the fee to be paid to Lead Agent by Borrowers pursuant to Section 2.6(c)(ii) hereof.

Law.

The term "Law" means any constitution, treaty, law, statute, code, ordinance, decree, regulation, order, writ, rule, judicial or arbitral decision, and any voluntary restraint, policy or guideline not having the force of law, with which the party referred to in the context in which the term is used must reasonably comply, or any of the provisions of the foregoing that are binding on or affect such party, all as presently in effect and as the same may hereafter be issued, promulgated or amended from time to time.

L/C Fees.

The term "L/C Fees" means the fees to be paid by Borrowers pursuant to Section 2.6(c) hereof (consisting of the Fronting Fee and the L/C Margin Fee).

Lead Agent.

The term "Lead Agent" means the party named Lead Agent in the preamble of this Agreement, or any successor Lead Agent selected pursuant to Section 8.7 hereof, acting as Lead Agent for Lenders and Issuing Bank hereunder.

Lender.

The term "Lender" means (i) with respect to the Term Loans and the Letters of Credit, each Lender named in the preamble of this Agreement and any Purchasing Lender and (ii) with respect to the Working Capital Loans, the Working Capital Lenders.

Letter of Credit Participation.

The term "Letter of Credit Participation" means the participation of a Lender in each of the Letters of Credit pursuant to Section 3.1(a) hereof, each Lender (including Issuing Bank) being deemed to have a participation in each of the Letters of Credit in the amount of its Proportionate Share of the Term Loan Facility.

Letters of Credit.

The term "Letters of Credit" means each direct-pay letter of credit issued by Issuing Bank for the account of Borrowers supporting payment obligations under the LOC Debt, including, without limitation, any CPN Letters of Credit and any letter of credit to be issued by Issuing Bank for the account of Borrowers in connection with the Medium Term Notes, each such letter of credit to be in form and substance reasonably satisfactory to Issuing Bank and Lead Agent, as any such letter of credit may be amended, supplemented or extended in accordance with its terms. Unless the context requires otherwise, each reference to Letters of Credit in any Loan Instrument shall be deemed to be a reference to the Letters of Credit issued and outstanding at such time.

LIBOR.

The term "LIBOR" means, for each Interest Period, for each Loan (or, where the context so requires, the aggregate of the Loans then outstanding), the per annum rate of interest at which dollar deposits in such amount are, or would be, offered for such Interest Period in the London interbank market at 11 a.m. (London time) two (2) Banking Days prior to the commencement of such Interest Period, by the Reference Banks to prime banks (and if any Reference Bank does not timely furnish such information for determination of the Interest Rate based on LIBOR, Lead Agent shall determine such rate on the basis of information timely furnished by the other Reference Bank(s)), and in case of variations in rates, the highest rate as between the Reference Banks, and adjusted for applicable reserve costs actually incurred by Lenders pursuant to regulations issued from time to time by the Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable Law) with respect to Eurocurrency funding or liabilities.

LIBOR Margin

The term "LIBOR Margin" means:

(a) With respect to the Term Loan, one hundred twenty-five basis points (1.25%); and

(b) With respect to the Working Capital Loan, one hundred twenty-five basis points (1.25%).

Lien.

The term "Lien" means any security interest, deed of trust, mortgage, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other retention agreement, any lease having substantially the same effect as any of the foregoing, and any filing of any financing statement under the Uniform
Commercial Code or comparable law of any jurisdiction).

Limited Partners.

The term "Limited Partners" means (i) SSBP, in its capacity as limited partner of SSPG, and (ii) Magma, in its capacity as limited partner of SSBP, in each case, including any of its successors and permitted assigns and any other limited partner properly admitted into SSPG or SSBP, or any of their successors and permitted assigns.

Loan.

The term "Loan" means any of the Term Loan or Working Capital Loan.

Loan Instruments.

The term "Loan Instruments" means (a) this Agreement, the Security Documents, Notes, Letters of Credit, Fee Letter Agreement, Reserve Account Guaranty, the Environmental Indemnity Agreement, the Investment Indemnity Agreement, the Sinclair Indemnity Agreement, Commercial Paper Notes, Medium Term Notes, Issuance Agreements, any Swap Agreement in effect from time to time, and (b) such other instruments evidencing, securing or pertaining to all or any part of the Total Commitment, as shall from time to time be executed and delivered to any of the Secured Parties by Borrowers, or any other party, pursuant to or as contemplated by this Agreement.

LOC Debt.

The term "LOC Debt" means Commercial Paper Notes and Medium Term Notes (a) with a maturity date not later than the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable, (b) the proceeds of which are used to repay a corresponding principal amount of the Term Loan and (c) that are supported by Letters of Credit.

LOC Disbursement.

The term "LOC Disbursement" means any payment made by the Issuing
Bank pursuant to a drawing under a Letter of Credit.

Magma.

The term "Magma" means Magma Power Company, a Nevada corporation.

Magma Consents.

The term "Magma Consents" means each Consent to Assignment of Agreement by Magma in form and substance satisfactory to Lead
Agent, as the same may be supplemented or amended from time to time.

Magma Land Company I Consent.

The term "Magma Land Company I Consent" means the Consent to Assignment of Agreement by Magma Land Company I dated as of the date hereof in form and substance satisfactory to Lead Agent, as the same may be supplemented or amended from time to time.

Majority Lenders.

The term "Majority Lenders" means those Lenders that have advanced or have committed to advance in the aggregate fifty-one percent (51%) or more of the total amount (reflecting the aggregate principal amount of Loans outstanding and the aggregate face amount of issued and Outstanding Letters of Credit) of the Total Commitment.

Material Adverse Effect.

The term "Material Adverse Effect" means a material adverse effect on (a) the condition (financial or otherwise), business, operations or prospects of the Project (taken as a whole) or Borrowers, (b) the ability of either of Borrowers to observe and perform its obligations under this Agreement, the Loan
Instruments or any other Material Project Documents to which it is a party, (c) the rights or interests of the Lenders which could prevent the Lenders from realizing in any material respect the benefits of the Loan Instruments or (d) any material part of the security interests or Collateral provided to Lead Agent for the benefit of the Secured Parties under the Security Documents.

Material Project Documents.

The term "Material Project Documents" means collectively each of the Project Documents (other than Permitted Contracts and any non-material consent and any non-material agreement within the ambit of items (p) and (q) respectively of the definition of Project
Documents).

Maturity Event.

The term "Maturity Event" means a date on which any LOC Debt outstanding is scheduled to mature.

Medium Term Notes.

The term "Medium Term Notes" means the interest bearing medium term notes of Borrowers issued in lieu of Advances of portions of the Term Loan pursuant to the terms and conditions of this Agreement. Medium Term Notes shall constitute LOC Debt of Borrowers and shall have terms ending not earlier than 270 days from the date of issuance and not later than the Tranche A
Maturity Date or the Tranche B Maturity Date, as applicable.
Medium Term Notes shall not be issued in lieu of Working Capital
Loan Advances.

Moody's.

The term "Moody's" means Moody's Investors Service, Inc., a Delaware corporation, and its successors and assigns and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to (other than with respect to Permitted Investments) any other nationally recognized statistical rating organization designated by Borrowers.

MTN Dealer.

The term "MTN Dealer" means any Person appointed as an MTN Dealer in an MTN Distribution Agreement with the prior written consent of Lead Agent, which consent shall not be unreasonably withheld.

MTN Distribution Agreement.

The term "MTN Distribution Agreement" means each Medium-Term Note
Distribution Agreement between Borrowers and an MTN Dealer, in form and substance reasonably satisfactory to Lead Agent.

Multiemployer Plan.

The term "Multiemployer Plan" means a plan described in Section
4001(a)(3) of ERISA.

Net Income.

The term "Net Income" means, for any period, the net income (or loss) of any Person and its Subsidiaries on a consolidated basis after provision for or benefit from income and franchise taxes determined in accordance with GAAP, but excluding: (a) the income (or loss) of any entity (other than Subsidiaries of such Person) in which such Person or any of its Subsidiaries has an ownership interest unless received by such Person or its Subsidiary in a cash distribution; and (b) the income (or loss) of any entity accrued prior to the date it became a Subsidiary of such Person or is merged into or consolidated with such Person or that entity's assets are acquired by such Person or any of its Subsidiaries.

Net Revenues.

The term "Net Revenues" means with respect to the Facilities, for any period, Gross Revenues for such period, less Operating Costs for such period.

New Well Reserve Account.

The term "New Well Reserve Account" has the meaning provided in
Section 6.1(e) hereof.

Notes.

The term "Notes" means the (a) Secured Notes and (b) Working
Capital Note.

Notice of LOC Debt Issuance.

The term "Notice of LOC Debt Issuance" means the notice to be given by Borrowers to Lead Agent in respect of each proposed issuance of LOC Debt pursuant to Section 3.2 hereof, in form and substance reasonably satisfactory to Lead Agent.

Notice of Security Interest.

The term "Notice of Security Interest" has the meaning assigned to that term in Section 3(b)(ii) of the Security Agreement.

Notional Amount.

The term "Notional Amount" means the amount underlying the transactions contemplated in the Swap Agreement, upon which the calculation of swap payments is based.

O&M Agreement.

The term "O&M Agreement" means the Amended and Restated Operating and Maintenance Agreement dated as of February 23, 1994 by and among Borrowers and Operator, as the same may be supplemented, amended or replaced from time to time.

Obligations.

The term "Obligations" means all of Borrowers' obligations under the Loan Instruments, including, without limitation, all Obligations (as defined in the Security Agreement and the Deed of Trust).

Operating Costs.

The term "Operating Costs" means, for any period, the amounts expensed by Borrowers with respect to such period, for operation and maintenance of the Facilities and calculated in accordance with generally accepted United States accounting principles (but excluding income taxes and non-cash items such as depreciation and amortization), including, without limitation, premiums for Insurance Policies, principal and interest payment obligations for the Working Capital Loan, utilities, payments under the O&M Agreement, Easement Grant Deed, the Service Agreement and the Ground Leases, property, real estate, sales and excise taxes, general and administrative expenses, and service fees to Service Provider and capital expenditures necessary to maintain the Facilities.

Operator.

The term "Operator" means Magma Operating Company, and its successors and permitted assigns, as operator pursuant to the O&M
Agreement.

Operator Consent.

The term "Operator Consent" means the Consent to Assignment of Agreement by Operator in form and substance satisfactory to Lead
Agent, as the same may be supplemented or amended from time to time.

Outstanding.

The term "Outstanding" means (a) when used with respect to LOC Debt, the aggregate amount of all LOC Debt issued and authenticated pursuant to the Depositary Agreement, less the LOC Debt that has been paid in full or for the payment of which funds equal to the Face Amount thereof are on deposit in the Special LOC Debt Account, (b) when used with respect to Reimbursement Obligations, the aggregate amount of all Reimbursement
Obligations which became owing and have not been paid in full by Borrowers or for which a Loan has not been made, and (c) when used with respect to Loans, the aggregate principal amount of the Loans less principal amounts repaid or prepaid by Borrowers.

Participant.

The term "Participant" has the meaning set forth in Section 9.2(b) hereof.

Partners.

The term "Partners" means, collectively, General Partner and Limited Partners.

Partnership Agreements.

The term "Partnership Agreements" means collectively, (i) the Limited Partnership Agreement of SSBP, dated as of March 31, 1993 by and among Magma and General Partner and (ii) the Limited Partnership Agreement of SSPG, dated as of March 31, 1993 by and among SSBP and General Partner, as each may be supplemented, modified or amended from time to time.

Payment Notice.

The term "Payment Notice" has the meaning set forth in Section
3.7(a) hereof.

Payment Period.

The term "Payment Period" means each successive period occurring between the Closing Date and the Tranche A Maturity Date or Tranche B Maturity Date, as applicable; the first such period shall begin on the Closing Date and terminate on the day immediately preceding the first Term Loan Repayment Date and each succeeding such period shall begin on a Term Loan Repayment Date and terminate on the day immediately prior to the next succeeding Term Loan Repayment Date or the Tranche A Maturity Date or
Tranche B Maturity Date, as applicable, in the case of the last
Payment Period.

PBGC.

The term "PBGC" means the Pension Benefit Guaranty Corporation, or any entity succeeding to any or all of its functions under ERISA.

Permitted Contract.

The term "Permitted Contract" means any agreement of Borrowers with respect to the Project entered into after the Closing Date in the ordinary course of business of Borrowers (including the term of such agreement).

Permitted Investments.

The term "Permitted Investments" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than 270 days from the date of creation thereof and as at any date of determination rated "A-1"/"P-1" or better by Standard & Poor's Corporation and Moody's, (c) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, each having as at any date of determination combined capital and surplus of not less than $250,000,000; provided, that with respect to the credit ratings specified above, if neither Moody's nor Standard & Poor's Corporation is in the business of rating the relevant Permitted Investment, such Permitted Investment shall have received a rating equivalent to that specified above for such Permitted Investment by another nationally recognized credit rating agency of similar standing.

Permitted Liens.

The term "Permitted Liens" means the Liens permitted to be incurred by Borrowers pursuant to Section 6.13 hereof.

Person.

The term "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

Plant Connection Agreements.

The term "Plant Connection Agreements" means collectively, (i) the Plant Connection Agreement for the Earth Energy Unit No. 2, dated October 3, 1989 between IID and SSPG (as successor-in-interest to Earth Energy, Inc.) and (ii) the Plant Connection Agreement for the Desert Power Company Unit No. 3, dated August 2, 1988 between IID and SSPG (as successor-in-interest to Desert Power Company), as each may be supplemented, modified or amended from time to time.

Pledge Agreements.

The term "Pledge Agreements" means collectively, (i) the General Partner Pledge Agreement, dated as of the date hereof, between the General Partner of SSPG and Lead Agent, (ii) the General Partner Pledge Agreement, dated as of the date hereof, between the General Partner of SSBP and Lead Agent, (iii) the Limited Partner Pledge Agreement, dated as of the date hereof, between Magma and Lead Agent and (iv) the Limited Partner Pledge
Agreement, dated as of the date hereof, between SSBP and Lead Agent, as each may be supplemented, modified or amended from time to time.

Power Purchase Agreements.

The term "Power Purchase Agreements" means collectively, the (i) The Contract for the Purchase and Sale of Electric Power from the Salton Sea Geothermal Generating Facility, dated May 8, 1987 between SCE and SSPG (as successor-in-interest to Earth Energy, Inc.) and Amendment No. 1 thereto, dated March 30, 1993, (ii) The Power Purchase Contract, dated April 16, 1985 between SCE and SSPG (as successor-in-interest to Earth Energy, Inc.) and
Amendment No. 1 thereto, dated December 18, 1987, and (iii) The Power Purchase Contract, dated April 16, 1985 between SCE and SSPG (as successor-in-interest to Union Oil Company of
California, Union Geothermal Division and Desert Power Company), as each may be supplemented or amended from time to time.

Pre-Funded Well Account.

The term "Pre-Funded Well Account" means a new well account established for a new injection well for the Unit 1 Facility and the Unit 2 Facility which account shall be funded with $3,400,000 on the Closing Date.

Pro Forma.

The term "Pro Forma" means the pro forma delivered on the Closing
Date substantially in the form of Exhibit 5.14 hereto and satisfying the provisions of Section 6.8(g) hereof, prepared by Borrowers, as the same shall be updated in accordance with
Section 6.8(g) hereof.

Project.

The term "Project" means, collectively, each of the Facilities, Properties, and all rights thereunder with respect to the financing, operation and management of each of the Facilities and the Properties.

Project Account.

The term "Project Account" has the meaning set forth in Section
6.1(b) hereof.

Project Documents.

The term "Project Documents" means all of the following, including all exhibits, schedules and attachments thereto, as any of them may be supplemented or amended from time to time:

(a)  Partnership Agreements;

(b)  Power Purchase Agreements;

(c)  O&M Agreement;

(d)  Transmission Services Agreements;

(e)  Consents;

(f)  Funding and Construction Agreement;

(g)  Easement Grant Deed;

(h)  Plant Connection Agreements;

(i)  Joint Funding Agreement;

(j)  Ground Leases;

(k)  Geothermal Sales Contracts;

(l)  Service Agreement;

(m)  Waste Disposal Agreement;

(n)  Technology Transfer Agreement;

(o)  Funding Agreement;

(p) The consent of each party (other than Borrowers) to each of the above Project Documents (other than the Consents), where applicable, to the assignment thereof by Borrowers to Lead Agent for the account of Secured Parties; and

(q) Any other agreement executed by (or on behalf of) Borrowers in connection with the Project or any of the Project Documents.

Properties.

The term "Properties" means the right, title and interest of Borrowers under the Easement Grant Deed and the Ground Leases, and all tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances relating thereto, along with all other property, rights and interests constituting the Trust Property as defined and used in the Deed of Trust.

Proportionate Share.

The term "Proportionate Share" means, with respect to each Lender, as applicable, the percentage set forth opposite such Lender's name on Schedule 2.1 hereto under the captions (i) "Proportionate Share of Term Loan Facility", (ii) "Proportionate Share of Working Capital Facility", (iii) "Proportionate Share of the Total Commitment", or in the Commitment Transfer Supplement to which such Lender is a party, as the case may be.

PUC.

The term "PUC" means The Public Utilities Commission of the State of California.

PUHCA.

The term "PUHCA" means the Public Utility Holding Company Act of
1935, as amended from time to time, and all rules and regulations promulgated thereunder.

Purchasing Lender.

The term "Purchasing Lender" has the meaning specified in Section
9.2(a) hereof.

PURPA.

The term "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended from time to time, and all rules and regulations adopted thereunder.

QF

The term "QF" means a qualifying small power production facility under PURPA.

QF Certificate.

The term "QF Certificate" means (i) the filing of a Notice of Qualifying Small Power Production Facility status in Docket No. QF 87-51-00, dated June 30, 1987, and the filing of a Notice of Qualifying Small Power Production Facility status in Docket No. QF 87-511-003, dated February 25, 1994, in each case for the Unit 1 Facility, (ii) the filing of a Notice of Qualifying Small Power Production Facility status in Docket No. QF 89-297-000, dated April 21, 1989, and the filing of a Notice of Qualifying Small Power Production Facility status in Docket No. QF 89-297-002, dated February 25, 1994, in each case of the Unit 2 Facility, and (iii) the filing of a Notice of Qualifying Small Power Production Facility status in Docket No. QF 86-1043-000, dated September 3, 1986, and the filing of a Notice of Qualifying Small Power Production Facility status in Docket No. QF 86-1043-002, dated February 25, 1994, in each case for the Unit 3 Facility.

Quarterly Date

The term "Quarterly Date" means the fifteenth (15th) day of each March, June, September and December during the term of this Agreement.

Reference Banks.

The term "Reference Banks" means the Lead Agent and the Co-Agent.

Reimbursement Obligations.

The term "Reimbursement Obligations" has the meaning set forth in
Section 3.6 hereof.

Request for Working Capital.

The term "Request for Working Capital" means a written request to Lead Agent to draw funds under the Working Capital Facility, substantially in the form of Exhibit 2.5(a) hereto.

Reserve Account Guaranty.

The term "Reserve Account Guaranty" means a financial guaranty issued by Magma (or another party reasonably satisfactory to Majority Lenders) in favor of Lead Agent for the benefit of the Secured Parties pursuant to Section 6.1(g) in form and substance reasonably satisfactory to Majority Lenders.

Reserve Account Letter of Credit.

The term "Reserve Account Letter of Credit" means one or more unconditional and irrevocable letters of credit issued to Lead Agent for the benefit of the Lenders pursuant to Section 6.1(g), such letters of credit to be in form and substance reasonably satisfactory to Majority Lenders.

Reservoir Consultant.

The term "Reservoir Consultant" means GeothermEx, Inc., or another nationally recognized consultant appointed as reservoir consultant by Lead Agent and reasonably satisfactory to Borrowers.

Resource Easement Rights Properties.

The term "Resource Easement Rights Properties" means the Resource
Easement Rights Properties as defined in the Easement Grant Deed.

Salton Sea-CS Payment Account

The term "Salton Sea-CS Payment Account" has the meaning provided in Section 6.1(a) hereof.

SCE.

The term "SCE" means Southern California Edison Company, a
California corporation (or its successors and permitted assigns).

SCE Consent.

The term "SCE Consent" means the Consent to Assignment of Agreements by SCE in form and substance satisfactory to Lead Agent, as the same may be supplemented or amended from time to time.

Secured Note.

The term "Secured Note" means the Tranche A Notes, the Tranche B Notes and any other secured notes from Borrowers to Lead Agent for the account of Lenders, dated the date of the Initial
Advance, evidencing the Term Loan, in the form of Exhibit
2.11(a)-1 or 2.11(a)-2 hereto, as such Secured Notes may from time to time be amended, modified or divided into various Secured Notes to evidence each Lender's Proportionate Share of such Secured Note.

Secured Parties.

The term "Secured Parties" means Lead Agent, the Issuing Bank, Working Capital Lenders and the Lenders (including any of the aforementioned, or any party secured pari passu with the aforementioned, in their capacities as counterparties or intermediaries to any Swap Agreement).

Security Agreement.

The term "Security Agreement" means the Assignment and Security
Agreement, dated as of the date hereof, between Borrowers and Lead Agent, for the benefit of the Secured Parties, as the same may be supplemented or amended from time to time.

Security Documents.

The term "Security Documents" means all of the following, as any of them may be supplemented or amended from time to time:

(a)  Deed of Trust;

(b)  Security Agreement;

(c)  Financing Statements;

(d)  Blocked Account Agreements;

(e)  Pledge Agreements;

(f)  Notice of Security Interest;

(g)  The Environmental Indemnity Agreement;

(h)  The Sinclair Indemnity Agreement;

(i)  The Investment Indemnity Agreement;

(j) The Consents and consents to assignment listed in the definition of Project Documents as item (p);

(k)  The collateral assignments of each Material Project
Document; and

(l) Any other agreement executed in connection with the security interests granted hereunder or under the other Loan Instruments or to secure the Loans or any obligations under the Loan
Instruments.

Semi-Annual Date.

The term "Semi-Annual Date" means September 15, 1994 and the fifteenth (15th) day of each March and September thereafter.

Service Agreement.

The term "Service Agreement" means the Amended and Restated
Administrative Services Agreement, dated as of February 23, 1994 by and among Magma, SSPG and SSBP, as the same may be supplemented, modified or amended from time to time.

Service Provider.

The term "Service Provider" means Magma or its successors and permitted assigns, as provider of services pursuant to the Service Agreement.

Sinclair Indemnity Agreement.

The term "Sinclair Indemnity Agreement" means the Indemnity
Agreement dated as of the date hereof from Magma in favor of Lead
Agent (on behalf of the Secured Parties), in substantially the form of Exhibit 4.1(bb).

Special LOC Debt Account.

The term "Special LOC Debt Account" has the meaning set forth in
Section 3.3(b) hereof.

Subsidiary.

The term "Subsidiary" means, with respect to any Person, any corporation (whether now existing or hereafter organized) at least a majority of the securities of which having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person or one or more Subsidiaries of such Person or any combination thereof.

Swap Agreement.

The term "Swap Agreement" means an interest rate hedge agreement in form and substance satisfactory to Credit Suisse and otherwise on terms and conditions which are reasonably consistent with standard interest rate swap agreements at the time such agreement is made.

Taxes.

The term "Taxes" means any and all present or future income, stamp, transfer, turnover and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and any and all interest, penalties, claims or other liabilities arising under or relating thereto, including those on any of the Secured Parties or on payments to be made to or received by any of them from Borrowers.

Technology Transfer Agreement.

The term "Technology Transfer Agreement" means the Technology
Transfer Agreement, dated as March 31, 1993 by and among Magma,
SSPG and SSBP, as it may be supplemented, modified or amended from time to time.

Term Loan.

The term "Term Loan" means the Tranche A Term Loan and/or the
Tranche B Term Loan, as applicable.

Term Loan Commitment.

The term "Term Loan Commitment" means the sum of the Tranche A Term Loan Commitment plus the Tranche B Term Loan Commitment.

Term Loan Facility.

The term "Term Loan Facility" means the sum of (a) the maximum amount of the Term Loan Commitment then in effect and (b) the face amount of the Letters of Credit, the foregoing sum of (a) and (b) to be in the maximum principal sum of One Hundred Thirty Million dollars ($130,000,000).

Term Loan Repayment Date.
The term "Term Loan Repayment Date" means the Tranche A Repayment
Date or the Tranche B Repayment Date, as applicable.

Title Company.

The term "Title Company" means, collectively, the title companies set forth on Schedule 4.1(l) hereto, or any successors thereto, whether as co-insurers, reinsurers or otherwise as approved by Lead Agent.

Title Insurance.

The term "Title Insurance" means a title insurance policy conforming to the requirements of Section 4.1(l) hereof and in the form of Schedule 4.1(l) hereof.

Total Commitment.

The term "Total Commitment" means the sum of the Term Loan
Facility plus the Working Capital Facility.

Tranche A Maturity Date.

The term "Tranche A Maturity Date" means March 15, 2000.

Tranche A Notes.

The term "Tranche A Notes" means the Secured Notes referred to in
Section 2.11(i) of the Credit Agreement.

Tranche A Repayment Date.

The term "Tranche A Repayment Date" means the first date occurring on or after the Closing Date which is a Semi-Annual Date and each Semi-Annual Date thereafter, provided that if any such date is not a Banking Day, the relevant Tranche A Repayment Date shall be the next succeeding Banking Day.

Tranche A Term Loan.

The term "Tranche A Term Loan" means the aggregate of all amounts which will be outstanding pursuant to Section 2.1 hereof. Such amounts shall not include the face amount of any Letters of Credit.

Tranche A Term Loan Commitment.

The term "Tranche A Term Loan Commitment" means the commitment, subject to the terms and conditions contained herein, of each Lender to Borrowers to make such Lender's Proportionate Share of the Tranche A Term Loan up to but not exceeding the respective amounts set for each Lender in Schedule 2.1 hereto, as the same may be revised from time to time; or, where the context so requires, the aggregate commitment of all Lenders to make the Tranche A Term Loan and to maintain the Tranche A Term Loan up to the aggregate maximum principal sum of Thirty-Seven Million dollars ($37,000,000).

Tranche B Maturity Date.

The term "Tranche B Maturity Date" means January 31, 1999.

Tranche B Notes.

The term "Tranche B Notes" means the Secured Notes referred to in
Section 2.11(ii) of the Credit Agreement.

Tranche B Repayment Date.

The term "Tranche B Repayment Date" means the first date occurring on or after the Closing Date which is a Semi-Annual Date and each Semi-Annual Date thereafter, provided that if any such date is not a Banking Day, the relevant Tranche B Repayment Date shall be the next succeeding Banking Day.

Tranche B Term Loan.

The term "Tranche B Term Loan" means the aggregate of all amounts which will be outstanding pursuant to Section 2.2 hereof. Such amounts shall not include the face amount of any Letters of Credit.

Tranche B Term Loan Commitment

The term "Tranche B Term Loan Commitment" means the commitment, subject to the terms and conditions contained herein, of each Lender to Borrowers to make such Lender's Proportionate Share of the Tranche B Term Loan up to but not exceeding the respective amounts set forth for each Lender in Schedule 2.1 hereto, as the same may be revised from time to time; or, where the context so requires, the aggregate commitment of all Lenders to make the Tranche B Term Loan and to maintain the Tranche B Term Loan up to the aggregate maximum principal sum of Ninety-Three Million dollars ($93,000,000).

Transmission Service Agreements.

The term "Transmission Service Agreements" means collectively, (i) the Transmission Service Agreement for the Earth Energy Unit No. 2, dated as of October 3, 1989 between IID and SSPG (as successor-in-interest to Earth Energy, Inc.)and (ii) the
Transmission Service Agreement for the Desert Power Unit No. 3, dated as of August 2, 1988 between IID and SSPG (as successor-in-interest to Desert Power Company), as each may be supplemented, modified or amended from time to time.

Trustee.

The term "Trustee" has the meaning set forth in the Deed of Trust.

Unit 1 Facility.

The term "Unit 1 Facility" means the 10 megawatt (nameplate rating) geothermal plant in Imperial County, California owned by Borrowers, together with all appurtenant structures, equipment, piping, wiring, controls, interconnection facilities, transmission lines, and all additions and replacements thereto, for the purpose of supplying electric energy and capacity to SCE, pursuant to, and as more fully described in, the Project
Documents.

Unit 2 Facility.

The term "Unit 2 Facility" means the 20 megawatt (nameplate rating) geothermal plant in Imperial County, California owned by Borrowers, together with all appurtenant structures, equipment, piping, wiring, controls, interconnection facilities, transmission lines, and all additions and replacements thereto, for the purpose of supplying electric energy and capacity to SCE, pursuant to, and as more fully described in, the Project
Documents.

Unit 3 Facility.

The term "Unit 3 Facility" means the 49.8 megawatt (nameplate rating) geothermal plant in Imperial County, California owned by Borrowers, together with all appurtenant structures, equipment, piping, wiring, controls, interconnection facilities, transmission lines, and all additions and replacements thereto, for the purpose of supplying electric energy and capacity to SCE, pursuant to, and as more fully described in, the Project
Documents.

Waste Disposal Agreement.

The term "Waste Disposal Agreement" means the Amended and
Restated Waste Disposal Agreement, dated as of February 23, 1994 by and among Desert Valley, SSPG and SSBP, as the same may be supplemented, modified or amended from time to time.

Working Capital Facility.

The term "Working Capital Facility" means the maximum amount of the Working Capital Loan Commitment in the maximum principal sum of Five Million dollars ($5,000,000).

Working Capital Lenders.

The term "Working Capital Lenders" means, collectively, Credit
Suisse and The Fuji Bank, Limited and each of their successors and assigns.

Working Capital Loan.

The term "Working Capital Loan" means the aggregate of all Outstanding amounts advanced by Working Capital Lenders to Borrowers under this Agreement under the Working Capital Loan Commitment not to exceed at any one time, in the aggregate, the Working Capital Loan Commitment.

Working Capital Loan Advance.

The term "Working Capital Loan Advance" means a disbursement by Working Capital Lenders of funds pursuant to the Working Capital
Loan Commitment.

Working Capital Loan Commitment.

The term "Working Capital Loan Commitment" means the commitment, subject to each of the terms and conditions contained herein, of Working Capital Lenders to lend to Borrowers sums up to but not exceeding the respective amounts set forth for each such Working Capital Lender in Schedule 2.1 hereto, as the same may be revised from time to time or, where the context so requires, the aggregate Working Capital Commitments for both such Working Capital Lenders up to the aggregate maximum principal sum of Five Million dollars ($5,000,000).

Working Capital Loan Repayment Date.

The term "Working Capital Loan Repayment Date" means February 27,
1995, unless such date is extended hereunder in accordance with
Section 2.3.

Working Capital Note.

The term "Working Capital Note" means the secured promissory note from Borrowers to Lead Agent for the account of Working Capital Lenders, dated the date of the Initial Advance, evidencing the Working Capital Loan, in the form of Exhibit 2.11(a)-3 hereto, as such may from time to time be amended, modified or divided into various Working Capital Notes to evidence each such Working Capital Lender's Proportionate Share of such Working Capital Note.



ARTICLE 2 - COMMITMENTS, PAYMENT AND RELATED TERMS

2.1  Tranche A Term Loan Commitment.

Subject to the terms and conditions of this Agreement, each Lender severally commits for its own account to make Advances up to but not exceeding such Lender's Proportionate Share of the Tranche A Term Loan Commitment as in effect from time to time, to or for the account of Borrowers. Subject to the terms and conditions of this Agreement, Issuing Bank commits to issue, and maintain participation and funding commitments under, the Letters of Credit to or for the account of Borrowers up to the Tranche A Term Loan Commitment. The Tranche A Term Loan Commitment made under this Section 2.1 shall (unless earlier terminated in accordance with the terms hereof) terminate on the Tranche A Maturity Date.

2.2  Tranche B Term Loan Commitment.

Subject to the terms and conditions of this Agreement, each Lender severally commits for its own account to make Advances up to but not exceeding such Lender's Proportionate Share of the Tranche B Term Loan Commitment, as in effect from time to time, to or for the account of Borrowers up to the Tranche B Term Loan Commitment. Subject to the terms and conditions of this Agreement, Issuing Bank commits to issue, and maintain participation and funding commitments under, the Letters of Credit to or for the account of Borrowers up to the Tranche B Term Loan Commitment. The Tranche B Term Loan Commitments made under this
Section 2.2 shall (unless earlier terminated in accordance with the terms hereof) terminate on the Tranche B Maturity Date.

2.3  Working Capital Loan Commitment.

Subject to the terms and conditions of this Agreement, each of the Working Capital Lenders severally commits for its own account to make Working Capital Loan Advances up to but not exceeding such Working Capital Lender's Proportionate Share of the Working Capital Loan Commitment as in effect from time to time, to or for the account of Borrowers. The Commitment made under this Section 2.3 shall terminate (unless earlier terminated or extended in accordance with the terms hereof) on the Working Capital Loan Repayment Date; provided that unless previously terminated, the term of the Working Capital Facility shall with the prior written consent of the Working Capital Lenders, be renewable for additional periods of 364 days from each anniversary of the Closing Date but in no event beyond the Final Maturity Date. To so renew the Working Capital Facility, the Lead Agent shall, at least twenty
(20) days prior to any such anniversary, give written notice to Borrowers that the Working Capital Facility shall be extended beyond the day immediately preceding such anniversary.

2.4  Loans in Respect of Letters of

Credit Reimbursement Obligations.

Without limiting the obligations of Borrowers under Section 3.6 hereof, each Lender severally agrees that, during the period from and including the date of the Initial Advance to but excluding the Final Maturity Date, upon making any payment to Issuing Bank pursuant to Section 3.7 hereof in respect of any Outstanding Reimbursement Obligations arising from payments by Issuing Bank under the Letters of Credit and, if Borrowers have elected to continue such Reimbursement Obligations in the form of a Term Loan, such Lender shall, without any notice or other action on the part of Borrowers, automatically be deemed to have made a Term Loan to Borrowers in an amount equal to such Lender's payment to Issuing Bank pursuant to Section 3.7 hereof.

2.5  Procedure for Advances and

Working Capital Loan Advances.

(a) Requests for Working Capital Loan Advances. From time to time commencing on the Closing Date and concluding on the day immediately preceding the termination of the Working Capital Facility, Borrowers may submit a Request for Working Capital in the form attached hereto as Exhibit 2.5(a) to Lead Agent requesting a Working Capital Loan Advance for the payment of short term working capital needs of Borrowers. Each such Request for Working Capital shall be submitted to Lead Agent at least one (1) Banking Day (in the case of Working Capital Loans bearing interest at the Base Rate and three (3) Banking Days in the case of Working Capital Loans bearing interest at LIBOR or the CD Rate) prior to the day on which the Working Capital Loan Advance is desired, provided that, with respect to such Advances, the minimum amount of each Advance disbursed at any time shall be $250,000. Each Request for Working Capital shall be properly executed and shall constitute, unless such Request for Working Capital is withdrawn prior to the making of the Working Capital Loan Advance requested in such Request for Working Capital, a representation and warranty by Borrowers that, as of the date of the requested Working Capital Loan Advance, they will be in compliance, subject only to the reasonable satisfaction of Lead Agent, with all the conditions precedent to such Working Capital Loan Advance. Borrowers shall pay all reasonable fees, expenses, liabilities and losses incurred by each of the Working Capital Lenders as a consequence of any withdrawal of a Request for Working Capital.

(b) Disbursement of all Advances. Subject to the terms and conditions of this Agreement, Lead Agent shall make Advances available to Borrowers in immediately available funds not later than 5:00 p.m. (New York time) on the day in question for credit on such day to the Project Account. All sums advanced hereunder shall be disbursed under the Loan Instruments and shall be secured by the Security Documents.

2.6  Interest and Fees.

(a) Current Interest. (i) Borrowers shall select each Interest Period by giving written notice of such selection to Lead Agent by 1:00 p.m. (New York time) on the day of any such notice at least three (3) Banking Days before the first day of such Interest Period, in the case of an Interest Period using LIBOR or based on CD Rate, and by 1:00 p.m. (New York time) on the date of any such notice at least one (1) Banking Day before the first day of such Interest Period, in the case of an Interest Period based on the Base Rate; provided, however, that

(A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless, in the case of an Interest Period using LIBOR, such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day;

(B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall, subject to clause (D) below, end on the last Banking Day of a calendar month;

(C) no Interest Period for any Loan shall extend beyond the Final Maturity Date (or the Tranche B Maturity Date in the case of
Tranche B Term Loan);

(D) if any Interest Period chosen by Borrowers with respect to the Term Loan includes a Term Loan Repayment Date but such
Interest Period would not begin or end on such Term Loan
Repayment Date, then (1) the portion of the principal amount of the Term Loan to which such Interest Period applies which is required to be repaid on such Term Loan Repayment Date shall have an Interest Period ending on such Term Loan Repayment Date, and (2) the remainder (if any) of the outstanding principal amount of the Term Loan shall have an Interest Period determined as so selected by Borrowers; and

(E) at no time shall the outstanding principal amount of the Term Loan, in the aggregate, accrue interest pursuant to more than twelve (12) Interest Periods (each variation in time or in the basis upon which interest is calculated constituting an Interest Period).

(ii) The notice described in Section 2.6(a) hereof shall specify the Interest Rate and Interest Period (if the Interest Rate selected is based on LIBOR or the CD Rate) selected by Borrowers and the amount or amounts of each portion of a Loan (which shall be in the case of an Interest Rate based on LIBOR or the CD Rate, not less than (x) with respect to the Term Loan, $500,000 and in $100,000 increments and (y) with respect to Working Capital Loans, $250,000 and in $50,000 increments) that shall bear interest at such Interest Rate for such Interest Period provided, however, that Borrowers may not select an Interest Period using LIBOR or based on the CD Rate during the occurrence and continuance of any Event of Default hereunder. In the event Borrowers fail to provide such notice to Lead Agent within such time, the Interest Rate shall be, in the case of a new Loan and in the case of a previously outstanding Loan, the Base Rate plus the applicable Base Rate Margin.

iii) On each Interest Payment Date, Borrowers shall pay to Lead Agent for the account of Lenders interest in respect of each Interest Period on the daily unpaid principal amount of the Loans outstanding during such Interest Period in arrears at the rate per annum equal to the Interest Rates then in effect. Interest shall be computed on the basis of the actual number of days elapsed and
(i) a year of three hundred sixty (360) days for all Interest Rates other than the Base Rate, and (ii) a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as appropriate, for the Base Rate.

(b) Default Interest and L/C Fee. Borrowers shall pay, upon demand by Lead Agent, interest on any principal of or interest on any Loan, any unpaid Reimbursement Obligation or any other amount (including, without limitation, fees set forth in Section 2.6(d) hereof) payable under this Agreement or any other Loan Instrument which is not paid when due (whether by lapse of time, acceleration or otherwise), for each day that such amounts are overdue until payment in full thereof, at the rate per annum equal to the Default Interest Rate computed as described herein. In addition (and without duplication), upon the occurrence of an Event of Default, Borrowers shall pay, upon notice from Lead Agent to Borrowers given at the request of the Majority Lenders, interest on the Outstanding principal amount of the Loans (and shall pay fees on the amounts described in Section 2.6(c) hereof with respect to Letters of Credit) from and including the date of the Event of Default at the Default Interest Rate until maturity or until such Event of Default is remedied, whichever shall occur first (and as frequently as Lead Agent directs) (or, in the case of Letters of Credit, at the L/C Fee plus two percent (2%) per annum); provided that, in the case of Loans bearing interest at LIBOR or the CD Rate (in each case plus the applicable margin) upon the expiration of the Interest Period in effect at the time of the Event of Default, such Loans bearing interest at LIBOR or the CD Rate shall thereupon become Base Rate Loans at the Default Interest Rate. The foregoing amounts shall be computed on the basis (i) described in Section 2.6(a) hereof with respect to such interest and (ii) of the actual number of days elapsed and a year of three hundred sixty (360) days with respect to such fees. In addition to the payment of such interest (or, in the case of Letters of Credit, such fees), Borrowers shall pay to Lead Agent for the account of Lenders any funding and yield protection costs, as provided in Section 2.7 hereof, resulting from the failure of Borrowers to pay any amounts under this Agreement when due.

(c) L/C Fees. (i) Borrowers shall pay to Lead Agent, for the account of the Issuing Bank, a fronting fee with respect to Outstanding Letters of Credit on the average daily Amount
Supported with respect to the Outstanding Letters of Credit, at the rate of fifteen basis points (.15%) per annum (the "Fronting Fee"). The Fronting Fee shall be payable in arrears on each Quarterly Date. The Fronting Fee shall be computed on the basis of the actual number of days elapsed and a year of three hundred sixty
(360) days; and (ii) Borrowers shall pay to Lead Agent, for the pro rata account of the Lenders (based on each Lender's Proportionate Share of the Term Loan Commitment), a letter of credit fee at a rate equal to one hundred and twenty-five basis points (1.25%) per annum multiplied by the average daily Amount Supported of all outstanding Letters of Credit (the "L/C Margin Fee") computed on the basis of the actual number of days elapsed and a year of 360 days, and payable in arrears on each Quarterly Date;

(d)  Other Fees.  Borrowers shall also pay the following fees:

(i) Agency Fee. Borrowers shall pay to Lead Agent, for its own account, an annual agency fee of $60,000 (the "Agency Fee"), payable in advance on the Closing Date and on each anniversary of the Closing Date until all obligations are paid in full;
provided, however, the Agency Fee payable to Lead Agent on the sixth anniversary of the Closing Date shall be in an amount equal to $60,000 multiplied by a fraction, the numerator of which is the number of days from the sixth anniversary of the Closing Date to but not including the Tranche A Maturity Date and the denominator of which is 365; provided however, that in the event that Borrowers have not indefeasibly paid in full all of the Obligations on the Tranche A Maturity Date, then Borrowers shall immediately pay to Lead Agent for its own account an amount equal to (a) $60,000 less (b) the amount of the Agency Fee Borrowers paid to Lead Agent on the sixth anniversary of the Closing Date and thereafter, during the continuance of an Event of Default, Borrowers shall continue paying the full $60,000 Agency Fee on each subsequent anniversary of the Closing Date until such Obligations are indefeasibly paid in full.

(ii) Intermediation Fee. Borrowers shall pay to any Lender who is the intermediary and counterparty under any Swap Agreement, the fee to be paid to such intermediary and counterparty under any such Swap Agreement, which fee shall be paid at such time as interest payments are made under the Swap Agreement.

(iii) Closing Fee. Borrowers shall pay to Lead Agent on the Closing Date for the pro rata account of the Lenders who are Lenders on the Closing Date (based on each Lender's Proportionate share of the Total Commitment) a non-refundable closing fee in the amount of $1,687,500.00;

(iv) Working Capital Loan Commitment Fee. For purposes of this clause (v), the portion of the Working Capital Loan Commitment which is not advanced prior to the cancellation of the Working Capital Facility is referred to herein as the "Unadvanced Working Capital Loan Commitment". A Working Capital Loan Commitment Fee shall be paid on the Unadvanced Working Capital Loan Commitment (A) at the rate of thirty-seven and one-half basis points
(0.375%) per annum for the period from and including the Closing Date to but excluding the Working Capital Loan Repayment Date. The Working Capital Loan Commitment Fee shall be payable in arrears on each Quarterly Date. For periods commencing after the Closing Date and ending on or prior to the Working Capital Loan Repayment Date, the Working Capital Loan Commitment Fee shall be computed as of the date each payment thereof is due and payable on the basis of the average daily amount of the Unadvanced
Working Capital Loan Commitment from and including the immediately preceding date on which a payment of the Working Capital Loan Commitment Fee was due and payable to but excluding the date such payment is due and payable. In all such cases, the Working Capital Loan Commitment Fee shall be computed on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

(v) Standard Fees and Charges. Borrowers shall pay to Lead Agent for the account of the Issuing Bank and payable on demand of Lead Agent or the Issuing Bank, the Issuing Bank's standard fees and charges in respect of Letters of Credit, including, without limitation, fees for issuances and amendments thereof and drawings thereunder.

(e) Additional Fees. Borrowers shall pay when due to Credit Suisse such arrangement fees as shall have been agreed to separately pursuant to the Fee Letter Agreement, and any other fees expressly provided for herein and Borrowers' obligations with respect thereto shall be subject to and secured by all of the provisions of the Loan Instruments.

2.7  Funding and Yield Protection.

(a)  Taxes.

(i) Borrowers shall make all payments of all amounts payable hereunder and under the Notes net, free and clear of all Taxes, and shall reimburse each Secured Party, upon the written request of Lead Agent on behalf of such Secured Party (which request Lead Agent shall promptly make after receiving a written request from such Secured Party setting forth the basis for requesting such reimbursement), for the cost of any Taxes other than Taxes based on the gross or net income or capital of such Secured Party (including franchise taxes and other similar taxes) imposed on such Secured Party or on any payment under or with respect to any aspect of the Loans, Notes or Letters of Credit or the making, execution or enforcement thereof. From and after the Closing Date, upon request of and notification from Borrowers, each Secured Party shall provide to Borrowers all forms and documents appropriate under the circumstances that are required to establish that payments hereunder by Borrowers are exempt from withholding for or on account of Taxes. The forms to be provided by each Secured Party organized outside the United States shall include, if appropriate under the circumstances, Internal Revenue Service Form 4224 (if such Secured Party is acting through a branch or office in the United States) or Form 1001 (if such Secured Party is acting through a branch of office outside of the United States). Borrowers' obligation to reimburse Lenders as aforesaid shall not include any obligation to reimburse any Secured Party for penalties, fines, assessments or other costs and expenses which are incurred by such Secured Party due to such Secured Party's failure to provide the forms and documents described above.

(ii) If Borrowers are prohibited or prevented by Law or otherwise from making any such payment net, free and clear of any Taxes or from reimbursing any Secured Party for the cost of any such Taxes (as provided above), then the amount of such payment to be made by Borrowers shall be increased by such additional amount or amounts as may be necessary to ensure that each Secured Party shall receive a net amount which after payment of any Taxes imposed shall be equal to the amount each Secured Party would have received had no such imposition been made.

(iii) Borrowers shall provide evidence that all Taxes imposed on all payments under or with respect to any Loan, Loan Instrument or any related instrument that are due and payable by Borrowers shall have been paid in full to the appropriate authorities by delivery of official receipts or notarized copies thereof to Lead Agent within thirty (30) days after payment thereof. If
Borrowers shall request, any Secured Party in respect of which the Taxes have been imposed or claimed shall in good faith contest the imposition or amount of such Taxes, keep Borrowers fully informed in respect thereof, and consult in good faith with Borrowers' counsel regarding such contest, and shall not compromise or otherwise settle such contest without Borrowers' consent, which consent shall not be unreasonably withheld; provided, that such Secured Party may in its sole discretion select the forum for such contest and determine whether any such contest shall be by resisting payment of such Taxes, paying such Taxes under protest or paying such Taxes and seeking a refund thereof; provided, further, that such Secured Party shall not be required to contest any claim unless (A) if such Secured Party requests, Borrowers have delivered to such Secured Party an opinion of independent tax counsel selected by Borrowers and reasonably acceptable to such Secured Party to the effect that there is a reasonable possibility of success, (B) such Secured Party shall have received from Borrowers satisfactory to Lenders, indemnification and security for any liability, loss, cost or expense arising out of or relating to such Taxes or the contest thereof, including, but not limited to, all legal and accountants' fees and expenses, penalties, interest and additions to tax, and (C) if the contest shall be conducted in a manner requiring the payment of the Taxes, Borrowers shall have paid the amount required. If any Secured Party shall obtain a refund of any Taxes which Borrowers shall have paid for such Secured Party or for which Borrowers shall have reimbursed such Secured Party, such Secured Party shall pay to Borrowers an amount which, after subtracting any net tax savings realized by such Secured Party as a result of such Secured Party's payment thereof, is equal to the sum of the amount of such refund, plus any interest received on such refund fairly attributable to the Taxes paid by Borrowers to or for such Secured Party, less any taxes paid or incurred by such Secured Party by reason of the receipt or accrual of such refund and interest.

(iv) Each of the Secured Parties shall (consistent with its internal policies and legal and regulatory restrictions) use its reasonable efforts to avoid the imposition of any Taxes on payments to Lead Agent, or to any Secured Party, by (A) giving Borrowers prompt notice thereof and granting Borrowers the opportunity to convert such Lender's Proportionate Share of the Term Loan or the Working Capital Loan, as applicable, to an alternate basis (LIBOR, CD Rate or Base Rate), provided, however, that Borrowers promptly pay when due all reasonable fees and expenses of such Secured Party incurred or to be incurred in connection with such conversion to an alternate basis, or (B) designating a different lending office for such Lender's Proportionate Share of the Term Loan or the Working Capital Loan, as applicable, or such Issuing Bank's obligations with respect to Letters of Credit which results in such imposition if the designation will avoid the imposition of or, if unavoidable, reduce the amount of such Taxes and will not, in the sole opinion of such Secured Party, be disadvantageous to such Secured Party, provided, however, that such Secured Party shall have no obligation to so designate a lending office in the United States or in a manner which is not consistent with its internal policies or legal and regulatory restrictions. If Borrowers so request within fifteen (15) Banking Days after notice to Borrowers of the imposition of any Taxes on payments to Lead Agent or to any Secured Party (which notice shall be given promptly by Lead Agent, but no more than fifteen (15) Banking Days after Lead Agent becomes aware of such imposition), Lead Agent shall, subject to Section 9.2(a) hereof, use reasonable efforts to arrange an assignment of such Lender's Proportionate Share of the Term Loan or Working Capital Loan, as applicable, or such Issuing Bank's obligations with respect to Letters of Credit which results in such imposition, to an assignee selected by Lead Agent or by Borrowers (in which latter case such assignee shall be reasonably acceptable to Lead Agent and, if applicable, Issuing
Bank) and such assigning Lender or Issuing Bank hereby consents to any such assignment; provided, however, that Borrowers shall promptly pay when due all reasonable fees and expenses of such Secured Parties incurred or to be incurred in connection with such assignment. If an assignment of all or part of any Loan or such obligations with respect to Letters of Credit is agreed upon, such assignment shall be made without recourse to, or representation or warranty by, the assignor (other than the representation or warranty that assignor is the legal and beneficial owner of the interest being assigned, free and clear of any adverse claim), and the terms of such assignment shall provide that assignee shall pay in immediately available funds to Lead Agent for and on behalf of the assignor all amounts outstanding or payable to such assignor under this Agreement and the other Loan Instruments.

(b) Increased Costs. If, after the date hereof, with respect to this Agreement, the Loans or Letters of Credit or any of the other Loan Instruments and/or to the issuance of the Letters of Credit by Issuing Bank or the making or the maintenance by any Lender of its Proportionate Share of the Loans, including the obligations of any Lender to reimburse Issuing Bank for such Lender's Proportionate Share of any of the Letters of Credit when drawn,

(i) the compliance by any Lender or Issuing Bank with (A) any Law enacted after the date hereof and (B) any voluntary restraint, policy, or guideline not having the force of law promulgated after the date hereof with which such Lender or Issuing Bank must reasonably comply; or

(ii) any change in the interpretation or application of any Law or the enactment of any Law imposing or modifying any reserve, deposit, capital adequacy or similar requirement with respect to any class of assets or liabilities of, deposits with or for the account of, or loans by any Lender or Issuing Bank (or with respect to any change therein or in the amount thereof); or

(iii) the occurrence after the date hereof of any other condition or circumstance with respect to this Agreement and/or to the maintenance by any Lender or Issuing Bank of its Proportionate Share of the Loans or Letters of Credit;

shall (A) result in any increase in cost to any Secured Party in connection with or arising out of this Agreement, the Loans, Letters of Credit or any of the other Loan Instruments, (B) result in any reduction in the amount of any payment receivable by such Secured Party hereunder or thereunder, or (C) result in any reduction of the rate of the return on any Secured Party's capital as a consequence of its obligations hereunder or its issuance and maintenance of the Letters of Credit below that which such Lender or Issuing Bank could have achieved but for such circumstances, then in each such case Borrowers shall fully reimburse such Secured Party for the amount of such increase in cost, reduction in payment receivable or reduction in rate of return promptly after written notification thereof to Borrowers and Lead Agent by such Secured Party, which notification shall include such Secured Party's relevant calculations and all additional facts, relevant assumptions and information that such Secured Party should reasonably provide or customarily provides in like circumstances. Each Secured Party shall (consistent with its internal policies and legal and regulatory restrictions) use its reasonable efforts to avoid such costs and reductions by (x) giving Borrowers prompt notice thereof and granting Borrowers the opportunity to convert such Lender's Proportionate Share of the Term Loan or Working Capital Loan, as applicable, to an alternate basis (LIBOR, CD Rate or Base Rate); provided, however, that Borrowers promptly pay when due all reasonable fees, costs and expenses of such Secured Party incurred or to be incurred in connection with such conversion to a Loan bearing interest at an alternate basis, or (y) designating a different lending office for such Lender's Proportionate Share of the Term Loan or Working Capital Loan, as applicable, or such Issuing Bank's obligations with respect to Letters of Credit which results in such costs or reductions if the designation will avoid such costs or reductions or, if unavoidable, reduce the amount of such costs or reductions and will not, in the sole opinion of such Secured Party, be disadvantageous to such Secured Party; provided, however, that such Secured Party shall have no obligation to so designate a lending office in the United States or act in a manner which is not consistent with its internal policies or legal and regulatory restrictions. If Borrowers so request within fifteen (15)
Banking Days after notice to Borrowers of any such costs or reductions (which notice shall be given promptly by Lead Agent, but no more than fifteen (15) Banking Days after Lead Agent becomes aware of such costs or reductions) Lead Agent shall, subject to
Section 9.2(a) hereof, use reasonable efforts to arrange an assignment of such Lender's Proportionate Share of the Term Loan or Working Capital Loan or such Issuing Bank's obligations with respect to Letters of Credit which results in such costs or reductions, to an assignee selected by Lead Agent or by Borrowers (in which latter case such assignee shall be reasonably acceptable to Lead Agent and, if applicable, Issuing Bank) and such assigning Secured Party hereby consents to any such assignment; provided, however, that Borrowers shall promptly pay when due all reasonable fees and expenses of Lead Agent and such Secured Party incurred or to be incurred in connection with such assignment. If an assignment of all or part of the Loans or such obligations with respect to Letters of Credit is agreed upon, such assignment shall be made without recourse to, or representation or warranty by, the assignor (other than the representation or warranty that assignor is the legal and beneficial owner of the interest being assigned, free and clear of any adverse claim), and the terms of such assignment shall provide that assignee shall pay in immediately available funds to Lead Agent for and on behalf of the assignor all amounts outstanding or payable under this Agreement and the other Loan Instruments to such assignor.

(c) Change of Law. After the date hereof if any change in applicable Law or the interpretation thereof by any Governmental Authority makes it unlawful for any Lender to make or continue its Proportionate Share of any Loan based on LIBOR or the CD Rate provided for hereunder, then such Lender shall promptly give notice of such change together with evidence thereof to Borrowers and Lead Agent, and Borrowers shall require the affected Lender to make immediately or convert such Lender's Proportionate Share of such Loan as or into a Loan using an Interest Rate not affected by such change. Borrowers shall promptly pay when due all funding and yield protection costs as set forth in Section 2.7(e) hereof incurred or to be incurred by any such Lender in connection with such change or interpretation.

(d)  Non-Availability; Accurate Reference.

(i) If at any time, when the Interest Rate then in effect is based on LIBOR, dollar deposits in the principal amount of any Lender's Proportionate Share of, or obligation under, the Term Loan or Working Capital Loan are not available to any Lender in the London interbank market for the next Interest Period, such Lender shall so notify Lead Agent, who shall so notify Borrowers, and the LIBOR basis for such Loan shall be suspended or, at Borrowers' option, the obligation of such affected Lender to advance or to continue its Proportionate Share of the Term Loan or Working Capital Loan shall be suspended. Such Lender shall (consistent with its internal policies and legal and regulatory restrictions) use its reasonable efforts to avoid such suspension and shall grant Borrowers the opportunity to convert such Lender's Loan affected by the unavailability of such dollar deposits to an alternate basis (CD Rate or Base Rate).

(ii) If at any time the Interest Rate then in effect based on either LIBOR or the CD Rate does not serve as an accurate reference, in the reasonable judgment made in good faith of any Lender, for such Lender to determine the cost of advancing or maintaining its respective Proportionate Share of the Term Loan or Working Capital Loan during any Interest Period, then such Lender shall notify Lead Agent, who shall so notify Borrowers, and such Lender's Proportionate Share of the Term Loan or Working Capital Loan, as the case may be, shall be converted into a loan accruing interest at an Interest Rate determined by Borrowers by reference to an alternate basis (LIBOR, CD Rate or Base Rate) (or if Borrowers do not select an Interest Rate, the Base Rate plus the applicable Base Rate Margin); provided, however, that if neither the LIBOR nor CD Rate serves as an accurate reference for such Lender, then such Lender shall so notify Lead Agent, who shall so notify Borrowers, and such Lender's Proportionate Share of the Term Loan or Working Capital Loan, as the case may be, shall thereafter accrue at the Interest Rate determined by the Base Rate. Borrowers shall promptly pay when due all funding and yield protection costs as set forth in Section 2.7(e) hereof of such Lender incurred or to be incurred in connection therewith.

(e) Funding Costs. Together with any repayment or prepayment of the Loans or any portion thereof on a date other than an Interest Payment Date applicable to such repaid or prepaid amount, for any reason, Borrowers shall pay all interest accrued on the principal amount so repaid or prepaid to the date of actual payment, plus all fees, expenses, liabilities and losses incurred by each Lender as a consequence of such repayment or prepayment (as calculated by Lenders, such calculations to be conclusive, absent manifest error). In the case of payment of any amount made prior to the last day of the Interest Period applicable to such amount, Borrowers shall pay the amount by which the interest that would have been payable by Borrowers to such Lender on the amount repaid or prepaid from the date of repayment or prepayment until such last day of such Interest Period exceeds the interest payable on a deposit of such amount at the rate as offered to Lead Agent or the appropriate Lender in the London interbank market or in certificates of deposit, as the case may be, one (1) Banking Day after receipt for value of such amount from Borrowers for the period from the date three (3) Banking Days after such receipt to the last day of such Interest Period. Any Loan bearing an interest rate based on a Base Rate may be prepaid at any time without penalty.

2.8  Repayment.

(a) Repayment of Tranche A Term Loan. Borrowers shall repay the Tranche A Term Loan, plus accrued and unpaid interest and fees thereon, to Lead Agent for the pro rata account of Lenders, in twelve (12) consecutive semi-annual installments, the first such installment being due on the first Tranche A Repayment Date (subject to the proviso set forth immediately below) and each of which installments of principal shall be equal to the amounts indicated on Schedule 2.8(a) hereof for such Tranche A Repayment Date; provided, that (i) Borrowers shall repay any remaining outstanding principal balance of the Tranche A Term Loan, plus accrued and unpaid interest and fees thereon, to Lead Agent for the pro rata account of Lenders (based on each Lender's
Proportionate share of the Tranche A Term Loan Commitment), on the Tranche A Maturity Date, and (ii) all partial prepayments of the Tranche A Term Loan shall be applied to remaining repayments of principal of the Tranche A Term Loan in the inverse order of maturity.

(b) Repayment of Tranche B Term Loan. Borrowers shall repay the Tranche B Term Loan, plus accrued and unpaid interest and fees thereon, to Lead Agent for the pro rata account of Lenders (based on each Lender's Proportionate Share of the Tranche B Term Loan Commitment), in ten (10) consecutive installments, the first such installment being due on the first Tranche B Repayment Date (subject to the proviso set forth immediately below) and each of which installments of principal shall be equal to the amounts indicated on Schedule 2.8(b) hereof for such Tranche B Repayment Date; provided, that (i) Borrowers shall repay any remaining outstanding principal balance of the Tranche B Term Loan, plus accrued and unpaid interest and fees thereon, to Lead Agent for the pro rata account of Lenders, on the Tranche B Maturity Date and
(ii) all partial prepayments of the Tranche B Term Loan shall be applied to remaining repayments of principal of the Tranche B Term Loan in the inverse order of maturity.

(c) Repayment of Working Capital Loan; Cancellation of Working Capital Facility. Borrowers may repay at any time, or from time to time, the outstanding principal amount of the Working Capital Loan, or from time to time any part thereof equal to Two Hundred Fifty Thousand dollars ($250,000) or whole number multiples thereof and no repayment fee shall be payable on any repayment of principal amounts outstanding under the Working Capital Loan other than breakage costs. No partial repayments of principal of the Working Capital Loan pursuant to this Section 2.9(a) shall reduce the Working Capital Loan Commitment and amounts so repaid may be reborrowed (subject to the terms and conditions of this Agreement) unless such repayment is on the Working Capital Loan Repayment Date or unless Borrowers simultaneously with such partial repayment cancel the Working Capital Commitment in its entirety. Subject to the terms and conditions of this Agreement, Borrowers shall repay the Working Capital Loan in full, plus accrued and unpaid interest and fees thereon, to Lead Agent for the pro rata account of the Working Capital Lenders (based on each Working Capital Lenders Proportionate Share of the Working Capital Loan Commitment) on the Working Capital Loan Repayment Date.

2.9  Prepayment.

(a) Optional Prepayment of the Term Loan; (i) By giving irrevocable written notice, which is received by Lead Agent at least ten (10) but not more than forty-five (45) Banking Days in advance, Borrowers may, at their option, make prepayments on an Interest Payment Date to Lead Agent for the account of Lenders of all the outstanding principal amount of the Term Loan, or from time to time any part thereof equal to One Million dollars
($1,000,000) or whole number multiples thereof. All partial prepayments of the Tranche A Term Loan pursuant to this Section 2.9(a) are to be applied to remaining repayments of principal of the Tranche A Term Loan in the inverse order of maturity and shall permanently reduce the Tranche A Term Loan Commitment. All partial prepayments of the Tranche B Term Loan pursuant to this Section 2.9(a) are to be applied to remaining repayments of principal of the Tranche B Term Loan in the inverse order of maturity and shall permanently reduce the Tranche B Term Loan Commitment. No prepayment fee shall be payable on any prepayment of principal amounts outstanding under the Term Loan other than breakage costs.

(b) Partial Release. Upon any prepayment in full of the Tranche A Term Loan, Lenders agree, without recourse and without any representation and warranty, to release in accordance with the provisions (and subject to the conditions) of Schedule 2.9(b) hereto (all of such provisions and conditions of which are hereby incorporated by reference) certain Collateral as provided for in
Schedule 2.9(b).

2.10  General Terms of Payment.

(a) General. All sums payable to Lead Agent, Lenders or Issuing Bank hereunder shall be paid without deduction, set-off or counterclaim in New York City in immediately available funds not later than 2:00 p.m. (New York time) on the day in question to the Federal Reserve Bank of New York, for credit to the account of Credit Suisse, ABA No. 0260-0917-9 CR SUISSE NY, Attention: Loan Department, Re: Salton Sea.

(b) Priority of Application. Unless otherwise allowed herein, any payments made to Lead Agent for its account or for the benefit of Lenders or Issuing Bank shall be applied first against costs, expenses and indemnities due hereunder and under any other Loan Instruments; then against interest at the Default Interest Rate, if any; then against payments described in Section
6.1(c)(ii) hereof (Reimbursement Obligations); then against payments described in Section 6.1(c)(iii) hereof (Payment of Fees (other than L/C Fees)); then against payments described in
Section 6.1(c)(iv) hereof (L/C Fees; Interest on Loans and Swap Agreement Payments) and then against payments described in
Section 6.1(c)(v) hereof (Principal of Loans), provided that, upon any acceleration of the Obligations, such principal payments shall be applied to the remaining repayments of principal of the Loans in the inverse order of maturity and shall permanently reduce the amount of the Term Loan Commitment.

(c) Non-Banking Day. Whenever any payment hereunder shall be due, or any calculation shall be made, on a day which is not a Banking Day, the date for payment or calculation, as the case may be, shall be extended to the next succeeding Banking Day, and any interest on any payment shall be payable for such extended time at the specified rate.

(d) Lead Agent's Calculations. All calculations of interest, L/C Fees, Default Interest Rate, fees, increased costs, funding costs or gross up costs due hereunder calculated by Lead Agent or Issuing Bank, as the case may be, shall be conclusive as to the amount thereof absent manifest error. Lead Agent or Issuing Bank, as the case may be, shall upon request promptly provide Borrowers with a certificate as to the basis and amount of any interest, L/C Fees, Default Interest, fees, gross up, funding, yield protection or increased costs requested by any Lender or Issuing Bank under
Section 2.7 hereof setting forth the
calculation of such amounts in reasonable detail.

(e) General Due Date. If no due date is specified for the payment of any amount payable by Borrowers hereunder, such amount shall be due and payable not later than thirty (30) days after receipt of written demand by Lead Agent to Borrower for payment thereof.

2.11  Notes.

On or prior to the Closing Date, Borrowers shall execute and deliver to each of the Lenders (i) a duly executed Secured Note, with maturity conforming to that of the Tranche A Term Loan, in the form attached as Exhibit 2.11(a)-1 hereto, (ii) a duly executed Secured Note, with maturity conforming to that of the Tranche B Term Loan, in the form attached as Exhibit 2.11(a)-2 hereto and (iii) a duly executed Working Capital Note, with maturity conforming to that of the Working Capital Loan, in the form attached as Exhibit 2.11(a)-3 hereto. Borrowers hereby irrevocably authorize each Lender to enter and initial on each of the Notes (or a schedule or grid attached thereto) the date and amount of each Advance hereunder, all payments and prepayments of principal, the applicable Interest Rate and such other information as specified in each such Note. At the reasonable request of Lead Agent, Borrowers will execute and deliver one or more Notes, representing in the aggregate the balance then Outstanding of the Term Loan or Working Capital Loan, as the case may be, payable to Lead Agent or Lenders, in substitution for but not in payment of the Note or Notes held prior thereto, which latter Note or Notes shall be canceled and be simultaneously delivered to Borrowers.

2.12  LOC Debt Option.

From time to time following the execution and delivery of the Issuance Agreements, in each case in form and substance satisfactory to Lead Agent, Borrowers shall have the option of issuing LOC Debt, in accordance with the terms of Article 3 hereof and to apply the proceeds thereof to reduce the Outstanding amount of the Term Loan or to repay the LOC Debt as the same becomes due. Upon the maturity of the LOC Debt so issued, and upon payment of any interest due prior to the maturity of such LOC Debt, Borrowers shall satisfy resulting Reimbursement Obligations pursuant to the terms of Section 3.7(b) hereof.



ARTICLE 3 - LETTERS OF CREDIT, LOC DEBT

3.1  LOC Debt.

(a) Sale, Issuance and Participation. Borrowers propose to sell and issue LOC Debt in the United States. Issuing Bank hereby agrees, subject to the terms and conditions hereof and of the Issuance Agreements, to issue the Letters of Credit to provide for the payment of the LOC Debt at its maturity. Each Lender severally agrees with Issuing Bank to participate in the extension of credit arising from the issuance of the Letters of Credit and the Borrowers' related Reimbursement Obligation in an amount equal to such Lender's Proportionate Share of the Amount Supported by the Letter of Credit as it is outstanding from time to time. Each Lender further agrees that the issuance of the Letters of Credit shall be deemed to be confirmation by Issuing Bank and such Lender of such participation in such amount.

(b) LOC Debt. The maximum aggregate Face Amount of LOC Debt issuable and outstanding at any one time under the terms of this Agreement shall not exceed the Amount Supported at such time of the Letters of Credit.

(c) Maximum Maturity Events. No LOC Debt shall be issued if, after giving effect thereto, the number of Maturity Events then in effect exceeds thirty (30).

(d) Conditions to Issuance. Each issuance of LOC Debt and each increase in the amount available to be drawn under the Letters of Credit pursuant to Section 3.4(b) hereof may be made only if each of the following conditions precedent is met:

(i) the Letters of Credit shall have been issued in accordance with Section 3.4 hereof;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of such issuance; and

(iii) in the case of the first issuance of LOC Debt, Lead Agent shall have received evidence that the LOC Debt shall have received a rating of not less than the rating attributable to the Issuing Bank by Standard and Poor's Corporation or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is in the business of rating debt instruments comparable to the LOC Debt.)

3.2  Procedure for Issuance of LOC Debt.

(a) Execution and Delivery. Borrowers shall execute LOC Debt and deliver it to Depositary for authentication, completion and delivery, all in accordance with the terms of the Depositary Agreement. LOC Debt shall not be issued if the aggregate Face Amount of LOC Debt that is Outstanding immediately after such issuance would exceed the Term Loan Commitment then in effect less the sum of (i) the amount of the Term Loan that is Outstanding plus (ii) the amount of Reimbursement Obligations that are Outstanding.

(b) Notice of LOC Debt Issuance. Borrowers shall give to Lead Agent (which shall give to each Lender prompt notice thereof), with a copy thereof to Issuing Bank, a Notice of LOC Debt
Issuance, which notice shall be given not later than 2:00 p.m. (New York time) two (2) Banking Days prior to each proposed issuance of LOC Debt. Each such Notice of LOC Debt Issuance shall be by telex, direct computer link (if available), telecopy or cable, in any case confirmed immediately in writing, and shall be duly completed and signed by an Authorized Officer of Borrowers. Each Notice of LOC Debt Issuance, to be effective, shall include (i) a statement that the applicable conditions set forth in Section 3.1(d) hereof have been satisfied and that such issuance will not cause a breach of Section 3.1(c) hereof, (ii) computations reasonably necessary to demonstrate compliance with the requirements set forth in the immediately preceding clause (i), and (iii) a statement as to which tranche of debt the LOC Debt is attributable. If Lead Agent has knowledge that such conditions have not been satisfied or that such requirement has not been satisfied, it may (but shall not be obligated to) so notify Depositary and instruct Depositary not to authenticate, complete and deliver the LOC Debt.

(c) Issuance. Borrowers shall not issue LOC Debt on any date (i) to the extent that the aggregate Face Amount of such LOC Debt exceeds the maximum amount specified therefor in the Notice of LOC Debt Issuance in respect thereof, (ii) to the extent that, after giving effect to the proposed issuance of LOC Debt, the aggregate Face Amount of LOC Debt which shall mature on a single day exceeds Fifty Million Dollars ($50,000,000), (iii) to the extent that the number of dates on which LOC Debt is scheduled to mature exceeds thirty (30), or (iv) to the extent that immediately after receipt of the proceeds of such issuance and the crediting of such proceeds and any other funds as provided in the Depositary Agreement to the Issuing Bank's Account for the purpose of reimbursing Issuing Bank for drawings made under the Letter of Credit and the application of funds from the General LOC Debt Account on the date of computation as provided in the Depositary Agreement for the purpose of repaying the Term Loan, the aggregate Face Amount of Outstanding LOC Debt maturing after any Term Loan Repayment Date shall be greater than (x) the amount of the Term Loan Facility scheduled to be in effect during the Payment Period that commences on the Closing Date or such Term Loan Repayment Date and that ends after the Closing Date or such Term Loan Repayment Date, minus (y) the sum of (i) the aggregate principal amount of the Term Loan that is Outstanding plus
(ii) the amount of Reimbursement Obligations that are Outstanding plus (iii) the Amount Supported.

(d) Notice to Lead Agent. Promptly after each issuance of LOC Debt by Borrowers (but in any event no later than 1:00 p.m. (New York time) on the date of such issuance), Borrowers shall notify Lead Agent of (i) the maturity of the LOC Debt comprising such issuance, (ii) the discount payable or other return to holders with respect thereto for which Borrowers are obligated, (iii) the aggregate Face Amount of such LOC Debt, (iv) the number of dates on which such LOC Debt shall mature and (v) the tranche of debt to which such LOC Debt is attributable.

3.3  Accounts.

(a) General LOC Debt Account. As provided in the Depositary Agreement, Borrowers shall maintain an account with Depositary designated the "Salton Sea General LOC Debt Account" (the
"General LOC Debt Account") and from time to time shall cause funds to be deposited therein, either by the deposit of the proceeds from the sale of LOC Debt (in accordance with the next succeeding sentence hereof) or by deposit of other funds by Borrowers, in amounts such that immediately after any payment under the Letters of Credit and receipt of proceeds of sale of LOC Debt issued on the date of such payment there will be sufficient funds for reimbursement of such payment, as provided in
Section 3.7 hereof and in the Depositary Agreement. Each issuance of LOC Debt shall be deemed an assignment by Borrowers to Lead Agent, for the benefit of Issuing Bank or Lenders, as the case may be, of the proceeds of the sale of such LOC Debt (i) to the extent needed to reimburse Issuing Bank for payments made by Issuing Bank under the Letters of Credit and not theretofore reimbursed by Borrowers or Lenders in accordance with Section 3.6 or 3.7 hereof (in which case such proceeds shall be transferred from the General LOC Debt Account to the Issuing Bank's Account), (ii) to the extent needed to reimburse Lenders for payments made by Lenders to Issuing Bank under the Letters of Credit and the Letter of Credit Participations therein (in which case such proceeds shall be transferred from the General LOC Debt Account to the Issuing Bank's Account for further transfer to Lead Agent for the account of Lenders), and (iii) to the extent such proceeds are to be applied to prepay Loans in accordance with the applicable Notice of LOC Debt Issuance. The right of withdrawal from the General LOC Debt Account shall be vested solely in Depositary and shall be exercised by Depositary only as provided in the Depositary Agreement. In exercising its authority under the Depositary Agreement, Lead Agent shall at all times, and Borrowers hereby authorize Lead Agent, (x) to direct that withdrawals from the General LOC Debt Account be paid to Lead Agent for application in accordance with Section 2.9(a) hereof, to the extent that the proceeds of an issuance of LOC Debt are to be applied to prepay the Term Loan in accordance with the applicable Notice of LOC Debt Issuance, and (y) to direct that all other withdrawals from the General LOC Debt Account be deposited in the Project Account, to be applied as contemplated in
Section 6.1 of this Agreement.

(b) Special LOC Debt Account. As provided in the Depositary Agreement, Depositary shall open a special purpose trust account designated "Salton Sea Special LOC Debt Account" (the "Special LOC Debt Account"). The sole purpose of the Special LOC Debt Account shall be to hold moneys deposited therein by Depositary as provided in the Depositary Agreement, in trust for the benefit of the holders of LOC Debt, for the purpose of paying LOC Debt. The right of withdrawal from the Special LOC Debt Account shall be vested solely in Depositary and shall be exercised by Depositary only to pay matured LOC Debt presented to it for payment until all LOC Debt has been paid in full. Borrowers shall not have any legal, equitable or beneficial interest in the Special LOC Debt Account.

3.4  Letters of Credit.

(a) Terms. Subject to the terms and conditions hereof, Issuing Bank commits to issue and deliver to Depositary, (i) the CPN Letter of Credit and (ii) the Letter of Credit with respect to Medium Term Notes concurrently with the execution and delivery of the Depositary Agreement by the parties thereto; provided, however, that the amounts available to be drawn under all such Letters of Credit shall be reduced in proportion to the amortization schedule set forth in Schedule 2.8(a) and (b) (as applicable) hereof; and provided further, that if Issuing Bank is unable, as contemplated by Section 3.11, to issue the Letters of Credit in the applicable maximum face amount of the Letters of Credit, Issuing Bank or Borrowers may arrange for another suitable financial institution to act contemporaneously with, or as a substitute for, Credit Suisse as an Issuing Bank in a manner permitting the issuance of the maximum face amount of the Letters of Credit, such suitability to be reasonably determined by each of Lead Agent and Borrowers. Effective upon the issuance of the Letters of Credit and without further action on the part of Lead Agent or any Lender, each Lender shall automatically acquire a Letter of Credit Participation in Issuing Bank's liability under the Letters of Credit in an amount equal to such Lender's Proportionate Share of the Amount Supported by the Letters of Credit outstanding from time to time.

(b) Available Amount Under Letters of Credit. At the time of each payment by Issuing Bank under a Letter of Credit, the amount available to be drawn under such Letter of Credit shall be reduced by the amount of such payment in accordance with the terms of such Letter of Credit. Upon (i) the payment by or on behalf of Borrowers of any Reimbursement Obligation that is Outstanding resulting from each payment by Issuing Bank under a Letter of Credit (by means other than from the proceeds of the sale of LOC Debt assigned as provided in Section 3.3(a) hereof) or (ii) the assignment to Lead Agent, for the benefit of Lenders, of proceeds from the sale of LOC Debt pursuant to Section 3.3(a) of this Agreement on the day of such payment by Issuing Bank under such Letter of Credit, the amount available to be drawn under such Letter of Credit shall be increased by the amount of such payment or assignment (except that the aggregate amount of such increases shall not exceed the amount of such payment under such Letter of Credit), all in accordance with the terms of such Letter of Credit; provided that Lead Agent may (but shall not be obligated to) notify Depositary that the amount available to be drawn under such Letter of Credit shall not be so increased if Lead Agent believes in good faith that the conditions precedent to the issuance of LOC Debt set forth in Section 3.1(d) hereof and in Section 4.2 hereof are not then satisfied. At the request of Borrowers, Issuing Bank shall deliver a notice to Depositary to confirm any increase pursuant to this Section 3.4(b) in the amount available to be drawn under a Letter of Credit.

3.5  Notice of Payments and Reductions

Under the Letters of Credit      .

Issuing Bank will give Borrowers and each Lender prompt telecopy, cable or telex notice of each demand for a payment ("Credit Payment") received by Issuing Bank under, and of each notice of reduction ("Credit Reduction") of, any of the Letters of Credit, specifying (a) the amount of such Credit Payment or Credit Reduction, (b) the date such Credit Payment is to be made or Credit Reduction is to take effect, and (c) such Lender's
Proportionate Share of the amount of such Credit Payment or Credit Reduction. Borrowers shall promptly provide Lead Agent and Issuing Bank with copies of any and all notices that Borrowers receive from any beneficiary under any Letter of Credit stating such beneficiary's intent to draw upon any Letter of Credit.

3.6  Borrowers' Obligations.

(a) Reimbursement Obligations. On any day on which Issuing Bank makes any Credit Payment to any beneficiary under any Letter of Credit in accordance with the terms and conditions thereof, without duplication (i) an extension of credit from Issuing Bank to Borrowers in the form of Issuing Bank's payment under such Letter of Credit shall, to the extent of such Credit Payment, be deemed to have occurred and shall be automatically continued in the form of an obligation of Borrowers (a "Reimbursement
Obligation") to reimburse Issuing Bank for such Credit Payment, and
(ii) an extension of credit from each Lender to Borrowers in the form of its Letter of Credit Participation with respect to such Letter of Credit shall, to the extent of such Lender's Proportionate Share of such Credit Payment, be deemed to have occurred and shall be automatically continued in the form of a participation (in the amount of its Proportionate Share) in the related Reimbursement Obligation.

(b) Borrowers' Satisfaction of Reimbursement Obligations. Reimbursement Obligations arising upon any Credit Payment by Issuing Bank in respect of any Letter of Credit shall either (A) be paid, or caused to be paid, by Borrowers to Lead Agent solely from the proceeds of the issuance of LOC Debt or as provided in clause
(B) below (1) for the account of Issuing Bank or (2) if Lenders shall have made the payments to Lead Agent specified in Section 3.7(a) hereof for the account of Lenders, an amount equal to all Reimbursement Obligations not continued in the form of a Term Loan as provided for below in this Section 3.6(b), such payment to be made immediately upon Borrowers' receipt of notice from Issuing Bank of the Credit Payment related thereto as set forth in Section
3.5 hereof, or (B) subject to Section 2.4 hereof and at Borrowers' option to the extent of all or any part of such Reimbursement Obligations, be automatically added to the principal amount of the Term Loan to be held by each Lender in a principal amount equal to such Lender's Proportionate Share of such Credit Payment by Issuing Bank in respect of the Letter of Credit; provided, however, that no addition to the Term Loan shall be made to the extent that, after giving effect to such addition to the Term Loan, the aggregate of the sum of (i) the principal amount of the Term Loan that is Outstanding plus (ii) the Face Amount of LOC Debt that is Outstanding plus (iii) the amount of Reimbursement Obligations that are Outstanding hereunder would at any time exceed the Term Loan Commitment then in effect.

(c) Obligations Absolute. Borrowers' obligations to pay or otherwise satisfy Reimbursement Obligations in accordance with
Section 3.6(b) hereof are absolute and unconditional, shall not be affected by any circumstance whatsoever, including, without limiting the effect of the foregoing but subject to Section 3.8 hereof, the existence or assertion of any claim or defense on the part of Borrowers against any Person or the failure of any Lender to make any payment to be made by it under Section 3.7 hereof, and shall not be reduced by any offset, abatement, withholding or reduction whatsoever.

(d)  Interest on Outstanding Reimbursement Obligations.
Borrowers agree to pay interest on the unpaid principal balance of Outstanding Reimbursement Obligations, for the period commencing on the date of the related Credit Payment by Issuing Bank under the appropriate Letter of Credit until such Reimbursement Obligations are (i) paid in full by Borrowers or (ii) in the case of Reimbursement Obligations arising under any Letter of Credit, converted into a Term Loan pursuant to Sections 3.6(b) or 3.7(b) hereof (but only to the extent so converted), at a rate per annum equal to the Base Rate plus two percent (2%) per annum. Accrued interest on such unpaid Reimbursement Obligations shall be paid by Borrowers to Lead Agent for the account of Issuing Bank from time to time upon demand by Lead Agent and on the Credit Expiration Date and on the date such amount is paid in full or converted into a Term Loan as specified above (but only to the extent so converted).

3.7  Lender Payments in Respect of Letters

of Credit                            .

(a) Payments by Lenders. As promptly as practicable upon becoming aware that it has not or will not be reimbursed by Borrowers in cash for any Reimbursement Obligation resulting from any Credit Payment by Issuing Bank under any Letter of Credit (including Reimbursement Obligations resulting from Credit
Payments in respect of any Letter of Credit), which Reimbursement Obligations Borrowers have opted to continue in the form of a Term Loan, on or before 3:30 p.m. (New York time) on the date of the Credit Payment giving rise to such unpaid Reimbursement Obligation, Issuing Bank shall notify Lead Agent of the amount of such unpaid Reimbursement Obligation and the date of the related Credit Payment. Such notification may be given telephonically, but shall in all events be confirmed promptly by telecopy or other written notice. Lead Agent shall thereupon notify each Lender (other than Issuing Bank) promptly by telecopy or telephone (promptly confirmed by telecopy) (in each case, a "Payment Notice") of the amount of such Lender's Proportionate Share of such unpaid Reimbursement Obligation and forthwith upon receipt of such Payment Notice each such Lender shall make available its Proportionate Share of such unpaid Reimbursement Obligation to Lead Agent for the account of Issuing Bank at Lead Agent's office indicated in Section 9.1(a) hereof in immediately available funds, not later than 3:30 p.m. (New York time) on the day such Payment Notice from Lead Agent is received (when the relevant Payment Notice is received at or prior to 2:00 p.m. (New York time) on any day), and before 1:00 p.m. (New York time) on the next succeeding Banking Day (when the relevant Payment Notice is received after 2:00 p.m. (New York time) on any day). Each Lender (other than Issuing Bank) shall indemnify and hold harmless Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) resulting from any failure on the part of such Lender to provide, or from any delay in providing, Lead Agent for the account of Issuing Bank with its Proportionate Share of the amount of any such unpaid Reimbursement Obligation in accordance with the provisions of the preceding sentence, but no such Lender shall be so liable for any such failure on the part of or caused by any other Lender or Lead Agent. Each Lender shall be required to pay interest to Lead Agent for the account of Issuing Bank on its Proportionate Share of such unpaid Reimbursement Obligation at the Federal Funds Rate from the date such Lender's payment is due until the date it is received by Lead Agent for the account of Issuing Bank. If Lead Agent for the account of Issuing Bank receives a Lender's Proportionate Share of any such unpaid Reimbursement Obligation on the date of the related Credit Payment by Issuing Bank, or if Lead Agent for the account of Issuing Bank receives interest on any late payment from such Lender in accordance with the provisions of the preceding sentence, such Lender shall receive interest on its Proportionate Share of such unpaid
Reimbursement Obligation in accordance with Section 3.7(e) hereof from such date. If Lead Agent for the account of Issuing Bank does not receive a Lender's Proportionate Share of such unpaid Reimbursement Obligation on the date of the related Credit
Payment by Issuing Bank and does not receive interest on any such late payment from such Lender in accordance with the provisions of this paragraph, such Lender shall receive interest on its Proportionate Share of such unpaid Reimbursement Obligation in accordance with Section 3.7(e) hereof from the date on which such Lender's payment is received by Lead Agent for the account of Issuing Bank.

(b) Loans in Respect of Reimbursement Obligations. Subject to Sections 2.4 and 3.6(b) hereof, upon any payment in accordance with
Section 3.7(a) hereof by any Lender to Lead Agent for the account of the Issuing Bank in respect of Reimbursement
Obligations arising under any Letter of Credit (to the extent Borrowers have opted to continue such Reimbursement Obligations with respect to the Letter of Credit in the form of a Term Loan), the extension of credit from such Lender to Borrowers in the form of their participation in such Reimbursement Obligation shall be automatically continued in the form of a Term Loan held by such Lender hereunder in the principal amount equal to such Lender's Proportionate Share of the Reimbursement Obligations so continued.

(c) Payment Notice Conclusive. Each Payment Notice shall be conclusive absent manifest error.

(d) Obligations Absolute and Unconditional. Each Lender's obligation to make the payments specified in this Section 3.7 to Issuing Bank, and Issuing Bank's right to receive the same, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limiting the effect of the foregoing or Section 3.8 hereof, (i) the occurrence or continuance of a Default or an Event of Default under this Agreement or any other Loan Instrument, (ii) the failure of any other Lender to make any payment under this Section 3.7, (iii) any lack of validity or enforceability of this Agreement, any Letter of Credit, the Issuance Agreements or any of the other Loan Instruments, (iv) any amendment or waiver of, or consent to departure from, all or any of the Loan Instruments, (v) the existence of any claim, set-off, defense or other right which Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Lead Agent, Issuing Bank, Lenders or any other person or entity, whether in connection with this Agreement, any of the other Loan Instruments or any unrelated transactions, (vi) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, (vii) payment by Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms thereof, provided, that such payment shall not have constituted gross negligence or willful misconduct of Issuing Bank, or (viii) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, provided, that the same shall not have constituted gross negligence or willful misconduct of Issuing Bank. Each Lender further agrees that each such payment shall (subject to Section 3.7(e) hereof) be made without any offset, abatement, withholding or reduction whatsoever.

(e) Payments to Lenders. Whenever Lead Agent shall receive any payment in the form of reimbursement from, or on behalf of, Borrowers in respect of any unpaid Reimbursement Obligation or any payment of interest on any unpaid Reimbursement Obligation, which payment relates to an amount for which Lead Agent for the account of Issuing Bank has received reimbursement from Lenders pursuant to this Agreement, Lead Agent will pay to each Lender in immediately available funds such Lender's Proportionate Share of such payment
(i) before the close of business on the day such payment is received, if such payment is received at or prior to 1:00 p.m. (New York time), or (ii) on the next succeeding Banking Day if such payment is received after 1:00 p.m. (New York time) on such day; provided that each Lender shall only be entitled to share in payments relating to interest in accordance with the provisions of
Section 3.7(b) hereof and provided further, that Lead Agent may offset the amount of any such payment to any Lender against the amount of any payment required to be made by such Lender to Lead Agent under this Section 3.7 (whether or not Lead Agent shall have furnished a Payment Notice to such Lender), and only the net amount shall be paid by Lead Agent. Any amounts received by Lead Agent that are due and owing to Lenders and remaining unpaid to Lenders after the times for payment set forth in the preceding sentence shall bear interest, payable by Lead Agent at the Federal Funds Rate.

3.8  Borrowers' and Lenders' Agreements.

Borrowers and each Lender agree with Issuing Bank that:

(a) Payments. Issuing Bank is authorized to make payments under any Letter of Credit upon the presentation of the documents provided for therein and without regard to whether Borrowers or any other Person has failed to fulfill any of its obligations with respect to any Loan Instrument, Issuance Agreement or Project Document or any other default has occurred thereunder or hereunder.

(b) Actions or Omissions in Good Faith. Any action, inaction or omission on the part of Issuing Bank under or in connection with any Letter of Credit or any related certificates or other documents, shall be taken or omitted in good faith and in conformity with such laws, regulations or customs as Issuing Bank may reasonably deem to be applicable, and, if so taken or omitted, shall be binding upon Borrowers and each Lender (and shall not place Issuing Bank under any liability to Borrowers or any Lender or limit or otherwise affect Borrowers' or any Lender's obligations under this Agreement).

(c) Binding on Borrowers. Notwithstanding any change or modification, with or without the consent of Borrowers, in any instruments or documents called for in any Letter of Credit, including waiver of noncompliance of any such instruments or documents with the terms of any such Letter of Credit, this Agreement shall, subject to Section 3.8(b) hereof, be binding on Borrowers with regard to such Letter of Credit, and to any action taken by Issuing Bank relative thereto, provided that such instrument or documents, upon their face, conform to the terms of such Letter of Credit.

(d)  Nature of Issuing Bank's Duties.  As among Borrowers,
Issuing Bank, Lenders and Lead Agent, Borrowers hereby assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof or any successor to such beneficiary. Subject to Section 3.8(b) hereof, Issuing Bank, Lenders and Lead Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of, or the making of any drawing under, any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of any beneficiary to comply fully with the conditions required in order to effect a drawing, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (v) for any loss or delay in the transmission or otherwise of any document or draft required in order to make any drawing under any Letter of Credit, and (vi) for any consequences arising from causes beyond the control of Issuing Bank, Lenders or Lead Agent, except only that Borrowers shall have a claim against Issuing Bank, and Issuing Bank shall be liable to Borrowers only to the extent of any direct, as opposed to consequential, damages suffered by Borrowers caused by (A) Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (B) Issuing Bank's failure to pay under a Letter of Credit in accordance with its terms after the presentation to it by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. None of the above shall affect, impair, or prevent the vesting of any of Issuing Bank's rights or powers hereunder.

3.9  Expiration of Letters of Credit.

Expiration Date. The Letters of Credit shall expire with respect to any LOC Debt on the earlier of (i) payment of such LOC Debt, and
(ii) 3:00 p.m. (New York time) on the fifteenth (15th) day after the maturity date of such LOC Debt (or if such day shall not be a Banking Day, at 3:00 p.m. (New York time) on the first Banking Day thereafter), all in accordance with the terms of the applicable Letter of Credit. In no event shall Issuing Bank be required to permit the Letter of Credit to remain in effect after 3:00 p.m. (New York time) on the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable (based on the tranche of debt to which the LOC Debt was attributable).

3.10  Credit Expiration Date.

As used herein, "Credit Expiration Date" shall mean the earlier of
(i) Tranche A Maturity Date or the Tranche B Maturity Date, as applicable (based on the tranche of debt to which the LOC Debt was attributable) and (ii) the date of any notice provided pursuant to Section 3.11(a) hereof; provided, however, that if Lead Agent shall have rescinded the notice delivered pursuant to Section 3.11(a) hereof, the Credit Expiration Date shall be the date specified in clause (i) above.

3.11  Suspension of Certain Obligations.

(a) Restrictions Imposed on Lenders. In the event that in the opinion of counsel to Lead Agent or any of the Lenders,

(i) any restrictions are imposed on any Lender which would make it unlawful or improper for any Letter of Credit or such Lender's Letter of Credit Participation with respect thereto to be issued or to remain in effect or for demands for payment thereunder to be honored, or as a result of any Letter of Credit or its Letter of Credit Participation with respect thereto any Lender would become subject to regulation by any governmental body other than state and federal banking authorities; or

(ii) the ability of any Lender to conduct a general banking business is required to be restricted because of its issuance of any Letter of Credit or its Letter of Credit Participation with respect thereto, its commitment to honor demands for payment under any Letter of Credit or otherwise as a result of any Letter of Credit or its Letter of Credit Participation with respect thereto, then Lead Agent may give notice to Borrowers and Depositary that to the extent any additional LOC Debt shall be issued after the occurrence of any event in clause (i) or (ii) above, then the amount of such LOC Debt available to be issued hereunder shall be reduced pro rata based on such restricted Lender's Letter of Credit Participation and such Lender's Commitment hereunder as it relates to the issuance of LOC Debt shall be suspended; provided, however, that no such notice shall have the effect of suspending, terminating, reducing or altering in any respect the terms of any Letter of Credit with respect to LOC Debt Outstanding at the time or the obligations of any Lender to make payments pursuant to
Section 3.7 hereof or to make Term Loans hereunder. If at any time after the giving of the notice referred to in this Section 3.11(a), in the sole judgment of Lead Agent or such Lender, as the case may be, the conditions which are cause for the giving of notice under this Section 3.11(a) no longer exist, Lead Agent shall rescind such notice and Borrowers may resume the issuance of LOC Debt subject to the terms of this Agreement.

(b) Cooperation by Borrowers. Borrowers shall comply immediately with any such instructions from Lead Agent pursuant to
Section 3.11(a) above with respect to a pro rata reduction in connection with any future issuances of LOC Debt.

(c) Prepayment of Obligations of Restricted Lenders. If Lead Agent shall not have rescinded the notice delivered pursuant to
Section 3.11(a) above within fifteen (15) Banking Days after delivery thereof (or if Lenders shall determine that the conditions that are the cause for the giving of notice under
Section 3.11(a) above are not reasonably likely to cease to exist prior to the termination of such period), Borrowers may prepay in full all Loans then Outstanding of any Lenders affected by the restrictions specified in Section 3.11(a) above in accordance with
Section 2.9 hereof; provided, however, that (i) on or prior to the date of such prepayment such Lenders shall have been paid in full by Borrowers all other amounts in respect of all outstanding obligations of Borrowers to such Lenders, (ii) Borrowers, Lead Agent and Lenders shall have agreed in their sole discretion to amend this Agreement and each other Loan Instrument to which such Lenders are a party to provide for the termination of the rights and obligations hereunder and under each such Loan Instrument of such Lenders and the assumption of such rights and obligations by (A) the other Lenders and/or (B) a bank acceptable to each of Borrowers, Lead Agent, Issuing Bank and such other Lenders, and (iii) Lead Agent, Issuing Bank and each such other Lender shall have received such certificates and opinions of counsel with respect to the matters covered by Section 3.1(d) hereof as it may request.

(d) Replacement of Issuing Bank. If the Issuing Bank defaults in making any required LOC Disbursement hereunder, Borrowers may request another Lender to act as Issuing Bank for a replacement letter of credit with terms and conditions substantially similar to the applicable Letter of Credit. The use of any such replacement letter of credit and the respective obligations of Borrowers and the Lender acting as the replacement Issuing Bank thereunder shall thereafter be governed by the terms of this Agreement applicable to the Letter of Credit; provided, however, that in no event shall such replacement letter of credit extend beyond the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable (based on the tranche of debt to which it was attributable), or provide for drawings thereunder exceeding the maximum that would have been applicable to the Letter of Credit; and provided further that the terms and conditions of such replacement letter of credit shall be satisfactory to Lead Agent in all material respects.



ARTICLE 4 - CONDITIONS PRECEDENT

4.1  Conditions Precedent to Initial Advance.

The obligations of each Lender to make the Initial Advance, and of Issuing Bank to issue the Letters of Credit are subject to the fulfillment, subject only to the satisfaction of Lead Agent and Co-Agent, of each of the conditions precedent set forth below on the date of the Initial Advance (and after giving effect to the Initial Advance):

(a) Proof of Authorizing Action. Lenders shall have received, in form and substance satisfactory to Lenders:

(i) certified copies of the (A) certificate of incorporation, certificate of limited partnership, certificate of formation, by-laws, partnership agreement, limited liability company agreement, or other equivalent organizational documents of Borrowers, General Partner and Magma, and (B) resolutions of the General Partner of Borrowers, acting in its capacity as the managing general partner of Borrowers, and resolutions of the board of directors (or other equivalent body) of Magma, in each such case authorizing the execution, delivery and performance of this Agreement, each other Loan Instrument and each Project Document to which such Person is or is intended to be a party and copies of all documents, consents and approvals evidencing other necessary action with respect thereto;

(ii) certificates signed by an Authorized Officer of each such Person certifying the name, incumbency and signature of each individual authorized to sign this Agreement, and each other Loan Instrument and Project Document to which such Person is a party and the other documents or certificates to be delivered pursuant hereto or thereto, which may be conclusively relied upon until a revised certificate is similarly so delivered; and

(iii) good standing certificates, certificates of authority to transact business as a foreign corporation, partnership or limited liability company, as the case may be, and certificates, to the extent available, as to tax status with respect to each such Person for such Person's state of organization or incorporation, as the case may be, and California, if qualification in California is necessary or desirable for such Person in light of the character of the properties owned or leased by such Person or the business conducted or proposed to be conducted by such Person.

(b) Environmental Information. Lenders shall have received (i) a report in form reasonably satisfactory to Lead Agent and Co-Agent by a qualified independent firm, selected by Borrowers, containing the results of such firm's environmental audit of the Properties, and (ii) such other information as to the past ownership and use and the present condition of the Properties as Lenders may have requested; and such information shall not disclose any unusual or, in the opinion of Lead Agent and Co-Agent, significant risks associated with the Properties relating to environmental, pollution, sanitation and similar laws.

(c) Independent Engineer's Report. Lenders shall have received a report of Independent Engineer detailing to the satisfaction of Lead Agent and Co-Agent such matters as Lead Agent and Co-Agent may reasonably request.

(d) Reservoir Consultant's Report. Lenders shall have received a report of Reservoir Consultant detailing to the satisfaction of Lead Agent and Co-Agent such matters as Lead Agent may reasonably request.

(e) Pro Forma. Lenders shall have received from Borrowers (i) the Pro Forma which is attached hereto as Schedule 4.1(e); and (ii) a certificate, satisfactory in form and substance to Lead Agent and Co-Agent, of an Authorized Officer of General Partner of Borrowers stating that such Pro Forma was prepared in good faith by Borrowers and is based upon assumptions which Borrowers consider to be reasonable.

(f) Opinions of Counsel. Lenders shall have received the legal opinions, each dated the Closing Date, of (i) Latham & Watkins, special counsel to Borrowers, and (ii) such other opinions of counsel as the Lead Agent and Co-Agent may reasonably request, each in form and substance reasonably satisfactory to Lead Agent and Co-Agent.

(g) Correctness of Representations. All representations and warranties (other than any made by Lenders, Lead Agent or Issuing
Bank) contained herein and in each other Loan Instrument and Material Project Document and in any writing delivered to Lead Agent by Borrowers, Magma or General Partner pursuant hereto or thereto, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Initial Advance, and Borrowers shall have delivered a certificate dated the date of the Initial Advance to such effect (i) with respect to all such representations and warranties made by Borrowers, and (ii) to Borrowers' knowledge, with respect to such representations and warranties made by any party other than Borrowers.

(h)  No Default.  There shall exist no Default or Event of
Default.

(i) Loan Instruments. Each of the Loan Instruments, including, without limitation, each of the Security Documents, has been duly and validly executed and delivered by each Borrower and has been executed and delivered by each other Person which is a party thereto and is in full force and effect. Lenders shall have received an executed original of each such Loan Instrument.

(j) Project Documents. Each of the Material Project Documents shall be in form and substance satisfactory to Lead Agent and Co-Agent and they shall have received evidence satisfactory to them that each of the such Project Documents (i) was duly and validly executed and delivered by each Person which is a party thereto,
(ii) is in full force and effect, (iii) represents the legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms, (iv) no default or event of default exists thereunder, and (v) has not been breached by any party thereto. Lenders shall have received a copy of an executed original of each such document, certified by a certificate of Borrowers as being true, correct and complete.

(k) Security Interest; Recordings and Perfection. Lenders shall have received (i) the Consents, the collateral assignments of each Material Project Document and all other consents and documents necessary to collaterally assign to Lead Agent (for the ratable benefit of the Secured Parties) as security each of the Project Documents that is required by Lead Agent to be so assigned, each such document to be in form and substance satisfactory to Lead Agent and Co-Agent (ii) copies of Uniform Commercial Code and other judgment and lien search reports with respect to Borrowers, General Partner and Magma in each jurisdiction in which Financing Statements are to be filed, and
(iii) evidence satisfactory to Lead Agent and Co-Agent that the Financing Statements and Deed of Trust have been duly recorded and filed and that all other documents requiring filing or recording have been duly recorded or filed or are in form for recording and filing in all places wherein such recording or filing is necessary to perfect the interests of Lead Agent and each Lender in and to the Collateral covered thereby. The execution and delivery of the Security Documents, the filing of the Financing Statements and any other necessary action on the part of Borrowers shall have created, as security for the obligations of Borrowers hereunder and under the Loan
Instruments, legal, valid and enforceable security interests and will constitute a perfected lien on or in all right, title, estate and interest of Borrowers, Magma or General Partner in the Collateral described therein, now owned by Borrowers, Magma or General Partner or hereafter acquired, prior and superior to all other Liens other than Permitted Liens with priority dating from no later than the date of the Initial Advance.

(l) Title Insurance; Surveys. Lead Agent shall have received (i) an ALTA extended coverage loan policy of title insurance (form 10-17-92) issued by one of the entities comprising the Title Company, in the form of Schedule 4.1(l) hereto and otherwise in form and substance satisfactory to Lead Agent, in an amount equal to the aggregate of the Term Loan Facility and Working Capital Facility, with such endorsements and affirmative coverage as Lead Agent may request, together with such ALTA Facultative Reinsurance Agreements (form 4-6-90) or commitments therefor as Lead Agent may request, insuring Lead Agent (on behalf of the Secured Parties) that (A) good and marketable title to the Ground Leases and the Easement to Develop Geothermal Rights (as defined in the Easement Grant Deed) is vested in Borrowers subject only to exceptions approved by Lead Agent and (B) the Deed of Trust constitutes a valid and enforceable first deed of trust on the Ground Leases and the Easement to Develop Geothermal Rights subject only to exceptions approved by Lead Agent, and (ii) a currently-dated 1992 ALTA/ACSM survey of the Properties, prepared and certified to Lead Agent, the Secured Parties, Title Company and Borrowers by a surveyor licensed in the State of California who is satisfactory to Lead Agent and Title Company, which survey shows
(A) all easements benefiting or burdening said property, (B) no state of facts unsatisfactory to Lead Agent and the Secured Parties or Title Company and (C) such details as Lead Agent may require.

(m) Insurance. Lenders shall have received (i) a certified copy of each of the insurance policies required by Section 6.16 hereof or certificates of insurance or binders with respect thereto, such policies, certificates or binders, as the case may be, to be in form and substance, and issued by companies, satisfactory to Lead Agent and Co-Agent, together with evidence satisfactory to Lead Agent and Co-Agent that such insurance complies with the provisions of Section 6.16 hereof and with the provisions of each of the Project Documents, covering the risks referred to therein, and that all premiums then due with respect to such insurance have been paid, (ii) a written report of Insurance Advisor describing the insurance to be obtained by Borrowers as of the date of the Initial Advance with respect to the Facilities and stating that the insurance required to be obtained as of the date of the Initial Advance is in full force and effect, and (iii) if the Facilities, or any portion thereof (A) are located in a Federally designated "special flood hazard area", in addition to the other Insurance Policies required herein, a flood insurance policy or (B) is not located in a Federally designated "special flood hazard area", a certificate in form satisfactory to Lead Agent from a licensed surveyor, appraiser or professional engineer or other qualified person substantiating such fact.

(n) Governmental Approvals. Borrowers shall have duly obtained and there shall be in full force and effect, and Lead Agent shall have received evidence or copies of, all Governmental Approvals set forth in Schedule 5.6 hereto.

(o) Filing, Registration and Recording Fees. Each of Co-Agent and Lead Agent shall have received evidence satisfactory to it that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement, the Security Documents and the Project
Documents have been paid in full by or on behalf of Borrowers.

(p) Financial Statements; Material Adverse Change. Borrowers shall have delivered to Lenders (i) audited annual Financial Statements (satisfying the requirements of Section 6.8(a) hereof) in form acceptable to Lead Agent and Co-Agent, for fiscal year 1992 for Magma, (ii) unaudited quarterly Financial Statements for Magma (satisfying the requirements of Section 6.8(b) hereof) in form acceptable to Lead Agent and Co-Agent, for the period through and including December 31, 1993 and (iii) unaudited Financial Statements for Borrowers (on a consolidated basis), in form acceptable to Lead Agent and Co-Agent, for the period through and including December 31, 1993. There shall have been no material adverse change in the financial condition of Borrowers and Magma since the date of their latest Financial Statements delivered to Lenders. Borrowers shall have delivered to Lenders (1) certificates, dated the date of the Initial
Advance and signed by an Authorized Officer of each Borrower and each Partner, respectively, stating that no material adverse change has occurred in its financial condition since the date of its latest Financial Statements, delivered to Lenders, and (2) a certificate dated the date of the Initial Advance and signed by an Authorized Officer of each Borrower stating that, to the best knowledge of each Borrower, no material adverse change in the financial condition of any other party to any of the Project Documents has occurred (except as heretofore disclosed to Lead Agent in a writing delivered by or on behalf of Borrowers or such Person) since the date which is one (1) month prior to the Closing Date.

(q) No Violation of Law, Etc. No Law, regulation, ruling, guideline or other governmental action or inaction of any Governmental Authority shall be in effect or shall have occurred, the effect of which would (i) result in a Material Adverse
Effect, (ii) subject the Lenders to any unreimbursed liability under the Loan Instruments, or (iii) make it illegal for any Lender hereunder to perform its obligations hereunder.

(r) Payments to Secured Parties. Borrowers shall have paid, or shall pay to Lead Agent out of the proceeds of the Initial
Advance, all amounts then due to each of the Secured Parties pursuant to the Loan Instruments.

(s) No Legal Proceedings. There shall be no (i) injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority directing that the transactions provided for in any of the Project Documents not be consummated as herein or therein provided or (ii) action, suit, investigation or proceeding of or before any court, arbitrator, administrative agency or other Governmental Authority pending or threatened against or affecting any party to any Project Document, or any of their properties, revenues or assets or the Facilities or the Properties which, in the reasonable opinion of the Lead Agent and Co-Agent (A) has had or could have a Material Adverse Effect or (B) could result in any adjustment pursuant to the Power Purchase Agreement in the amount or rate of payments required to be made by SCE under the Power Purchase Agreements (taking into account the merits of the action, suit, investigation or proceeding).

(t) Regulation as Utility. None of the making of any Advance, the maintenance of any Loan, the conversion of the applicable Interest Rate of any Loan, the issuance of any Letter of Credit, the securing of any obligation by Liens pursuant to the Security Documents, the exercise of remedies under the Loan Instruments, any other transaction contemplated by any of the Loan
Instruments, nor Borrowers' ownership or operation of the Facilities shall cause Borrowers or any Secured Party to become subject to regulation by any Governmental Authority as a "public utility", an "electric utility", an "electric utility holding company", a "public utility holding company", or an "electrical corporation" under any Law or Governmental Requirements
(including, without limitation, PUHCA, FPA or PURPA).

(u) QF Status. Each Facility shall be a QF and Borrowers shall have obtained QF Certificates for each of the Facilities.

(v) Consent Letter. The Lead Agent shall have received a letter or letters from The Prentice Hall Corporation System, Inc., currently located at 15 Columbus Circle, New York, New York 10023, indicating its consent to its appointment by Borrowers as their Process Agent to receive service of process as specified in Section 9.12(b)(ii).

(w) Equity Contributions. Magma shall have contributed at least $81,400,000 in equity to the Borrowers to be used in connection with the Project, and Borrowers shall have provided Lenders with evidence of such contribution reasonably satisfactory to Co-Agent and Lead Agent.

(x) Force Majeure, Cancellation, Suspension, Termination, etc. No event of force majeure or other event or condition shall exist which permits or requires any party to any of the Project
Documents or Loan Instruments to cancel, suspend or terminate its performance of such document in accordance with its terms or which could excuse any such party from liability for nonperformance thereof.

(y) Reserve Deposits. Borrowers shall have (i) established the reserve accounts required under Section 6.1 and (ii) contributed
$3,400,000 to the Pre-Funded Well Account and Borrowers shall have provided Lenders with evidence of such contribution reasonably satisfactory to Lead Agent and Co-Agent.

(z) Additional Conditions. The requirements of Section 4.2 hereof shall have been satisfied.

(aa) Environmental Indemnity. Borrowers shall have delivered to Lenders the duly executed Environmental Indemnity Agreement.

(bb) Sinclair Indemnity. Borrowers shall have delivered to Lenders the duly executed Sinclair Indemnity Agreement.

(cc) Other Information. Lead Agent shall have received such other statements, certificates, documents and information with respect to the Project or matters contemplated by this Agreement as Lead Agent may reasonably request.

4.2  Conditions Precedent to All Advances.

The obligation of each Lender to make any Advance, including the Initial Advance and any subsequent Advance, is subject to the fulfillment, subject only to the satisfaction of Lead Agent, of each of the conditions precedent set forth below, on the date of each such Advance (and after giving effect to such Advance):

(a) No Violation of Law, etc. No Law, regulation, ruling, guideline or other governmental action or inaction of any Governmental Authority shall be in effect or shall have occurred (or be proposed if the enactment of such proposal in Lead Agent's reasonable judgment is imminent and if enacted would have a material effect), the effect of which is to prevent, directly or indirectly, Lead Agent, Lender or an Issuing Bank, Borrowers or any party to any Material Project Document or Loan Instrument from fulfilling their respective obligations hereunder or thereunder, where the failure to fulfill such obligations would have a Material Adverse Effect, or which would subject any Lender or Issuing Bank to any unreimbursed liability by reason of the performance of its obligations hereunder (other than taxes levied on the income of such Lender or such Issuing Bank). In addition, the Project, Borrowers and each Partner and, with respect to the Project, Operator, shall each be in full compliance with all Governmental Requirements except where non-compliance would not have a Material Adverse Effect.

(b) No Legal Proceedings. There shall be no (i) injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Government Authority directing that the transactions provided for herein or in the other Loan Instruments or Material Project Documents or any of them not be consummated as herein or therein provided, or (ii) litigation, investigation or proceeding of or before any arbitrator, court or other Government Authority pending or threatened against any party to any Loan Instrument or Material Project Document, or any of their properties, revenues or assets, with respect to this Agreement, the other Loan Instruments or the Material Project Documents or any of the transactions contemplated hereby or thereby and which, in the instance of clause
(i) or (ii) above, is reasonably likely to have a Material Adverse
Effect.

(c) Material Adverse Change. Since the date of the most recent financial statements, there has been no event or events which (i) materially adversely affect Borrowers' ability to meet its obligations under any of the Loan Instruments or the Project Documents or (ii) would have a Material Adverse Effect on the security interests of Lenders and Issuing Bank in the Collateral, all as determined by (x) Lead Agent in the reasonable exercise of its discretion or (y) the Majority Lenders if they have previously so notified the Lead Agent in writing, in the reasonable exercise of their discretion.

(d) Other Information. Lead Agent shall have received such other statements, certificates, documents and information with respect to the Project or matters contemplated by this Agreement as Lead Agent may reasonably request.

(e)  No Default.  There shall exist no Default or Event of
Default.

4.3  Conditions Precedent to Release of

Moneys from Pre-Funded Well Account

or the New Well Reserve Account    .

Borrowers shall be entitled to withdraw funds from the Pre-Funded
Well Account and the New Well Reserve Account, subject to the satisfaction of the following conditions precedent:

(a)  No Default.  There shall exist no Default or Event of
Default.

(b) Notice. Borrowers shall have notified the Lead Agent in writing at least 1 (one) Banking Day prior to any release of funds, such notification to contain detailed information reasonably satisfactory to Lead Agent as to the manner in which the funds will be expended.



ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

Each Borrower hereby, represents, warrants and certifies to Lead
Agent, each Lender and Issuing Bank that each of the following representations and warranties is true and correct.

5.1  Organization and Existence.

Each Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California. Each Borrower is in good standing and duly qualified as a foreign limited partnership in each other jurisdiction in which the failure to qualify would have a Material Adverse
Effect. As of the Closing Date, General Partner is the sole general partner of each Borrower, Magma is the sole limited partner of SSBP, and SSBP is the sole limited partner of SSPG. Except as set forth on Schedule 5.1 hereto, neither the Borrowers nor the General Partner has any direct or indirect Subsidiaries. General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Magma is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each
Partner is duly qualified to do business and is in good standing under the laws of the State of California and each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as presently conducted or proposed to be conducted makes such qualification necessary or desirable. Each Borrower and each Partner has full power and authority to own its property and to carry on its business as now being conducted and as proposed to be conducted.

5.2  Power and Authority.

As of the Closing Date, each Borrower has full power and authority to enter into and perform this Agreement, the other Loan Instruments and each Project Document to which it is a party, and the entering into and performance of such agreements by each Borrower and each Partner have been duly authorized by all proper and necessary action.

5.3  Binding Effect.

This Agreement and each other Loan Instrument and Project
Document to which each Borrower and each Partner is a party when executed and delivered, will constitute the legal, valid and binding obligations of each Borrower and each Partner, enforceable in accordance with their respective terms.

5.4  No Breach.

The execution, delivery and performance by each Borrower of each of the Loan Instruments and Project Documents to which it is a party when executed, delivered and being performed will not (a) require any consent or approval of any Person which has not been obtained or made, (b) violate the Partnership Agreements or any other organization documents of Borrowers or any of the Partners, (c) violate the provisions of any Law, regulation or order of any governmental or regulatory authority applicable to Borrowers, any of their assets or the Facilities, (d) contravene, violate or result in any breach of any provision of, or constitute a default under, any mortgage, indenture, contract, agreement or other undertaking to which either Borrower is a party or which purports to be binding upon either Borrower or upon any of Borrowers' assets, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the assets of Borrowers pursuant to the provisions of, any mortgage, indenture, contract, agreement or other undertaking to which either Borrower is a party or which purports to be binding upon either Borrower or upon any of Borrowers' assets.

5.5  No Default by Borrowers.

Neither Borrowers nor any Partner is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Loan Instrument or Project Document. To the knowledge of Borrowers, no other party to any Loan Instrument or Project Document is in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained therein. To the knowledge of Borrowers, no Default or Event of Default has occurred and is continuing. No Event of Loss has occurred.

5.6  Compliance with Laws; Governmental

Requirements and Approvals        .

As of the date of the Initial Advance, Borrowers have been and are in compliance with all Governmental Requirements, except where non-compliance would not have a Material Adverse Effect. As of the date of the Initial Advance, no Governmental Approvals will be required to be obtained by Borrowers in connection with the making of any Loans, the execution and delivery of this Agreement, each other Loan Instrument, the Material Project Documents or the performance by Borrowers of their obligations hereunder or thereunder, or in connection with the participation by Borrowers in the transactions contemplated hereby or thereby or with respect to the participation by Borrowers in the operation, maintenance, alteration or repair of the Project in accordance with the Loan Instruments and Project Documents, except
(i) where the absence of such Governmental Approvals would not have a Material Adverse Effect and except as otherwise disclosed in Schedule 5.6 hereto, and (ii)(A) for the Governmental Approvals set forth in Part I of Schedule 5.6 hereto, each of which has been duly obtained or made and is in full force and effect, is final and is not the subject of any pending or, to the best of Borrowers' knowledge, threatened judicial or administrative proceeding, and (B) for the Governmental Approvals set forth in Part II of Schedule 5.6, which, in light of the status of the operation of the Project as of the date this representation is made, are not presently required to have been obtained or made and each of which is expected to be obtained or made in the ordinary course of construction or operation of the Project but not later than required or advisable.

5.7  No Litigation.

There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the best knowledge of Borrowers, threatened against or affecting Borrowers, the Project or any of their properties, (a) which involves the Project or any of the transactions contemplated by the Project Documents and (b) which is reasonably likely to have a Material Adverse Effect.

5.8  Title; Liens.

Borrowers own and have good and marketable (i) leasehold title to the properties demised under the Ground Leases, (ii) interests under the Easement Grant Deed and (iii) title to the Facilities subject to Permitted Liens, and Borrowers either lease or rent, pursuant to legal, valid and binding agreements, or own and have good title to all of their other properties and assets, free and clear of all Liens other than Permitted Liens. Except as otherwise provided in this Section 5.8, no deed of trust, mortgage or financing statement or other instrument or recordation covering all or any part of the Facilities, Properties or any of the other properties or assets of Borrowers is on file in any recording office, except such as may have been filed in favor of Lead Agent or with respect to those Permitted Liens set forth in Section 6.13(e) hereof.

5.9  Security Interests.

The security interests created in favor of Lead Agent on behalf of the Secured Parties under the Security Documents are valid and perfected, first-priority security interests (subject only to Permitted Liens) superior and prior to the rights of all Persons, whether the property subject to the security interests is now owned by Borrowers or is hereafter acquired. The Security
Documents (including the Financing Statements) have been duly filed, recorded and/or registered in each office and in each jurisdiction where required to create and perfect the lien and security interest described above. Borrowers have properly delivered to Lead Agent all Collateral that requires perfection of the Lien and security interest described above by possession. The principal place of business and the chief executive office of each Borrower is located in the State of California, at the address set forth in Section 9.1 hereof.

5.10  Taxes.

Borrowers have filed or caused to be filed all tax returns which are required to be filed by them, and have paid all taxes shown to be due and payable by Borrowers on said returns or on any assessments made against them or any of their assets and all other taxes, fees or other charges imposed on them by any Governmental Authority other than taxes, fees, assessments and other charges which are not delinquent and remain payable without penalty or are the subject of a Good Faith Contest by either Borrower, and Borrowers have no knowledge of any actual or additional assessment in connection therewith in material amounts.

5.11  Project Documents.

(a) Delivery. Except as set forth in Schedule 5.11(a) hereto, Lead Agent has received a complete copy of each Material Project Document executed on or prior to the date on which this representation is made (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any). Each Project Document is in full force and effect. None of the Project Documents which has been executed and delivered has been amended, modified or terminated, except as disclosed in writing to Lead Agent or as amended, modified or terminated in accordance with the terms hereof.

(b) Representations and Warranties. The representations and warranties of Borrowers contained in each Project Document and Loan Instrument were true and correct on the date when made and in the case of the Material Project Documents and the Loan
Instruments continue to be true and correct.

(c) Sufficiency. Except as disclosed in Schedule 5.11(c) hereto, based on facts and circumstances existing as of the date hereof, the services to be performed, the materials to be supplied and the easements, licenses and other rights granted or to be granted to Borrowers pursuant to the terms of the Project Documents provide or will provide Borrowers with all rights and property interests required to enable Borrowers to obtain all services, materials or rights (including access) required for the operation and maintenance of the Facilities, including Borrowers' full and prompt performance of its obligations under the Material Project Documents, other than those services, materials or rights that reasonably can be expected to be obtainable in due course without material expenses or delay.

(d) No Defaults. To the knowledge of Borrowers, no other party to any Material Project Document is in default thereunder.

5.12  Agreements and Licenses.

No licenses, trademarks, patents, copyrights or agreements with respect to the usage of technology or other permits are necessary for the ownership, operation or maintenance of the Project, except for the licenses, trademarks, patents, agreements or permits which Borrowers own and have good title to, free and clear of all Liens (other than Permitted Liens) or which Borrowers will have the right to use.

5.13  Financial Statements.

The Financial Statements of Borrowers (on a consolidated basis) and Magma provided or to be provided hereunder or under any of the other Loan Instruments are or will be prepared in accordance with generally accepted United States accounting principles, consistently applied and are or will be upon delivery true, correct and complete as of the dates specified therein and fairly present the financial condition of each Borrower, Magma and General Partner as of the dates and for the periods specified. Except as set forth in Schedule 5.13 hereto, Borrowers do not have any liabilities or obligations (either accrued, absolute, contingent or otherwise), except for those reflected or otherwise reserved for in the Financial Statements of Borrowers which, in accordance with generally accepted United States accounting principles, would not be required to be disclosed in footnotes of a balance sheet of Borrowers. Financial Statements of General Partner will be provided in accordance with the provisions of this Section 5.13 in the event General Partner ceases to be wholly-owned by Magma.

5.14  Pro Forma.

The Pro Forma which is attached hereto as Exhibit 5.14 furnished to Lead Agent by Borrowers and the significant assumptions related thereto have been prepared in accordance with the standards set forth in Section 6.8(g) hereof.

5.15  Operation of the Facilities.

To the best of Borrowers' knowledge, the Facilities have been and will continue to be able to be operated on a safe basis and in accordance with sound practices in the power generation industry in compliance with all Material Project Documents and currently existing Governmental Requirements (except where non-compliance would not have a Material Adverse Effect), so that the performance levels of the Facilities reflected in the Pro Forma can be substantially met during the term of this Agreement and Borrowers can duly and punctually meet their material obligations under the Material Project Documents and the Loan Instruments in accordance with the terms thereof.

5.16  Disclosure.

No representation, warranty or other statement made by Borrowers in this Agreement or in any other Loan Instrument or Project Document, or in any other document furnished from time to time by Borrowers in connection herewith or therewith (including the Information Memorandum dated November 26, 1993 prepared by J.P. Morgan Securities, Inc.) contains or when furnished will contain any untrue statement of a material fact or omits or when furnished will omit to state (as of the date made or furnished) any material fact necessary to make the statements herein or therein not misleading in light of the context (including other representations, warranties and statements in such instruments or documents) in which they were or are made and the circumstances under which they were or are made. To the best of Borrowers' knowledge, there are no facts known to Borrowers on the date hereof which have not been disclosed in writing to Lead Agent and which could reasonably be expected to have a Material Adverse Effect.

5.17  Transactions with Affiliates.

As of the date of the Initial Advance, and after giving effect to the transactions contemplated thereby, Borrowers are not parties to any contract, agreement or binding commitment, whether or not in the ordinary course of business, with any Affiliate, except as set forth on Schedule 5.17, which agreements conform to the requirements of Section 6.23 hereof.

5.18  No Additional Fees.

Except for the fees paid to J.P. Morgan Securities, Inc. for advisory services, Borrowers have not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Loan Instruments.

5.19  Burdensome Obligations.

Neither Borrowers nor any of their properties are subject to any Law (including without limitation, any enacted law the effective date of which has not yet occurred), or are subject to any restriction under either Borrower's organization documents or under any agreement or instrument to which each Borrower is a party or by which Borrowers or their properties (now owned or hereafter acquired) are subject or bound, which is so unusual or burdensome as to have a Material Adverse Effect.

5.20  Regulation.

(a)  FERC Status.  Each Facility is and will be a QF.

(b) Public Utility Status. Neither Borrowers, their Affiliates nor any of the Secured Parties is or will be, solely as a result of the participation by such parties separately or as a group in the transactions contemplated hereby or by any other Project Documents, or by the ownership, use or operation of the Facilities, including as a result of the sale of general or limited partnership interests in Borrowers to the extent permitted hereby, be subject to regulation by any Governmental Authority as a "public utility", an "electric utility", an "electric utility holding company", a "public utility holding company", a "holding company", or an "electrical corporation" or a subsidiary or affiliate of any of the foregoing under any Governmental Requirements (including, without limitation, PUHCA, FPA, and PURPA). So long as each Facility remains a QF, none of the Secured Parties will solely by reason of its or their ownership or operation of the Facilities upon the exercise of remedies under the Security Documents be subject to financial, organizational or rate regulation by any Governmental Authority as a "public utility", an "electric utility", an "electric utility holding company", a "holding company", or an "electric corporation" or a subsidiary or affiliate of any of the foregoing under any Governmental Requirements (including, without limitation, PUHCA, FPA, any California public utility law and PURPA).

5.21  Power Purchase Agreements.

The PUC has approved the rates and terms of the services under each of the Power Purchase Agreements.

5.22  Nature of Business.

Borrowers have not engaged in any business other than the acquisition, development, construction or operation of the Project and the leasing of certain of its lands for agricultural purposes pursuant to a lease form approved by Lead Agent which lease would not reasonably be expected to have a Material Adverse
Effect.

5.23  Documents to which Borrower is a Party.

Borrowers are not a party to any agreements other than the Project Documents and Loan Instruments, and any agreement permitted by Section 6.19 hereof.

5.24  ERISA.

As of the Closing Date, neither Borrower nor any ERISA Affiliate has or has had any obligation to contribute to or liability under any Multiemployer Plan. As of the Closing Date, neither Borrower has any liability under any employee benefit plan. Each employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) (including without limitation each employee benefit plan of an ERISA Affiliate) as to which either Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no reportable event (as defined in Section 4043 of ERISA other than an event for which the 30-day notice provision is waived under subsection .13, .14, .18, .19 or .20 of Department of Labor Regulation Section 2516) has occurred with respect to any such plan, (ii) there has been no withdrawal from any such plan or formal steps, or informal steps reasonably expected to result in formal action, taken to do so which have resulted or could result in material liability for either Borrower, (iii) no formal steps, or informal steps reasonably expected to result in formal action, have been taken to terminate any such plan which have resulted or could result in material liability for either Borrower, (iv) no contribution failure has occurred with respect to any such plan sufficient to give rise to a lien against either Borrower under
Section 302(f) of ERISA or Section 412 of the Code and (v) no condition exists or event or transaction has occurred with respect to any such plan which individually or in the aggregate have resulted in or could result in material liability for either Borrower.

5.25  Environmental Matters.

For the purposes of this Agreement, the following terms shall have the following meanings: (i) the term "Hazardous Material" means any material or substance that, whether by its nature or use, is subject to regulation under any Environmental
Requirement, and (ii) the term "Environmental Requirement" means any Governmental Requirement or Governmental Approval addressing environmental, health, or safety issues or requirements of or by any Governmental Authority, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. U 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. U 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. U 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. U 2601 et seq.), the Clean Air Act (42 U.S.C. U 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. U 1251 et seq.), and the Safe Drinking Water Act (42 U.S.C. U 300f et seq.), all as presently in effect and as the same may hereafter be amended from time to time, and any regulation pursuant thereto, and also including, but not limited to, any obligations, duties, or requirements arising from or related to hazardous materials under common law. As of the Closing Date, and except as disclosed in
Schedule 5.25, to Borrowers' knowledge:  (i) no Hazardous
Material is located at, in, on, under or from the Properties in a manner which violates any Environmental Requirement in any material respect, or for which material cleanup or corrective action of any kind is required under any Environmental
Requirement or because of any spill or release of Hazardous Material, material cleanup of or corrective action with respect to such Hazardous Material is authorized under CERCLA or any similar state or local law; (ii) no risk to human health or the environment exists as a result of any condition on the Properties which would have a Material Adverse Effect; (iii) no releasing, emitting, discharging, leaching, dumping, or disposing of any Hazardous Material from the Properties onto or into any other property or from any other property onto or into the Properties is occurring in violation of any Environmental Requirement, or for which material cleanup or corrective action of any kind is required under any Environmental Requirement or because of any spill or release of Hazardous Material, material cleanup of or corrective action with respect to such Hazardous Material is authorized under CERCLA or any similar state or local law, or which could pose a risk to human health or the environment which would have a Material Adverse Effect. No notice of violation, Lien, complaint, suit, order or other notice with respect to the environmental condition of the Properties or regarding the disposal or release of Hazardous Materials from the Properties onto any other property is outstanding or anticipated, nor has any such notice been issued which has not been fully satisfied and complied with in a timely manner so as to bring the Properties into material compliance with every Environmental Requirement.

5.26  Federal Reserve Regulations; Foreign

Assets Control Regulations, Etc.

(a) Borrowers are not engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purposes of purchasing or carrying any margin stock, within the meaning of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" as so defined, or for extending credit to others for the purpose of purchasing or carrying margin stock, or for any purpose which would violate, or cause a violation of, any such regulation.

(b) Neither the making of the Loans or the issuance of any Letter of Credit nor the issuance of the Notes by Borrowers nor its use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Foreign Funds Control Regulations, the Cuban Assets Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the Libyan Sanctions Regulations, the Iranian Transactions Regulations or the Panamanian Transactions Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or Executive Orders 12722 and 12724 (55 Fed. Reg. 31803 and 55 Fed. Reg. 33089)
Blocking Iraqi Government Property and Prohibiting Transactions with Iraq.

5.27  1933 Act.

Borrowers shall sell and offer to sell LOC Debt only in compliance with the registration provisions of the Securities Act of 1933, as amended, or pursuant to an exemption under Section 3 or Section 4 thereof, and in compliance with the registration or qualification provisions of the securities law of any state or territory having jurisdiction.

5.28  Private Offering by Borrowers.

Provided that the transactions contemplated by this Agreement and the other Loan Instruments, including but not limited to the execution and delivery by Borrowers of the Notes, are intended to be loans by institutional lenders for commercial purposes and are not intended to be investments in a business enterprise, the Notes do not constitute "securities" within the meaning of Section 2(1) of the Securities Act of 1933, as amended, or Section 3(a)(10) of the Securities Exchange Act of 1934, as amended, and it is not required in connection with the execution and delivery of the Notes on the Closing Date or the purchase of partnership interests in Borrowers by the Partners pursuant to the Partnership Agreements to register the Notes or such partnership interests under the Securities Act of 1933, as amended.

5.29  Investment Company Act.

Neither Borrower is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.
5.30  Payment Instructions.

Borrowers shall promptly deposit or cause to be deposited all payments of Cash Revenues into the Project Account. In the event that Lead Agent determines, in its reasonable discretion, that a lock box maintained by Borrowers or an Affiliate thereof is subject to rights of a secured party other than Lead Agent, Borrowers will, at Lead Agent's request, arrange for payments to be made directly to Borrowers or arrange for payment into another lock box to be established by Borrowers at their expense and not subject to such rights of any such other secured party.

5.31  Consents; Agreements.

Borrowers have obtained (i) all consents or agreements requested by Lead Agent and Co-Agent in connection with the transactions contemplated by this Agreement (including, without limitation, agreements from geothermal lessors or holders of overriding or other royalty interests) and (ii) conforming modifications to the permits allowing for disposal of certain residue materials from the plants at the Imperial County Monofill Facility operated by Desert Valley, except those consents, agreements or modifications, the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect.



ARTICLE 6 - COVENANTS AND AGREEMENTS OF BORROWERS

Each Borrower hereby covenants and agrees that from the date of this Agreement (A) until Issuing Bank is no longer obligated to issue any Letter of Credit and has no liability under any Letter of Credit, (B) until all amounts payable by Borrowers hereunder or under any of the other Loan Instruments are paid in full, and (C) the Total Commitment has been terminated, each Borrower shall faithfully observe and fulfill, and shall cause to be observed and fulfilled, each and all of the following covenants:

6.1  The Accounts.

(a) Salton Sea-CS Payment Account. Credit Suisse shall maintain a special depository account (the "Salton Sea-CS Payment Account") (Account No. 350877-01) at Credit Suisse (and such account shall be titled appropriately so as to identify the nature of such account). Borrowers agree and shall cause the Salton Sea-CS Payment Account to be funded with (i) all insurance proceeds payable to Lead Agent in accordance with Section 6.17 and (ii) following and during the continuance of an Event of Default, with all moneys deposited into the Pre-Funded Well Account, the New Well Reserve Account and the Project Account, and all other moneys payable to Borrowers by any third parties or Affiliates.

(b) Project Account. Borrowers shall maintain a special depository account (the "Project Account") (Account No. 14501-04275) at Bank of America, San Diego Commercial Banking Group, 450 B Street, Suite 100, San Diego, California 92101 (and such account shall be titled appropriately so as to identify the nature of such account). All Cash Revenues and Working Capital Loan Advances shall be deposited in the Project Account. Except as otherwise provided for in Section 5.30 hereof, Borrowers agree to cause any and all payments from the parties to the Project Documents to be made payable to Borrowers and such payments shall be remitted by Borrowers to the Project Account. Borrowers shall not make any withdrawal or transfer from the Project Account except in strict adherence to the provisions of this Agreement and the Security Documents.

(c) Withdrawals from Project Account. Borrowers shall make withdrawals from the Project Account pursuant to the terms of this Agreement and for the purposes of satisfying the provisions of this
Section 6.1, in the following order of priority:

(i)  Payment of Operating Costs:  on any day after the Closing
Date, withdraw and transfer, all amounts necessary as Borrowers reasonably determine are necessary in order to pay Operating Costs (including Cash Expenses) due and payable;

(ii)  Payments of Reimbursement Obligations under Letters of
Credit: after making the withdrawals specified in clause (i) above, on any day after the Closing Date upon which payment thereof is required, withdraw and transfer amounts for the payment of unpaid Reimbursement Obligations under the Letters of Credit;

(iii) Payment of Fees (other than L/C Fees): after making the withdrawals specified in clauses (i) and (ii) above, on each Quarterly Date upon which payment thereof is required, withdraw and transfer amounts to pay fees then due pursuant to Section 2.6(d) hereof;

(iv) Payments of L/C Fees; Interest on the Term Loan; Swap Agreement Payments and Other Debt Service: after making the withdrawals specified in clauses (i) through (iii) above, on each Quarterly Date or any other date as required, withdraw and transfer amounts to pay on a pro rata basis (A) accrued interest on the Term Loan, (B) the L/C Fees, (C) any interest and fees under the Swap Agreement, and (D) Debt Service (but excluding Debt Service otherwise referred to in this Section 6.1) in each instance then due;
(v) Principal of the Term Loan: after making the withdrawals specified in clauses (i) through (iv) above, on each Term Loan Repayment Date, withdraw and transfer amounts necessary to repay principal amounts due under the Term Loan;

(vi) Funding of Debt Service Reserve Account: after making the withdrawals specified in clauses (i) through (v) above, on each Term Loan Repayment Date, withdraw and transfer amounts due for deposit in the Debt Service Reserve Account up to the Debt Service Required Balance, as follows: (A) fifty percent (50%) of the Available Cash Flow and (B) one hundred percent (100%) of the remaining Available Cash Flow as of such date in an amount equal to the difference between (1) the sum of amounts previously withdrawn from such account to satisfy Borrowers' payment obligations under the Loan Instruments, less (2) the sum of all amounts previously deposited in such account pursuant to this clause (B). For purposes of this Agreement, the term "Available Cash Flow" means, as of any Term Loan Repayment Date, Cash Revenues for the period ending on such Term Loan Repayment Date and commencing on the date which is six (6) months prior to such ending date, less the sum of all payments made for such period pursuant to clauses (i) through and including (v) of this Section 6.1(c);

(vii) Discretionary Capital Expenditures: after making the withdrawals specified in clauses (i) through (vi) above, on each Term Loan Repayment Date, withdraw and transfer amounts to pay for discretionary capital expenditures, in an aggregate amount not to exceed, in any calendar year, the lesser of (a) the amount of actual discretionary capital expenditures to be made during such period to or in respect of the Project and (b) $2,000,000;

(viii) New Well Reserve Account: after making the withdrawals specified in clauses (i) through (vii) above, on each Term Loan Repayment Date, subject to satisfaction of the conditions precedent set forth in Section 4.3 hereof, withdraw and transfer amounts to fund a new well with respect to the Unit 3 Facility in an amount equal to $900,000 per annum plus any prior years shortfall, up to a maximum balance in such account equal to (x) $4,500,000 minus (y) any permitted withdrawals actually made under Section 4.3;

(ix)  Distribution to Borrowers:  (A) if the Debt Service
Coverage Ratio is at least 1.2:1.0, (B) so long as no Default or Event of Default has occurred and is continuing, and (C) after making the withdrawals and retentions specified in clauses (i) through (viii) above, then on each Term Loan Repayment Date, withdraw and transfer the monies remaining in the Project Account to such account as Borrowers shall direct, or for such other use as Borrowers shall direct.

(d) Debt Service Reserve Account. Commencing on the Closing Date, Borrowers shall maintain a special depository account ("the Debt Service Reserve Account") (Account No. 350877-02) at Credit Suisse (and such account shall be titled appropriately so as to identify the nature of such account). The Debt Service Reserve Account shall be funded as set forth in Section 6.1(c)(vi) and this Section 6.1(d) up to a maximum amount equal to the aggregate projected Debt Service to become due on the next Term Loan Repayment Date (calculated based on an Interest Period using 6 month LIBOR and the applicable LIBOR margin) (the "Debt Service Required Balance"). Lenders shall be entitled to use the balance in the Debt Service Reserve Account to satisfy payment obligations of Borrowers under this Agreement and the other Loan Instruments. The use of the Debt Service Reserve Account to satisfy such payment obligations shall not in and of itself constitute a Default or an Event of Default. So long as no Event of Default has occurred and is continuing, ten
(10) days prior to each Term Loan Repayment Date, Lead Agent shall withdraw any amount in excess of the Debt Service Required Balance for deposit in the Project Account as an item of Cash Revenues.

(e) New Well Reserve Account. Borrowers shall maintain a special depository account ("New Well Reserve Account") (Account No. 14506-04768) at Bank of America (and such account shall be titled appropriately so as to identify the nature of such account). All of the monies listed in Section 6.1(c)(viii) shall be deposited in the New Well Reserve Account. Subject to the satisfaction of the conditions precedent set forth in Section 4.3 hereof, Borrowers may withdraw and transfer the monies in the New Well Reserve Account to fund a new production well for the Unit 3 Facility.

(f) Pre-Funded Well Account. Borrowers shall maintain a special depository account, the Pre-Funded Well Account, Account No. 14504-04769, at Bank of America (and such account shall be titled appropriately so as to identify the nature of such account). Borrowers shall deposit all of the pre-funded amount of $3,400,000 in the Pre-Funded Well Account. Subject to the satisfaction of the conditions precedent set forth in Section 4.3 hereof, Borrowers may withdraw and transfer the monies in the Pre-Funded Well Account to fund the new injection well for the Unit 1 Facility and the Unit 2 Facility.

(g)  Reserve Account Guaranty; Reserve Account Letter of Credit.
(i) Borrowers may, at their option, deliver to Lead Agent a Reserve Account Guaranty in the form attached hereto as Exhibit 6.1(g) satisfying the conditions set forth in clause (ii) below or a Reserve Account Letter of Credit, in each case in an amount sufficient to fund, in whole or in part, the respective aggregate amounts otherwise required to be maintained in the Debt Service Reserve Account. On the date any such guaranty or letter of credit shall become effective, Borrowers shall be entitled to release any amount that, because of the existence of any guaranty or letter of credit, is in excess of the amount required to be maintained in the Debt Service Reserve Account; provided, however, that in the event any Person that issues the Reserve Account Guaranty has not satisfied or does not continue to satisfy the conditions set forth in clause (ii) below then the Borrowers shall be required to immediately (on the date such conditions are not satisfied) fund the Debt Service Reserve Account in the amount of the Debt Service Required Balance. Borrowers may, at their option, replace any such guaranty or letter of credit with a cash deposit or another letter of credit, all such documents or replacements thereof to be in form and substance reasonably satisfactory to Majority Lenders.

(ii)  From and after the date of the delivery of an executed
Reserve Account Guaranty:

(a) Any entity that delivers a Reserve Account Guaranty shall have and maintain a minimum Consolidated Tangible Net Worth of at least $170,000,000, as calculated on the last day of each fiscal quarter for the quarterly period then ended; and

(b) Any entity that delivers a Reserve Account Guaranty shall have and maintain an Interest Coverage of at least 3.0:1.0, as calculated on the last day of each fiscal quarter of each fiscal year for the period from the beginning of such fiscal year through and including the last day of such fiscal quarter.

    (c) Borrowers shall cause any entity that delivers a Reserve Account Guaranty to deliver Financial Statements with respect to such entity as described in Section 6.8(a) and (b) of the Credit Agreement and to simultaneously therewith deliver a certificate from the chief financial officer of such entity setting forth the calculations described in clauses (a) and (b) above and such other information as may reasonably be requested by Lead Agent.

(h) Permitted Investments. Pending the application of funds in the Project Account, Debt Service Reserve Account, Pre-Funded Well Account or New Well Reserve Account in accordance with Sections 6.1(c), (d), (e) or (f) hereof, respectively, such funds shall be invested, reinvested and liquidated (at the risk and expense of Borrowers) in accordance with instructions given by Borrowers (except upon the occurrence and during the continuance of an Event of Default when such investments, reinvestments and liquidations shall be determined by Lead Agent); provided, however, that no such investment shall be made other than in Permitted Investments. With respect to (i) the Debt Service Reserve Account in all cases and
(ii), the New Well Reserve Account, the Pre-Funded Well Account and the Project Account upon the occurrence and during the continuance of an Event of Default, Lead Agent shall not be liable for any loss resulting from any Permitted Investment or the sale or redemption thereof (other than such loss resulting from Lead Agent's gross negligence or willful misconduct). If and when cash is required for disbursement in accordance with Section 6.1(c), (d), (e) or (f) hereof, Lead Agent is authorized, without instructions from Borrowers, to the extent necessary, to cause Permitted Investments to be sold or otherwise liquidated into cash (without regard to maturity) in such manner as Lead Agent shall deem reasonable and prudent under the circumstances. Any funds held by Lead Agent (other than the Salton Sea-CS Payment Account), and all such Permitted Investments made in respect thereof, shall be held by Lead Agent, and the interest of Borrowers therein, until withdrawn, shall constitute part of the security subject to the security interests created by the Security Documents; provided, that if at any time any funds held by Lead Agent are to be invested in Permitted Investments in accordance with this paragraph (h) but Lead Agent is unable or unwilling at such time to purchase or hold the Permitted Investments selected, then such funds shall be transferred to Swiss American Securities, Inc., a subsidiary of Credit Suisse ("SASI") (or any successor custodian thereto requested by Borrowers and approved by Lead Agent), so that the selected investments may be made and held while permitting the Secured Parties to maintain their perfected and prior security interests in the funds and/or investments in a manner and pursuant to documentation satisfactory to Lead Agent. Borrowers shall pay Lead Agent or SASI (or its successor) the published fees applicable at the time to the transactions then effected pursuant to this paragraph (h).

6.2  Debt Service Coverage Ratio.

Commencing on the Calculation Delivery Date immediately preceding the first Term Loan Repayment Date, and on every other Calculation Delivery Date thereafter, Borrowers shall deliver to Lead Agent their calculation of the Debt Service Coverage Ratio calculated for the period ending on June 30 for each Term Loan Repayment Date occurring on September 15 of such year, and December 31 for each Term Loan Repayment Date occurring on March 15 of the following year, each such period commencing on the later of (i) the date which is twelve (12) months prior to such ending date, and (ii) the Closing Date. A sample calculation of the Debt Service Coverage Ratio is contained in Schedule 6.2 hereto. Each such calculation shall be made by Borrowers reasonably and in good faith.

6.3  Maintenance of Existence, Privileges, Etc.

Except as set forth on Schedule 2.9(b), each Borrower shall at all times (a) preserve and maintain in full force and effect (i) its existence as a limited partnership in good standing under the laws of the State of California, (ii) its qualification to do business in each jurisdiction in which the character of the properties owned or leased by it or on which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary, and (iii) all of its powers, rights, privileges and franchises which are necessary for the ownership and operation of the Project, (b) obtain and use its best efforts to maintain in full force and effect all Governmental Approvals including, without limitation, the Governmental Approvals set forth in Part I of
Schedule 5.6 hereto (or any revised Schedule 5.6 hereto required to be delivered to Lead Agent by Borrowers pursuant to Section 6.7(a) hereof) or Part II of such schedule (or any such revised schedule) which are required or advisable, as specified in Section 5.6 hereto, to be obtained or made at the time such Governmental Approvals are required or advisable, as specified in Section 5.6 hereto, to be obtained or made and other consents and approvals required at any time in connection with the ownership and operation of the Project, (c) maintain each Facility as a QF and (d) preserve and maintain good and marketable title to its properties and assets (subject to no Liens other than Permitted Liens).

6.4  Performance of Project Documents;

Payment of Obligations           .

(a) General. Except as set forth on Schedule 2.9(b) each Borrower shall (i) perform and observe all of its covenants and agreements contained in any of the Project Documents to which it is a party, except where the failure to do so would not have a Material Adverse Effect, (ii) preserve, protect and defend the rights of each Borrower contained in any of the Project Documents to which it is a party, and (iii) take all such actions as are reasonably necessary to maintain in full force and effect each of the Material Project Documents.

(b)  Payment of Obligations.  Without limiting the generality of
Section 6.4(a), Borrowers shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (after taking into consideration any applicable grace periods), as the case may be, all of their Debt and all other obligations of whatever nature, except in the case of such other obligations, when the amount or validity thereof is the subject of a Good Faith Contest by either Borrower.

(c)  Power Purchase Agreements.  Without limiting the generality of
Section 6.4(a) hereof, Borrowers shall (A) fully and timely comply with any and all of their material obligations under each of the Power Purchase Agreements, (B) notify Lead Agent as soon as is practicable but in no event more than five (5) days after the occurrence of any Forced Outage and Uncontrollable Force (as defined in each of the Power Purchase Agreements), including an explanation of the cause thereof, and (C) notify Lead Agent as soon as is practicable but in no event more than five (5) days after the submission or receipt of all material notices under each of the Power Purchase Agreements and after any event of Uncontrollable Force (as defined therein). In addition, the General Partner or such other Person as shall be granted the authority under the Partnership Agreements, other than the Operator, shall make decisions under the Power Purchase Agreements as to whether certain events may be deemed Uncontrollable Force or Forced Outages.

6.5  Operation and Maintenance.

(a) Operations. Each Borrower shall use, maintain and operate the Facilities and Properties in material compliance with all applicable material Governmental Requirements, Project Documents and provisions of this Agreement. Each Borrower shall inspect, maintain, service, preserve and repair the Facilities so as to keep the Facilities (i) in good operating condition (ordinary wear and tear excepted), (ii) in good order and repair in conformity with prudent alternative energy standards and commercial practice, (iii) in material compliance with any requirements under the Project Documents, and (iv) in such condition that each Facility will have the capacity and functional ability to perform, in normal commercial operation, the functions and at the nameplate ratings set forth in the Project Documents for the remaining useful life of each Facility. Borrowers shall not permit Operator without the prior written consent of Lead Agent (A) to enter into any subcontract with respect to which either Borrower has rights of approval pursuant to the O&M Agreement, or (B) to enter into any subcontract for which Operator is to be reimbursed by either Borrower if such subcontract is not entered into in the ordinary course of business. Each Borrower shall comply with such repair, service and maintenance standards and schedules as are required to enforce rights against Operator and any standards imposed by any Insurance Policies in effect with respect to the Facilities or Properties.

(b) Repair and Replacement. Provided Lead Agent has made available pursuant to Section 6.17 hereof the Proceeds (as defined in said Section), in the event of any damage to or destruction of any Facility or any Property, or any part thereof, by fire or other casualty, Borrowers shall, at their own expense and whether or not such damage or destruction is covered by an Insurance Policy, with reasonable promptness, repair, restore, replace or rebuild the same, except where such, in Lead Agent's reasonable judgment, is not necessary or advisable for the conduct of Borrowers' business, so that upon the completion of such repair, restoration, replacement or rebuilding, the applicable Facility and applicable Property shall be in the condition required by the foregoing provisions of this Section 6.5 and so that the productive capacity, value, utility and remaining useful life of the applicable Facility shall be at least equal to the greater of (i) the actual productive capacity, value, utility and remaining useful life of the applicable Facility immediately prior to the happening of such casualty, or (ii) the productive capacity, value, utility and remaining useful life the applicable Facility would have had if it were used, maintained and operated in accordance with the requirements of this Section 6.5.

(c) Capital Expenditures. Borrowers shall not, without the prior written consent of Majority Lenders, make any capital expenditures in excess of the amounts contemplated by Section 6.1.

(d)  Pro Forma.  Each Pro Forma submitted by Borrowers pursuant to
Section 6.8(g) shall, among other things reasonably required by Lead Agent, specify the estimated (i) power sales pursuant to the Power Purchase Agreement, (ii) the estimated rates and revenues for each such category, (iii) periodic inspection, maintenance and repair schedule, setting forth all material tasks necessary to comply with Borrowers' obligations hereunder, (iv) cash flow projections and (v) amount of necessary capital expenditures and short term working capital needs in connection with the Project. Each Pro Forma submitted by Borrowers shall contain complete, fair and accurate projections taken as a whole (by principal items) of Gross Revenues, Operating Costs and Debt Service.

6.6  Operating Logs.

Borrowers shall, at their sole cost and expense (i) maintain at each of the Facilities daily operating logs showing, among other things, the electrical output of each Facility, (ii) keep maintenance and repair reports in sufficient detail to indicate the nature and date of all work done, (iii) maintain a current operating manual and a complete set of Plans, accounting records and specifications reflecting all alterations, and (iv) maintain all other records, logs and other materials required by the O&M Agreement or any material Governmental Requirements.

6.7  Compliance with Laws and Regulatory Matters.

(a) Generally. Borrowers shall comply in all material respects, and shall ensure that the Project is operated and administered in compliance with, all applicable Governmental Requirements. Borrowers shall take no action which would have a material adverse impact upon the status of any Facility as a QF. Without limiting the generality of the foregoing, Borrowers shall not take or omit to take (or suffer such taking or omission of) any action (unless ordered to do so by a competent Governmental Authority having jurisdiction) in respect of Borrowers or Borrowers' business if, as a consequence directly or indirectly of such action or omission, either Borrower would become subject to regulation by any Governmental Authority as a "public utility," an "electric utility," an "electric utility holding company," a "public utility holding company," or a subsidiary or affiliate of any of the foregoing under any material Governmental Requirement (including, without limitation, PUHCA, FPA and PURPA) or as a "holding company" within the meaning of PUHCA. Upon Lead Agent's reasonable request, Borrowers shall deliver to Lead Agent evidence of Borrowers' compliance with all applicable material Governmental Requirements, and if not available, certify to Lead Agent that Borrowers are in compliance therewith in all material respects. Borrowers shall promptly amend and deliver a revised Schedule 5.6 hereto to Lead Agent in the event of any material change in the Governmental Approvals applicable to Borrowers or the Project.

(b) Required Alterations. Borrowers, at their sole cost and expense, shall make such alterations to each Facility as may be required from time to time to meet any material Governmental Requirements ("Required Alterations"). Borrowers shall install any Required Alterations promptly; provided, however, that Borrowers may at their sole cost and expense contest the validity and applicability of any Governmental Requirements as may entail the installation of any Required Alterations, if and so long as adequate reserves are maintained in accordance with applicable accounting principles with respect to such Required Alterations and if, in Lead Agent's reasonable opinion based on consultations with Independent Engineer, failure to make such Required Alteration does not materially adversely affect the productive capacity, value, or utility or remaining useful life of such Facility or materially adversely affect the rights or interests of Lenders, Issuing Bank or Lead Agent. All such alterations shall comply with all material Governmental Requirements.

(c) Resistance of Regulatory Change. If any litigation, investigation or proceeding is commenced which causes, or may cause, or any Governmental Authority to issue any order, judgment, regulation, decision or interpretation the effect of which is, or may cause (i) a Material Adverse Effect or (ii) a rescission, termination, repeal, invalidation, suspension, injunction or a material amendment or modification of any Material Project Document or Loan Instrument, or any part thereof, then Borrowers shall so notify Lead Agent and if, as a result of such regulatory change, there shall exist in the reasonable opinion of Lead Agent a reasonable likelihood that such litigation, investigation or proceeding or action by any Governmental Authority could have a Material Adverse Effect, Lead Agent shall give Borrowers reasonable notice thereof and Borrowers shall diligently and in a timely fashion (i) make all filings, (ii) pursue all remedies and appeals, and (iii) take such other lawful action, in each case as Lead Agent in its reasonable opinion determines to be necessary or desirable to prevent such litigation, investigation or proceeding or such action by any Governmental Authority from becoming final and non-appealable or otherwise irrevocable, to attempt to postpone the effectiveness of such litigation, investigation or proceeding or such action by any Governmental Authority and to cause such litigation, investigation or proceeding or such action by any Governmental Authority to be terminated, revoked or amended or modified so as to eliminate the reasonable likelihood of such effect. If, no later than ten (10) days after Lead Agent so notifies Borrowers, either Borrower notifies Lead Agent that it has decided not to pursue any of the actions described in clause (i),
(ii) or (iii) immediately above and Lead Agent believes that there exists a reasonable probability of success if any such actions are taken, Lead Agent may pursue such actions on behalf of Borrowers, at Borrowers' sole cost and expense provided that so long as Lead Agent is itself pursuing such actions (prior to resolution thereof) no Event of Default shall exist based solely on the existence of such litigation, investigation or proceeding.

(d) Regulatory Applications. Borrowers shall not, unless ordered to do so by a competent Governmental Authority having jurisdiction, make any application to or filing with FERC, PUC or any other applicable regulatory body to change or modify any Power Purchase Agreement in any manner which would materially reduce the amounts payable thereunder to Borrowers. In the event FERC, PUC or any other applicable regulatory body issues an order revoking, modifying or amending either such agreement in any respect, Borrowers will give prompt notice of such order to Lead Agent and, in the event of such revocation or any such modification or amendment reducing the amounts payable thereunder, Borrowers will contest such revocation, modification or amendment and, if reasonably required by Lead Agent, will appeal any such order in the manner and to the full extent permitted by applicable Law. In the event the PUC issues an order that would materially adversely affect the transactions contemplated by any of the Power Purchase Agreements or any Loan Instrument, Borrowers will give prompt notice of such order to Lead Agent and will contest such order and, if reasonably required by Lead Agent, will appeal any such order in the manner and to the full extent permitted by applicable Law. Borrowers will promptly furnish to Lead Agent (i) notice of any application or filing submitted by Borrowers to FERC or the PUC or any other applicable regulatory body, and (ii) copies of any final rulings, decisions or orders of FERC or the PUC or any other applicable regulatory body in proceedings to which either Borrower is a party or by which it is bound and which would materially adversely affect the transactions contemplated by any Power Purchase Agreement.

(e) Compliance with Margin Stock Rules. No part of the proceeds of the Loans will be used to purchase "margin stock" (as defined in the regulations referred to below) or for any other purpose which would result in a violation (whether by Borrower, Lead Agent, Lenders or Issuing Bank) of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for any such purpose. Neither Borrowers nor any of their Affiliates is engaged in, nor will any of them engage in, the business of extending credit for the purpose of purchasing or carrying any "margin stock".

(f) Securities Act. Borrowers shall sell and offer to sell LOC Debt only in compliance with the registration provision of the Securities Act of 1933, as amended, or pursuant to an exemption under Section 3 or Section 4 thereof, and in compliance with the registration or qualification provisions of the securities law of any state or territory having jurisdiction.

(g) Environmental Matters. Borrowers shall comply, and shall cause all tenants, licensees, invitees, Operator or occupants of the Project to comply, in all material respects, with every applicable Environmental Requirement. Borrowers shall not, and shall not permit any such other party to, generate, store, handle, process, transport, ship, dispose, or otherwise use Hazardous Materials at, in, on, under or from the Project, or onto any other property, in a manner that would lead to the imposition on Borrowers (in a material way), Lead Agent, any Lender, Issuing Bank or the Project of any cleanup obligation, corrective action, liability, judgment, order or Lien of any nature whatsoever under any Environmental Requirement, or pose a material risk to human health or the environment. Each Borrower shall promptly notify Lead Agent when it learns of any information that would have resulted in a breach of Section 5.25 hereof if such information was known and not disclosed at the time such representation was made, or when it becomes aware of any spill or any other release of any Hazardous Material (whether or not such spill or release occurred prior to, on or after the Closing Date) at, in, on, under or from the Project which is required to be reported to a Governmental Authority, which could result in any material cleanup obligation, corrective action, or any liability under any Environmental Requirement, or which could pose a risk to human health or the environment which would have a Material Adverse Effect. Borrowers shall promptly, but in no event later than two (2) Banking Days, forward to Lead Agent copies of any notices, complaints, summons, or any other notifications received by either Borrower relating to alleged violations of any applicable Environmental Requirement at the Property which would have a Material Adverse Effect. Borrowers will promptly pay when due any fine, penalty, judgment, or assessment arising under any Environmental Requirement against either Borrower or the Project or against Lead Agent, any Lender or Trustee to the extent the same arises in connection with the Project, except to the extent subject to a Good Faith Contest by either Borrower. If, at any time, the condition, operation or use of any Project violates or could reasonably be expected to result in any material liability under any applicable Environmental Requirement, or there are Hazardous Materials located at, in, on, under or from the Project for which material cleanup or corrective action of any kind is required under any Environmental Requirement or because of any spill or release of Hazardous Material, material cleanup of or corrective action with respect to such Hazardous Material is authorized under CERCLA or any similar state or local law or may be necessary to prevent or eliminate a material risk to human health or the environment, Borrowers shall, within ten (10) days after discovering such condition, operation or use, notify Lead Agent and promptly initiate, at their sole cost and expense, such actions as may be necessary to comply in all material respects with all Environmental Requirements and to alleviate any risk to human health or the environment which would have a Material Adverse Effect. Once Borrowers commence such actions, Borrowers shall thereafter diligently and expeditiously proceed to comply in all material respects and in a timely manner with all Environmental Requirements and to eliminate any material risk to human health or the environment. If an Event of Default exists which in the reasonable determination of Lead Agent would have a Material Adverse Effect, or Lead Agent intends to commence an action to foreclose, or to take a deed in lieu or otherwise acquire title to any Property, Lead Agent may cause an environmental audit of such Property or portions thereof to be conducted to confirm Borrowers' compliance with the provisions of this Section 6.7(g), and Borrowers shall cooperate in all reasonable ways with Lead Agent in connection with any such audit, and all costs and expenses incurred in connection therewith shall be treated as set forth in Section 7.2(d) hereof. If the Deed of Trust is foreclosed or Borrowers tender a deed or assignment in lieu of foreclosure, Borrowers shall deliver the applicable Property to the purchaser at foreclosure or to Lead Agent or the nominee of either, as the case may be, in a condition that complies in all material respects with all Environmental Requirements, and that does not contain Hazardous Materials for which material cleanup or corrective action is required under any Environmental Requirements or because of any spill or release of Hazardous Material, cleanup of or corrective action with respect to such Hazardous Material is authorized under CERCLA or any similar state or local law or may be necessary to prevent or eliminate a material risk to human health or the environment.

(h) Report of QF Status. Borrowers shall provide to Lead Agent on an annual basis and at any other time when reasonably requested by Lead Agent, a report demonstrating in reasonable detail that Borrowers are maintaining each of the Facility's status as a QF. Borrowers shall monitor the activities of each Facility pertinent to the maintenance of its status as a QF in the manner deemed necessary or advisable from time to time by any Governmental Authority or Lead Agent.

(i) Intellectual Property Infringement. In the event that any product, process, method, substance, part or other material sold, used or employed, or contemplated to be sold, used or employed, by Borrowers in connection with its business or the Facilities does or will infringe any patent, trademark, service mark, trade names, copyright, license or other right owned by any other Person or any claim or litigation is pending or threatened against or affecting Borrowers contesting their right to sell, use or employ any such product, process, method, substance, part or other material, Borrowers shall give Lead Agent notice promptly, but in no event more than five days after obtaining knowledge thereof and Borrower shall effectively eliminate such infringement within 30 days of giving such notice to Lead Agent or such longer period as in the reasonable judgment of Lead Agent would not have a Material Adverse Effect unless such infringement is the subject of a Good Faith Contest by either Borrower, provided that such Good Faith Contest would not impair the value of the Secured Parties' security interest in the Collateral.

(j) Tracking of Permits. Borrowers shall maintain a tracking system to monitor the status of, the conditions contained in, and compliance with, Governmental Approvals required to be obtained by Borrowers.

6.8  Information.

Borrowers will deliver to Lead Agent the following information:

(a) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of such Person (i) with respect to Borrowers (on a consolidated basis) and Magma, a balance sheet as of the end of such fiscal year, and the related statements of income, equity and changes in financial position or cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, and prepared in accordance with generally accepted United States accounting principles, consistently applied, and with respect to each of the foregoing Persons to be audited by, and to carry the unqualified report of, independent certified public accountants of nationally recognized standing, (ii) such additional financial information as shall be reasonably required by Lead Agent from time to time with respect to the Project.
Financial Statements of General Partner will be provided in accordance with this Section 6.8(a) in the event General Partner ceases to be wholly-owned by Magma;

(b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, (i) with respect to Borrowers (on a consolidated basis) and Magma an unaudited balance sheet as of the end of such quarter, and the related statements of income, equity and changes in financial position or cash flows for such quarter and for the portion of the year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding portion of the previous year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted United States accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of such person, (ii) such additional financial information as shall be reasonably required by Lead Agent from time to time, with respect to the Project. Financial Statements of General Partner will be provided in accordance with this Section 6.8(b) in the event General Partner ceases to be wholly-owned by Magma;

(c) Certificate of No Default. Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer, treasurer or chief accounting officer of each Borrower stating that, to the best of such officer's knowledge (i) no Default or Event of Default has occurred and is continuing and (ii) no breach or default (or event that with the passage of time, the giving of notice or both would constitute a breach or default) with respect to either Borrower under any of the other Loan Instruments or Material Project Documents exists or is imminent on the date of such certificate or has occurred and is continuing since the date of the last such certificate, or if any such Default or Event of Default breach, default or event has occurred or is imminent, setting forth the details thereof and the action which such person has taken, is taking or proposes to take with respect thereto, and with the delivery of each set of financial statements of Borrowers referred to in paragraph (a) above, a statement of the independent certified public accountants making the report thereon to the effect that in making the examination necessary for said report they obtained no knowledge, except as specifically stated, of any failure of Borrowers to fulfill or observe any of the covenants contained in this Article 6;

(d) Notice of Default. As soon as is practicable but in no event more than three (3) Banking Days after the occurrence of any Default or Event of Default hereunder or any Default or Event of Default under any other Loan Instrument or any breach, Default or Event of Default, or event that with the passage of time, the giving of notice or both would constitute a breach or Event of Default, under any of the Material Project Documents by either Borrower or by any other party thereto (and, in each case, of which either Borrower has knowledge), a certificate of the chief financial officer, treasurer or chief accounting officer of either Borrower setting forth the details thereof and the action which Borrowers are taking or proposes to take with respect thereto;

(e) Material Adverse Change. (i) Promptly and in no event more than five (5) Banking Days after either Borrower becomes aware of any information, development or knowledge of any adverse change, business, prospects, properties, condition (financial or otherwise) or operations, present or prospective, of any party to any of the Project Documents which are material to such party's ability to perform thereunder or which has had or could have a Material Adverse Effect, a copy of such notice for delivery to Lead Agent, and promptly upon any development in Borrowers' affairs, financial or otherwise, which may, in the reasonable judgment of Borrowers, have a Material Adverse Effect or written notice thereof;

(f) Reports to Governmental Authorities. (i) As soon as is practicable but in no event more than five (5) Banking Days after the filing by either Borrower, and as soon as is practicable but in no event more than five (5) Banking Days after receipt by either Borrower of knowledge of the filing by any party to any Material Project Documents, of any material information or material report with any Governmental Authority regarding any Facility, the Project, any of the Loan Instruments or Material Project Documents, or any of such party's obligations thereunder which would reasonably be expected to have a Material Adverse Effect, a copy of such information or report, and (ii) as soon as is practicable but in no event more than five (5) Banking Days after receipt by either Borrower, copies of each material Governmental Approval obtained by either Borrower;

(g) Pro Forma. Not less than thirty (30) days prior to the commencement of each calendar year, the Pro Forma for the Project proposed by Borrowers for the forthcoming fiscal years during the term of this Agreement, year by year and for the forthcoming fiscal year, quarter by quarter setting forth in each case in comparative form the Pro Forma figures for the previous fiscal year or fiscal quarter, as applicable;

(h) Reports from Operator. As soon as is practicable but in no event more than five (5) Banking Days after receipt thereof from any Operator which is not an Affiliate of Borrowers, a copy of each annual, monthly and other material report to be provided by such Operator pursuant to the O&M Agreement, if any, including any report as to significant operating, maintenance, and management events;

(i)  [Intentionally Omitted.]

(j) Notices. As soon as is practicable but in no event more than five (5) Banking Days after receipt thereof, a copy of each material notice, demand or other communication delivered to Borrower pursuant to or concerning any Project Document or delivered by Borrowers to any Partner under the Partnership
Agreements;

(k) Standards with Respect to Pro Forma and Reports. The Pro Forma to be furnished to Lead Agent by Borrowers and any significant assumptions related thereto shall (i) be prepared in good faith with due care, (ii) taken as a whole, fairly present, to the best of Borrowers' knowledge, Borrowers' expectations as to the matters covered thereby as of their date, (iii) be based on reasonable assumptions as to all matters material to the estimates therein (including interest rates), and (iv) be consistent with the material provisions of the Loan Instruments and Material Project Documents;

(l) Insurance Report. Within thirty (30) days after the end of each fiscal year of Borrowers, a certificate signed by Insurance Advisor (i) listing all insurance being carried by or on behalf of Borrowers pursuant to the Project Documents or the Loan Instruments, (ii) certifying that all insurance required to be maintained pursuant to the Loan Instruments and Project Documents is in full force and effect and all premiums therefore have been fully paid and (iii) setting forth a summary of all losses in excess of $25,000 incurred with respect to the Facilities or the Properties during the preceding fiscal year;

(m) Casualty or Condemnation. Promptly and in no event later than five (5) days after either Borrower obtains knowledge thereof, written notice of any fire or other casualty or any notice of taking or eminent domain action or similar proceeding materially affecting the Properties or the Facilities;

(n) Disputes and Litigation. Promptly but in no event later than five (5) Banking Days after obtaining knowledge thereof (i) written notice of any material dispute involving either Borrower or any other party to any of the Material Project Documents or Loan Instruments and relating to any of the transactions contemplated by any such document or instrument (and promptly upon any decision relating to any such dispute having been made, a copy of such decision), and (ii) written notice of any litigation, investigation, proceeding, claim or controversy (A) involving or affecting Borrowers or any of their properties, revenues or assets, or the Properties or the Facilities, (B) involving or affecting any Partner, or any of their properties, revenues or assets, in each case which relate to the Properties or the Facilities and which would reasonably be expected to have a Material Adverse Effect (C) involving or affecting any other party to any of the Material Project Documents or Loan Instruments or any of their properties, revenues or assets and which would reasonably be expected to have a Material Adverse Effect, (D) which could cause a Default or an Event of Default, or (E) for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any Governmental Approvals necessary for the performance by any party to any Material Project Documents or Loan Instruments of their respective obligations, or the exercise of their respective rights, under the Material Project Documents or Loan Instruments, or for the operation or maintenance of the Facilities in the manner contemplated by the Material Project Documents or Loan Instruments;

(o) Independent Engineering Report. Upon the request of Lead Agent but no more frequently than once in any 12 month period, an engineering report prepared by Independent Engineer, in form and scope reasonably satisfactory to Lead Agent, assessing whether or not the construction, operation and maintenance of each Facility during the preceding quarterly or annual period was in compliance in all material respects with all Governmental Requirements and the requirements of the Project Documents;
(p)  Employee Benefit Plans.

Promptly and in any event within five (5) Banking Days upon knowing or having reason to know of the occurrence of any of the following with respect to any employee benefit plan within the meaning of
Section 3(3) of ERISA (including without limitation any employee benefit plan of an ERISA Affiliate) as to which either Borrower may have liability, either Borrower shall deliver to the Lead Agent written notice thereof, describing the same and steps being taken by either Borrower with respect thereto: (i) the acquisition of an ERISA Affiliate, (ii) the occurrence of a reportable event (as defined in Section 4043 of ERISA other than an event for which the 30-day notice provision is waived under subsection .13, .14, .18, .19 or .20 of Department of Labor Regulation Section 2516) with respect to any such plan, (iii) the institution of formal steps, or informal steps reasonably expected to result in formal action to withdraw from any such plan which have resulted or could result in material liability for either Borrower, (iv) the institution of any formal steps, or informal steps reasonably expected to result in formal action to terminate any such plan which have resulted or could result in material liability for either Borrower, (v) the failure to make a required contribution to any such plan if such failure is sufficient to give rise to a lien against either Borrower under Section 302(f) of ERISA or Section 412 of the Code,
(vi) the taking of any action with respect to any such plan which could result in the requirement that either Borrower furnish a bond or other security to the PBGC or such plan, (vii) the occurrence of any event or events with respect to any such plan or plans which individually or in the aggregate could result in material liability for either Borrower or (viii) either Borrower or any ERISA Affiliate has any obligation to contribute to or liability under any Multiemployer Plan; and

(q) Additional Information. Within a reasonable time but in no event more than five (5) Banking Days after request therefor, such additional information regarding the business, prospects, properties, condition (financial or otherwise) or operations, present or prospective, of Borrowers, General Partner or Magma, and any other party to any Material Project Document as Lead Agent may reasonably request.

6.9  Bank Accounts.

Borrowers shall maintain all their Accounts at the banks and in the amounts set forth in Section 6.1 hereof.

6.10  Maintenance of Records; Inspection.

(a) Maintenance of Records. At all times Borrowers shall maintain proper books and records of all of their business and financial affairs in accordance with generally accepted United States accounting principles consistently applied with those reflected in the Financial Statements referred to in Section 6.8 hereof. Borrowers shall keep all books of accounts and records concerning the collateral covered by the Security Documents at their principal place of business.

(b) Inspection. During normal business hours and upon reasonable notice, at least annually and more often if Lead Agent shall reasonably request, Borrowers shall permit any authorized representative designated by Lead Agent to visit and inspect the Properties and Facilities, including Borrowers' books and records, and to make extracts from such books and to discuss Borrowers' affairs, finances and accounts with their officers and independent certified public accountants or other parties preparing statements for or on behalf of Borrowers.

6.11  Other Debt; Investments.

Borrowers shall not, directly or indirectly, create, incur, assume or otherwise become or be liable with respect to any Debt, except for the following:

(i)  Debt incurred pursuant to this Agreement, under any Swap
Agreement or permitted pursuant to Section 6.12 hereof, if any;

(ii) Debt incurred with respect to equipment financing, conditional sales or lease arrangements entered into in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time;

(iii) Unsecured Debt incurred in the ordinary course of business up to $500,000 at any one time; and

(iv) Additional unsecured Debt that is fully subordinated to all of Borrowers' obligations under this Agreement and the other Loan
Instruments pursuant to documents in form and substance satisfactory to Lead Agent and containing the subordination provisions set forth in Exhibit 6.11 hereto.

6.12  Guarantees.

Borrowers will not agree, contingently or otherwise, to purchase or repurchase the Debt of, or assume, guaranty (directly or indirectly or by instrument having the effect of assuring another's payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become or remain liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person except (i) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) indemnities to federal, state or local governmental agencies or authorities relating to any expenses incurred that are incidental to obtaining easements for the benefit of the Project, and (iii) indemnities, guarantees or other similar obligations set forth in the Project Documents or any Permitted Contract.

6.13  Liens.

Borrowers shall not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, including, without limitation, the Facilities, Properties and any funds due to Borrowers (including, without limitation, Cash Revenues) except the following Liens (collectively, the "Permitted Liens"):

(a)  Liens in favor of Lead Agent (on behalf of the Secured
Parties) and other Liens specifically permitted by this Agreement, or the other Loan Instruments;

(b) Liens for current taxes, assessments and governmental charges which are not delinquent and remain payable without penalty or are the subject of a Good Faith Contest by either Borrower;

(c) purchase money security interests in discrete items of equipment not comprising an integral part of the Project when the obligation secured is incurred for the purchase of such equipment and does not exceed one hundred percent (100%) of the lesser of cost or fair market value thereof at the time of acquisition, and the security interest does not extend beyond the equipment involved; provided, that such Liens and the amount of materials, equipment and fixtures supplied or purchased pursuant to Section
6.11 hereof shall not, taken together, at any time exceed the maximum aggregate amount of One Million dollars ($1,000,000);

(d) mechanics', materialmen's, carrier's and similar Liens securing obligations incurred in the ordinary course of business which (i) are not past due for more than 30 days or which are the subject of a Good Faith Contest by Borrowers (unless during the pendency of such contest or as a result thereof the Liens of the Security Documents will be expected to be endangered or any material portion of the Properties or the Facilities could reasonably be expected to become subject to loss or forfeiture) and
(ii) which do not in the aggregate detract from the value of the Properties or the Facilities or other assets of Borrowers or materially impair the use thereof; provided that upon the commencement of any proceeding to foreclose or enforce any such Permitted Lien, Lead Agent may take such action as it reasonably deems necessary to protect its interest in the Properties and the Facilities, including, without limitation, payment of amounts reasonably necessary to release any such Lien, and in such event Borrowers shall reimburse Lead Agent upon demand for the cost thereof together with interest thereon at a rate per annum equal to the Default Interest Rate;

(e) exceptions to title contained in the Title Insurance and accepted by Lead Agent; and

(f) Liens described in or otherwise permitted by Schedule 2.9(b) and/or the Magma Land Company I Consent.

Borrowers shall not sign or file under the Uniform Commercial Code of any jurisdiction a financing statement which names either Borrower as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, except with respect to Permitted Liens described in clauses (a),
(c), (e) and (f) above.

6.14 Issuance Agreements. Borrowers shall not modify any provision of any Issuance Agreement, without the prior written consent of Lead Agent.

6.15  Consolidations, Mergers, Sales of

Assets; Transfers of Partnership

Interests; Other Business, etc.

(a) Merger, etc. Except as permitted under Schedule 2.9(b) hereof, Borrowers shall not (i) liquidate, wind-up, terminate, dissolve or reorganize (or suffer any liquidation, winding-up, termination, dissolution or reorganization), (ii) consolidate or merge with or into any other Person, (iii) admit any additional Partners into either Borrower other than by reason of a transfer of up to but not exceeding 20% of the limited partnership interests in either Borrower which (x) transfer is consented to in writing by the Majority Lenders prior to such transfer and (y) limited partnership interests are concurrently pledged to Lead Agent by the new Partner, together with such documentation as may be reasonably requested by Lead Agent, or (iv) permit or consent to the transfer (by sale, assignment or otherwise) of any partnership interest in either Borrower other than by reason of a transfer of up to but not exceeding 20% of the limited partnership interests in either Borrower which (x) transfer is consented to in writing by the Majority Lenders prior to such transfer and (y) limited partnership interests are concurrently pledged to Lead Agent by the new Partner, together with such documentation as may be reasonably requested by Lead Agent.

(b) Other Business. Borrowers shall not engage in any business other than the acquisition, development, construction and operation of the Project strictly in accordance with the Loan Instruments and Project Documents and the leasing of certain of its lands for agricultural purposes pursuant to a lease form approved by Lead Agent which would not reasonably be expected to result in a Material Adverse Effect.

(c) Chief Executive Office; Place of Business. Borrowers shall not change the location of their chief executive office or principal place of business without the prior written consent of Lead Agent. Borrowers shall not adopt or change any trade name or fictitious business name without the prior written consent of Lead Agent. Borrowers shall execute and deliver to Lead Agent any additional documents or certificates necessary or advisable to reflect any permitted adoption of or change in chief executive office, trade name or fictitious business name.

(d) Fiscal Year. Each Borrower's fiscal year shall be the calendar year.

6.16  Insurance.

Borrowers shall maintain or cause to be maintained the required Insurance Policies from the dates indicated in and in accordance with, Schedule 6.16 hereto, and such other insurance policies as Lead Agent may reasonably require and that are available on commercially reasonable terms to cover new, materially different or increased risks or contingencies arising or occurring after the Closing Date. Borrowers shall, upon the request of the Lead Agent, promptly provide a schedule indicating the policies maintained by Borrowers, coverage limits of liability, effective dates of coverage, insurance carrier names and policy numbers. Borrowers shall cause Lead Agent to be named as sole loss payee and as an additional insured, for the account of the Secured Parties as their interest may appear, under all Insurance
Policies. All Insurance Policies shall contain the standard New York mortgagee non-contribution clause endorsement or its equivalent and shall provide for at least 30 days written notice (or 10 days in the case of non-payment of premiums) to Lead Agent of cancellation, reduction in amount or material change in coverage. Evidence of payment of premiums for Insurance Policies shall be delivered to Lead Agent at least 10 days prior to the expiration thereof and Borrowers shall deliver the Insurance Policies to Lead Agent promptly upon its request. All insurance carried pursuant to Schedule 6.16 shall conform to the relevant provisions of the respective Project Documents and be with insurance companies rated "A-" or better by Best's Insurance Guide and Key Ratings or other insurance companies of recognized responsibility satisfactory to Lead Agent.

6.17  Obligations Upon Casualty.

In the event of a casualty loss affecting any Facility or a condemnation of any Facility or Property, if the restoration of such Facility or Property is feasible, in the opinion of Independent Engineer and Lead Agent, after deducting from any such insurance or condemnation proceeds (the "Proceeds") the reasonable expenses incurred by Lead Agent and Borrowers in collecting and disbursing such Proceeds or otherwise in connection therewith, the Proceeds (all of which shall be payable to Lead Agent directly into the Salton Sea-CS Payment Account) may be released to Borrowers from time to time upon the consent of Lead Agent in installments sufficient to pay for restoration as it progresses upon the conditions set forth below (except that the following provisions shall not apply to Proceeds of less than $1,000,000 or events hereunder which would not have a Material Adverse Effect and in both such cases, such proceeds shall be released directly to Borrowers for the prompt payment of the cost of repair or restoration of the damage giving rise to such proceeds, provided that Borrowers shall have sent Lead Agent prior notice of such events):

(a) Lead Agent shall have received reasonably satisfactory assurances that all payments required to be made hereunder in connection with the Loan Instruments shall continue to be made by Borrowers in a timely manner and that no Event of Default shall occur during or as a result of such restoration.

(b) Lead Agent, prior to the initial release of Proceeds, receives evidence satisfactory to it that:

(i) The Proceeds are sufficient to complete the restoration of the Facility or Property to the condition that is required pursuant to Section 6.5(b) hereof, or Borrowers provide assurances acceptable to Lead Agent that the amount of any deficiency will be available to Borrowers when needed for such completion;

(ii) The capability of the Facility and Property to operate in a manner so as to allow Borrowers to fulfill its obligations under the Project Documents, and the productive capacity, utility and remaining useful life of the Facility after restoration will not be materially less than such characteristics immediately prior to the casualty; and

(iii)  A restoration budget and work plan satisfactory to Lead
Agent based on consultation with Independent Engineer has been prepared for the complete restoration of the Facility and/or
Property.

(c) For all subsequent releases of Proceeds, in addition to that which is required by Sections 6.17(a) and (b) hereof, Lead Agent receives:

(i) A certificate (the "Certificate") of Borrowers dated not more than ten (10) Banking Days prior to the application for such release stating the progress of the work up to the date of the Certificate and certifying that:

(A) The sum then requested to be released either has been paid by Borrowers and/or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names and addresses shall be stated) who have rendered services or furnished materials in connection with the approved restoration budget and work plan;

(B) The sum then requested to be released, plus all sums previously withdrawn, does not exceed the cost of the work insofar as actually accomplished up to the date of the Certificate, and that the remainder of the funds then held by Lead Agent will be sufficient to pay in full for the completion of the work (or Borrowers provide assurances reasonably acceptable to Lead Agent that the amount of any deficiency will be available to Borrowers when needed for such completion);

(C) No part of the cost of the services and materials described in the Certificate has been the basis for the release of any funds in any previous application;

(D) All materials and all property described in the Certificate are free and clear of all deeds of trust (other than the Deed of Trust or any deeds of trust for the benefit of Lenders), mortgages, Liens, charges or encumbrances; and

(E) After giving effect to the payment to contractor of the Proceeds in respect of amounts payable to contractor, there is no outstanding indebtedness known, after due inquiry, which is then due and payable for work, labor, services or materials in connection with the work which is not likely to be paid and as a result is likely to become the basis of a vendor's, mechanic's, laborer's or materialman's statutory or other similar Lien upon the Facility, Property or any part thereof.

(ii) Evidence reasonably satisfactory to Lead Agent that Borrowers have fulfilled such additional conditions as Lead Agent may reasonably impose to provide assurance that the Proceeds will be used to restore the Facility or Property to the condition that is required pursuant to Section 6.5(b) hereof including, without limitation, Lead Agent's prior approval (after consultation with the Independent Engineer) of plans, specifications and construction contracts for such restoration, such approval not to be unreasonably withheld or delayed, and Lead Agent's or Independent Engineer's periodic inspections of such restoration work as it progresses.

(d) Prior to the final release (in addition to that which is required by Section 6.17(c) hereof) Lead Agent receives:

(i) Evidence reasonably satisfactory to Lead Agent that the restoration has been completed and the Facility and Property conform to all applicable Governmental Requirements;

(ii) A certification by Independent Engineer that the restoration has been completed in accordance with the budget and the work plan delivered pursuant to Section 6.17(b)(iii) hereof (as such budget and work plan may have been modified from time to time with the approval of Lead Agent) and has satisfied a performance test that has been negotiated by Borrowers and Lead Agent in good faith; and

(iii) A certificate from Borrowers that they have taken the necessary action to assure that all Governmental Approvals necessary for continued operation of the restored Facility will be obtained as and when required under applicable Law.

(e)  The release of Proceeds shall be made within ten (10)
Banking Days after Lead Agent receives a proper application therefor. All releases of Proceeds (except for final payment) shall be subject to an appropriate retainage to be reasonably determined by Lead Agent, taking into account the anticipated cost of the work to be done and prudent industry standards and commercial practice.

    (f) If the amount of Proceeds exceeds the amount necessary to effect restoration and reimburse Lead Agent for its expenses, then such excess shall be paid over to Borrower after such restoration is completed and Lead Agent shall, at Borrowers' request, pay out of the funds held by it, to the persons named in the Certificate, the amounts stated in such Certificate to be due to them and/or shall pay to Borrowers the amount stated in said Certificate to have been paid by Borrowers; and

     (g) Any business interruption insurance proceeds and all other excess proceeds, to the extent paid, shall be payable to Lead Agent. So long as no Event of Default has occurred and is continuing, Lead Agent shall promptly deliver, or cause to be delivered, such proceeds to Borrowers for deposit into the Project Account.

6.18  Taxes.

Each Borrower shall pay and discharge all taxes, assessments and governmental charges upon it, its income and properties prior to the date on which penalties are attached thereto, and all lawful claims for taxes thereto which, if unpaid, might become a Lien upon the property of Borrowers. Borrowers shall have the right, however, to contest in good faith the validity, applicability or amount of any such tax, assessment or governmental charge by proper proceedings, timely instituted, and may permit the taxes, assessments or governmental charges so contested to remain unpaid during the period of such Good Faith Contest. Borrowers will promptly pay or cause to be paid any valid final judgment enforcing any such tax, assessment and governmental charges and cause the same to be satisfied of record.

6.19  Other Contracts.

(a) Additional Contracts. Borrowers shall not become a party to any contract, operating lease agreement or commitment, other than
(i) the Loan Instruments, (ii) the agreements identified in items
(a) through (q) of the definition of the term Project Documents,
(iii) any Permitted Contract, provided, that Lead Agent shall receive notice of the execution of any such agreements of greater than $500,000 in any one fiscal year (including a description thereof), and shall receive a copy thereof upon Lead Agent's request, and, upon Lead Agent's further reasonable request, shall be granted a security interest therein (with the consent of the non-assigning party, if reasonably obtainable) and (iv) any contract or agreement permitted under Schedule 2.9(b).

(b) Amendments; Waivers. Borrowers shall not cancel or terminate or permit or consent to the amendment, modification, cancellation or termination of (i) any Power Purchase Agreements or Loan Instruments without the prior written consent of all of the Lenders or (ii) any other Material Project Documents without the prior written consent of the Majority Lenders, except for any (A) non-material amendment of any Material Project Document, (B) material amendment to the Partnership Agreement or Borrowers' organization documents permitted hereunder, or (C) amendment of any Permitted Contract (if such amendment does not cause such contract to cease being a Permitted Contract); and in the case of (B) Borrowers shall give Lead Agent thirty (30) Banking Days' prior notice of such amendment. Borrowers shall not suffer or permit any material breach or default to occur in any of the obligations of Borrowers under the Project Documents nor suffer or permit the termination, cancellation, modification or, in the case of Insurance Policies, non-renewal of any of such documents, in each case by reason of any failure of Borrowers to meet any requirement or, in the case of Insurance Policies, to exercise any renewal option. Borrowers shall not waive any material default or event of default of any party to any Material Project Document without the prior written consent of Majority Lenders.

(c)  Acquisition of Property.  (i) Except as provided in clause
(ii) below, if Borrowers shall at any time anticipate the acquisition of or acquire any real property or leasehold or other interests therein not covered by the Deed of Trust, Borrowers shall, in addition to fulfilling the requirements set forth in
Section 6.19(a) above and no less than thirty (30) days prior to such acquisition notify Lead Agent and promptly upon the request of Lead Agent execute, deliver and record an additional deed of trust or a supplement to the Deed of Trust, satisfactory in form and substance to Lead Agent, subjecting such real property or leasehold or other interests to the loan and security interest created by the Deed of Trust and obtain from the Title Company a date down on the Title Insurance and endorsements to the Title Insurance reasonably satisfactory to Lead Agent to insure such acquisition. In addition, Borrowers shall, at their own expense, deliver a currently-dated 1992 ALTA/ACSM survey of such additional property prepared and certified to Lead Agent, Secured Parties, Title Company and Borrowers by a surveyor licensed in the State of California who is satisfactory to Lead Agent and Title Company, which survey shows (A) all easements benefiting or burdening such additional property, (B) no state of facts unsatisfactory to Lead Agent, any Secured Parties or Title Company and (C) such additional details as Lead Agent may reasonably require.

(ii) If Borrowers shall at any time acquire rights under the Easement Grant Deed to the "McKelvey" and/or "Elmore Section 7" properties described in Exhibit "A" to the Easement Grant Deed as Parcels B Tract II and Parcel C, respectively (the
"McKelvey/Elmore Acquisition"), then (A) Borrowers shall give notice to Lead Agent, whereupon Lead Agent shall be entitled to cause the Deed of Trust and the Easement Grant Deed to be re-recorded and (B) following such re-recordation, Borrowers shall cause Title Company to re-issue the Title Insurance (including, without limitation all endorsements thereto) originally provided to Secured Parties on the Closing Date; provided, however, that said re-issued Title Insurance may include such additional exceptions applicable to said McKelvey and/or Elmore Section 7 properties as shall have resulted from documents placed of record between the date of recordation of the Deed of Trust and the time of re-recordation of the Easement Grant Deed. No other obligations under Section 6.19(c)(i) shall apply in connection with any McKelvey/Elmore Acquisition.

(d) Burdensome Obligations. Notwithstanding anything to the contrary contained herein, Borrowers shall not enter into any contract or agreement or acquire any property that is subject to any Law (including without limitation, any enacted law the effective date of which has not yet occurred), which is so unusual or burdensome as to have a Material Adverse Effect.

6.20  Additional Documents; Filings and Recordings.

Additional Documents; Filings and Recordings. Borrowers shall execute and deliver to Lead Agent, from time to time as requested by Lead Agent, such other documents as shall reasonably be necessary or advisable in connection with the rights and remedies of Lenders and Issuing Bank granted or provided for by the Loan Instruments or Project Documents and to consummate the transactions contemplated therein. Borrowers shall, at their own expense, take all actions within Borrowers' power and control that have been or shall be reasonably requested by Lead Agent or that Borrowers know are necessary to establish, maintain, protect, perfect and continue the perfection of the security interests of Lead Agent, Lenders and Issuing Bank prior and superior to all other Liens other than Permitted Liens created by the Security Documents and shall furnish timely notice of the necessity of such action to the extent known to Borrowers, together with such instruments, in execution form, and such other information as may be required. Without limiting the generality of the foregoing, Borrowers shall execute or cause to be executed and shall file or cause to be filed such financing statements, continuation statements and fixture filings and such mortgages or deeds of trust in all places necessary or advisable (in the reasonable opinion of counsel for Lead Agent) to establish, maintain and perfect such security interests and in all other places that Lead Agent shall reasonably request.

6.21  Permitted Investments.

Except as set forth on Schedule 2.9(b), hereof, Borrowers shall not, directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person or acquire all or any part of the assets or business of any other Person other than Permitted Investments.

6.22  Prohibition on Assignment of

Borrowers' Interest         .

Except as permitted pursuant to Section 6.13 hereof or on
Schedule 2.9(b) hereof, Borrowers shall not assign any of their rights or obligations hereunder or under any of the other Loan Instruments or under any of the Project Documents, nor shall Borrowers assign or encumber any interest hereunder, under any other Loan Instrument or under any of the Project Documents, without the prior written consent of all of the Lenders.

6.23  Transactions with Affiliates and Others.

Except as set forth on Schedule 2.9(b), hereof, Borrowers shall not, directly or indirectly, purchase, acquire, exchange or lease any property from, or sell, transfer or lease any property to, or borrow any money from, or enter into any arrangement with, any Affiliate or any officer, director or employee of Borrowers or any Affiliate thereof, except as set forth on Schedule 5.17 and except for the transactions contemplated to be consummated on the date of the Initial Advance or transactions in the ordinary course of business and upon fair and reasonable terms no less favorable than Borrowers could obtain, or could become entitled to, in an arm's length transaction with a Person which is not an Affiliate; provided, however, that Borrowers shall give Lead Agent prompt notice of any such material transaction and the material terms thereof. In addition, Borrowers shall not select any arbitrator under any arbitration clause in any Project
Document to which an Affiliate of Borrowers is party without the prior written consent of Lead Agent, which consent shall not be unreasonably withheld or delayed.

6.24  Offering Circular.

Without the prior written approval of Lead Agent, any Lender or Issuing Bank, Borrowers shall not include any material relating to any such party in any offering circular used in the offering or sale of LOC Debt.

6.25  Notice of Litigation, Claims and

Financial Change                .

Borrowers shall timely respond to, and as soon as practicable but in no event more than five (5) Banking Days after receipt by Borrowers, inform Lead Agent of receipt of, (a) notice of any litigation, claim or controversy against or involving Borrowers or any Partner or affecting the Project, or any litigation of which Borrowers have knowledge involving any other party to any of the Loan Instruments or Project Documents, which litigation, claim or controversy is reasonably likely to have a Material Adverse Effect or which might cause an Event of Default, (b) any official notice or claim by any Governmental Authority received by Borrowers or General Partner or actually known to Borrowers or General Partner pertaining to the Project, any of the Project Documents or Loan Instruments or any of the parties to either of the foregoing, having a Material Adverse Effect or which might cause an Event of Default, (c) notice of any fire or other casualty or any notice of taking or eminent domain action or similar proceeding affecting the Project which would have a Material Adverse Effect, and (d) knowledge of any adverse change in the business or condition (financial or otherwise) of any party to any of the Loan Instruments or Material Project
Documents that is material to such party's ability to perform thereunder or that is material to the Project.

6.26  [Intentionally Omitted.]

6.27  Use of Proceeds.

Borrowers shall use the proceeds of the (a) Term Loan solely for purposes of repaying the existing loan from Magma (which shall in turn repay the bridge financing from Morgan Guaranty) and (b) Working Capital Loans solely for short term working capital needs of Borrowers. Borrowers shall use the proceeds from the sale of LOC Debt to prepay the Term Loan in accordance with the terms hereof.

6.28  Distributions to Partners.

Borrowers shall not make any distributions to any of the Partners except for distributions of monies permitted to be withdrawn and transferred by Borrowers pursuant to the terms of Section 6.1(c) hereof.

6.29  ERISA.

(a) ERISA Liabilities. Each Borrower shall pay and discharge promptly any liability or lien with respect to any employee benefit plan imposed upon it pursuant to the provisions of ERISA, the Code or any other Federal law; provided, however, that such Borrower shall not be required to pay any such liability or discharge any such lien if the amount, applicability or validity thereof shall be the subject of a Good Faith Contest by either Borrower.

(b) Employee Benefit Plans. Neither Borrower shall establish, sponsor, maintain, administer, participate in, incur any obligation to contribute to or any liability under or related to, or permit to the extent within either Borrower's control, any ERISA Affiliate to establish, sponsor, maintain, administer, participate in or incur any obligation to contribute to or any liability under or related to (i) any Multiemployer Plan or (ii) any single employer plan (as defined in Section 3(41) of ERISA that is subject to Title IV of ERISA or (iii) any retiree welfare benefit plan without the prior written consent of the Majority Lenders. In the event either Borrower or any ERISA Affiliate establishes, sponsors, maintains, administers, participates in or incurs any obligation to contribute to or any liability under or related to, any employee benefit plan, such Borrower shall not (a) engage in any prohibited transaction under Section 4975 of the Code or Section 406 which is not exempt under Section 4975 of the Code or Section 408 of ERISA with respect to any such plan, or (b) with respect to any employee benefit plan other than a Multiemployer Plan fail, or permit to the extent within such Borrower's control, any ERISA Affiliate to fail, to establish, maintain and operate each such plan in compliance in all material respects with the provisions of the Code, ERISA and all other applicable laws and the regulations and interpretations thereof, or (c) with respect to any Multiemployer Plan, to the extent within Borrower's control, fail or permit any subsidiary that is an ERISA Affiliate to fail to establish, maintain and operate such plan in compliance with all material respects with the provisions of the Code, ERISA and all other applicable law and the regulations and interpretions thereof.

6.30  Swap Agreement.

Borrowers may hedge their floating interest rate exposure only. If the Borrowers elect to hedge their interest rate exposure through a Swap Agreement, any counterparty or intermediary will be required to have at the inception of the transaction a long term unsecured senior bank debt rating from Moody's, Standard & Poor's Corporation or Dominion Bond Rating Service of at least A. Such swap counterparty may be assigned a ratable interest in the security interests created in favor of Lenders, to secure the counterparty's net exposure as defined by the International Swap Dealers Association ("ISDA") without Lenders' consent being required, provided that the counterparty and the Borrowers use standard ISDA documentation, and provided that a counterparty who is not also a Lender hereunder does not receive any voting rights under the Loan Instruments or otherwise have the right to direct or restrict the exercise of remedies or any other action of the Lead Agent and a counterparty who is also a Lender will not, as a result of being a counterparty, have greater voting rights or additional rights to direct or restrict the exercise of remedies or any other action of the Lead Agent. Borrowers shall allow each of the Lenders the opportunity to match the terms being offered by a non-Lender counterparty and will accept any such matching offer from a Lender.

6.31  Consents; Agreements; Modifications to Permit.

Borrowers shall use their best efforts to obtain on a post-closing basis (i) any consents or agreements requested by Lenders in connection with the transactions contemplated by this Agreement (including, without limitation, agreements from geothermal lessors or holders of overriding or other royalty interests) and (ii) conforming modifications to the permits allowing for disposal of certain residue materials from the Plants at the Imperial County Monofill Facility operated by Desert Valley Company, unless the failure to obtain such modifications would not have a Material Adverse Effect.

6.32  Disbursement of Funds.

Borrowers shall comply with the disbursement schedule set forth in
Section 6.1 with respect to the priority of payments.

6.33  Syndication Efforts.

Borrowers shall be reasonably available to assist Lead Agent in syndicating the Total Commitment hereunder.

6.34  Fees, Costs and Expenses;

Indemnity and Exculpation.

(a) Fees, Costs and Expenses. Borrowers shall pay to Lead Agent (for the account of Lenders and/or Issuing Bank as appropriate), when due, (i) all fees (payable to third parties), costs and expenses incurred by Lead Agent (excluding salary and overhead expenses) in connection with the consummation of the transactions contemplated by this Agreement as of or prior to the date of the Initial Advance, (ii) all reasonable fees (payable to third parties), costs and expenses incurred by Lead Agent (excluding salary and overhead expenses) in connection with any Loan, the maintenance and administration of the Loans, any Letter of Credit and the consummation of the transactions contemplated by this Agreement after the date of the Initial Advance (including, without limitation, all renewals, extensions, modifications, increases, conversions or refinancings thereof), (iii) Lead Agent's reasonable legal fees and expenses with respect to the syndication of each such Loan if any syndication is pursued, (iv) (without duplication with respect to (i) immediately above) all reasonable fees, costs and expenses incurred by Lead Agent in connection with the negotiation, preparation and execution of this Agreement and the other Loan Instruments, the issuance of the Notes and Letters of Credit (including Lead Agent's, Issuing Bank's and Lenders' reasonable legal fees and expenses), and (v) all reasonable fees, costs and expenses of each Lender, Issuing Bank and Lead Agent (including reasonable legal fees, allocated costs of internal counsel, and expenses of Lenders, Issuing Bank and/or Lead Agent), incident to the exercise of any right, power or remedy, or the enforcement of payment and other terms; in each of the aforesaid instances, as appropriate, including, without limitation, (A) all fees for filing, recording, amending or modifying the Loan Instruments, (B) all reasonable fees and expenses of Independent Engineer, Reservoir Consultant,
Environmental Consultant and Insurance Advisor (such reasonable fees and expenses to be paid on the date of the Initial Advance to the extent then due), (C) all title insurance and title examination charges, including premiums for title insurance, (D) all costs and expenses of surveys required to be delivered pursuant to the terms of this Agreement, and (E) all premiums for the Insurance Policies provided, however, that with respect to clauses (C) and (D) above, Lead Agent shall use reasonable efforts to contain such costs, expenses and charges. Lead Agent shall give Borrowers written notice of all Advances made pursuant to this provision. Unless otherwise agreed to in this Section 6.34(a) or elsewhere in this Agreement, all accrued or incurred fees and expenses payable to third parties and to Lead Agent shall be paid on the date of the Initial Advance.

(b) Indemnification. Borrowers hereby agree to indemnify and hold harmless Lenders, Issuing Bank and Lead Agent and, in their capacity as such, their officers, directors, shareholders, controlling persons, employees, Lead Agents (including, without limitation, Independent Engineer, Reservoir Consultant, Environmental Consultant and Insurance Advisor) and servants (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs or expenses
(including, without limitation, reasonable attorneys' fees and expenses, investigation and laboratory fees and expenses, court costs, and litigation expenses) whatsoever which any Indemnified Party may incur (or which may be claimed against any Indemnified Party by any person or entity whatsoever) (unless due to the gross negligence or willful misconduct of such Indemnified Party) by reason of, in connection with or in any way relating to this Agreement, any other Loan Instrument, the issuance of any LOC Debt or any of the Project Documents, including, without limitation, (i) any breach by Borrowers of any of the provisions of this Section 6.34(b), (ii) the presence, disposal, spillage, discharge, emission, leakage, release, or threatened release of any Hazardous Material which is at, in, on, under, from or affecting the Project, including, without limitation, any damage or injury resulting from any such Hazardous Material, (iii) any personal injury (including wrongful death), property damage (real or personal) or natural resources damage arising out of or related to any such Hazardous Material, (iv) any lawsuit brought or threatened, settlement reached, or order or directive of or by any Governmental Authority or any other party, relating to such Hazardous Material, or (v) any violation of or liability resulting from any Environmental Requirement. Any Indemnified Party shall, as soon as possible after the receipt by it of notice of the actual or threatened commencement of any action in respect to which indemnity may be sought on account of the indemnity agreement contained herein, notify Borrowers thereof, and Borrowers shall thereafter have the right to assume the defense of such action, and such Indemnified Party, upon Borrowers' assumption of such defense, shall have the right (but not the obligation) to participate in (but not control) the defense of such action. Lead Agent shall use its reasonable efforts to notify Borrowers of any actual or threatened commencement of any such action known to Lead Agent; provided, however, Lead Agent's failure to so notify Borrowers shall have no effect whatsoever on Borrowers' obligations under this Section 6.34, nor shall it create any liability to Borrowers on Lead Agent's part. Each Indemnified Party shall use its reasonable efforts to cooperate as reasonably requested by Borrowers in the defense of any such action. No Indemnified Party shall compromise or settle any action for which indemnification is or may be sought hereunder without the prior consent of Borrowers, which consent shall not be unreasonably withheld.

(c) No Liability of Lenders, Issuing Bank or Lead Agent. Except as provided in Schedule 2.9(b) and/or the Magma Land Company I Consent, none of the Secured Parties shall have any liability, obligation or responsibility whatsoever, jointly or severally, to Borrowers or any third party with respect to any Property or the operation of the Facilities, except to make Loans, to maintain the Loans and to issue and/or participate in the Letters of Credit, in each case subject to the conditions and pursuant to the terms set forth in this Agreement. None of the Secured Parties shall be obligated to inspect the Properties or the operation of the Facilities, nor be liable for the performance or default of Borrowers or any other party, or for any failure to operate, protect or insure the Properties, Facilities or any other property of any other person, or for the payment of costs of labor, materials or services supplied for the operation of the Facilities or for the performance of any obligation of Borrowers or of any other party to any of the Project Documents. Nothing, including, without limitation, the making of any Loan, the maintenance of the Loans and acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by any of the Secured Parties except as may be expressly made herein or in any other Loan Instrument.

(d) Survival. Nothing in this Section 6.34 is intended to limit Borrowers' other obligations contained in this Agreement, the other Loan Instruments and the Project Documents. The provisions of this
Section 6.34 shall survive the payment in full of the Loans, LOC Debt, the Reimbursement Obligations, the release of the Deed of Trust and of all Collateral under the Security
Documents.



ARTICLE 7 - RIGHTS AND REMEDIES OF LENDERS

7.1  Events of Default.

Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(a) Non-Payment. (i) Any principal of the Loans or any indebtedness of Borrowers evidenced hereunder or by any of the Loan Instruments is not paid when due, whether by acceleration or otherwise, (ii) any Reimbursement Obligation is not paid when due,
(iii) any interest on any indebtedness of Borrowers evidenced by any of the Loan Instruments is not paid when due, whether by acceleration or otherwise, and remains outstanding for three (3) or more days, or (iv) any of the fees or any other amounts payable under any of the Loan Instruments is not paid when due, whether by acceleration or otherwise, and such default is not remedied or waived within ten (10) days after receipt by either Borrower of notice from Lead Agent of such default.

(b) Breach of Credit Agreement Covenants. Borrowers shall fail to perform or observe the covenants set forth in Section 6.1
(Accounts), Section 6.11 (Other Debt), 6.12 (Guarantees), 6.13
(Liens), 6.14 (Issuance Agreements), 6.15 (Consolidations,
Mergers, Etc.), 6.19 (Other Contracts), 6.21 (Permitted
Investments), 6.22 (Prohibition on Assignment), 6.23
(Transactions with Affiliates), 6.28 (Distributions) and 6.29
(ERISA).

(c) Breach of Other Covenants. Borrowers shall fail to perform or observe any other covenant, term or agreement (other than those referred to in paragraphs (a) and (b) above) contained in this Agreement or any other Loan Instruments and such failure shall not be remediable or, if remediable, shall continue unremedied for a period terminating on the last day of the applicable cure period; provided, if (A) such failure cannot be cured within a certain cure period, (B) such failure is susceptible of cure, (C) Borrowers are proceeding with diligence and in good faith to cure such failure, (D) the existence of such failure could not be reasonably expected to have a Material Adverse Effect and (E) Lead Agent shall have received an officer's certificate signed by an Authorized Officer of Borrowers, to the effect of clauses (A), (B), (C) and (D) above and stating what action Borrowers, are taking to cure such failure, then, Lead Agent shall grant Borrowers such additional time as may be reasonably necessary to effect a cure, provided that Borrowers are diligently proceeding to cure such failure or breach.

(d) Misrepresentations. Any statement, representation or warranty by either Borrower, or any Partner, in any of the Loan Instruments, any of the Project Documents, any Financial Statement or any other writing delivered to Lead Agent in connection with any of the Loan Instruments and the transactions contemplated herein and therein, shall prove to have been false, incorrect, incomplete or misleading on or as of the date made, deemed made, confirmed or furnished and such false, incorrect, incomplete or misleading statement, representation or warranty could reasonably be expected to have a Material Adverse Effect.

(e) Failures under Project Documents, etc. (i) The Material Project Documents, any applicable Governmental Requirements or the requirements of any of the Insurance Policies are not fully and timely complied with by Borrowers in any respect or are the subject of a breach or an event of default, in each case by Borrowers as determined by Majority Lenders in their reasonable discretion, and such failure to comply, breach or event of default shall not be remediable or, if remediable, shall continue unremedied for a period terminating on the last day of the applicable cure period, if any, specified in the relevant Project Document, Governmental Requirement or Insurance Policy; provided, if (A) such failure cannot be cured within a certain cure period,
(B) such failure is susceptible of cure, (C) Borrowers are proceeding with diligence and in good faith to cure such failure,
(D) the existence of such failure could not be reasonably expected to have a Material Adverse Effect and (E) Lead Agent shall have received an officer's certificate signed by an Authorized Officer of Borrowers, to the effect of clauses (A), (B),
(C) and (D) above and stating what action Borrowers are taking to cure such failure, then, Majority Lenders shall grant Borrowers such additional time as may be reasonably necessary to effect a cure, provided that Borrowers are diligently proceeding to cure such failure or breach;

(ii) any Material Project Document or any material provision of any Material Project Document, shall (a) at any time for any reason cease to be valid and binding or in full force and effect (except upon expiration of its stated term) or any Material Project Document shall be declared by a court or other
Governmental Authority of competent jurisdiction to be null and void or be terminated (except upon expiration of its stated term) or (b) any party (other than Borrowers) shall be in material default under any Material Project Document; provided, however, that no default shall exist hereunder with respect to this Section, if (i) the Borrowers are diligently proceeding to cure such default and (ii) no other Event of Default exists hereunder or under any of the other Loan Instruments.

(f)  Non-Maintenance of Governmental Approvals.   (i) Any of the
material Governmental Approvals required or obtained in connection with the Loans, this Agreement or any of the other Project Documents or any of the material Governmental Approvals required to be obtained or obtained by Borrowers, Magma or General Partner in connection with the full performance of the Project Document to which it is a party shall be rejected or otherwise denied or shall expire (without being timely renewed) or be revoked, rescinded, suspended, held invalid or otherwise limited in effect;

(ii) the passage or promulgation of, or any change in, any statute, ordinance or regulation affecting the Project that has a Material Adverse Effect; or

(iii) the Lead Agent or any Lender shall, solely as a result of any transaction contemplated hereby, become subject to regulation as an "electric utility," "electric corporation," "electric company," "public utility," "gas utility," "natural gas company," "public service company," "electric utility company" or "holding company" under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, the Natural Gas Act, as amended, PURPA, or any comparable state law or regulation.

(g) Governmental Approvals. Any requirement or any modification not previously approved by Majority Lenders (including, without limitation, establishment of new requirements or revocation of any exemption or waiver) of any Governmental Approval which, in the reasonable judgment of Majority Lenders, could reasonably be expected to have a Material Adverse Effect.

(h) Reduction in Rates. The purchase price for energy as set out in any of the Power Purchase Agreements shall be reduced by any Governmental Authority pursuant to a final non-appealable order (or by Borrowers pursuant to such an order), and such reduction would have a Material Adverse Effect.

(i)  Debtor Relief Events.  Either Borrower, Magma or General
Partner:

(i) becomes insolvent or does not pay its Debts as they become due or is unable to pay, or admits in writing its inability to pay its Debts as they become due or makes an assignment for the benefit of creditors; or

(ii) commences any case, proceeding or other action under any Debtor Relief Law; or

(iii) in any involuntary case, proceeding or other action commenced against it under any Debtor Relief Law, (A) fails to obtain a dismissal of such case, proceeding or other action within sixty (60) days of its commencement, or (B) converts the case from one chapter of the Bankruptcy Reform Act of 1978, as amended, to another chapter, or (C) is the subject of an order for relief or an adjudication or appointment is made under any Debtor Relief Law; or

(iv) conceals, removes or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings which are not vacated within sixty (60) days from the date thereof; or

(v) commences any case, proceeding or other action for the appointment of a trustee, receiver, custodian or other official for or to take possession of all or any part of its property or assets or to have any court take jurisdiction of any of its property or assets; or

(vi) takes any corporate, partnership or other (as the case may be) action indicating its authorization of, consent to, approval of or acquiescence in any case, proceeding, action or event described in clauses (i), (ii), (iii), (iv) or (v) above; or

(vii) (A) a judgment or judgments in an amount in excess of $250,000 shall be rendered against the Borrowers or the General Partner, and, within thirty (30) days after entry thereof, such judgment shall not be discharged or execution thereof stayed pending appeal, or within thirty (30) days after the expiration of any such stay, such judgment shall not be discharged, (B) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining the operation of the Project, and such order or decree is not vacated or stayed, and the proceedings out of which such order or decree arose are not dismissed or stayed, within thirty (30) days after the entry thereof, or (C) a judgment or judgments in excess of $500,000 shall be rendered against either Borrower or the General Partner which impairs the ability of such party to perform its obligations under the Loan Instrument or Project Document to which it is a party and, within thirty (30) days after the entry thereof, such judgment shall not be discharged or the execution thereof stayed pending appeal, or within thirty (30) days after any such stay, such judgment shall not be discharged; or

(viii) with respect to any of Borrowers, General Partner or Magma
(A) it fails to pay any indebtedness for borrowed money or deferred purchase prices (unless the subject of a Good Faith Contest) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (B) defaults under any agreement or instrument relating to any such indebtedness, and such default shall not be waived and shall continue after the applicable grace period, if any, if the effect of such is to accelerate the maturity of such indebtedness, in the case of clause (A) or (B), having an aggregate principal amount of $250,000 with respect to Borrowers or General Partner or $1,000,000 with respect to Magma; or any such indebtedness shall be declared to be due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(ix) has a trustee, receiver, custodian or other official appointed for or take possession of all or any part of its property or assets or has any court take jurisdiction of any of its property or assets, which action remains undismissed for a period of sixty (60) days; or

(x) with respect to Borrower and General Partner, fails to discharge (or to post a bond or other security acceptable to Lead Agent in its sole discretion) within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any material property or assets of such person.

(j) Dissolution of Borrowers. Except to the extent permitted in clause (d) of Schedule 2.9(b), the liquidation, dissolution, termination, merger or consolidation of Borrowers, or the transfer of all or substantially all of the assets of either
Borrower to any other Person.

(k) Transfer of Collateral; Event of Loss. (i) Borrowers' good and marketable title to the Property (subject to Permitted Liens) or Borrowers' good title to or any right of Borrowers in all or any part of the Project, any Collateral purported to be covered by the Security Documents, including, without limitation,
Borrower's rights in the Material Project Documents, other than as permitted pursuant to Section 6.15(a) hereof or the applicable Security Document, shall become vested in any party other than the party named as owner and/or holder thereof in the applicable Security Document, whether by operation of Law or otherwise, or
(ii) an Event of Loss shall occur.

(l) Impairment of Security Interests. (i) Any provision in any Security Document shall for any reason cease to be valid and binding on the parties thereto and the effect thereof is to impair the security purported to be covered thereby, or any such party shall so state in writing, or (ii) any Security Document shall cease to be in full force and effect, or shall for any reason cease to create a valid security interest or Lien having the priority and perfected in the manner contemplated by Section 5.9 hereof in any of the Collateral purported to be covered thereby other than security interests or Liens that are perfected by possession of the secured party.

(m) ERISA Plans. With respect to any employee benefit plan (including without limitation any employee benefit plan of an ERISA Affiliate) as to which either Borrower may have liability, (i) there shall exist an Insufficiency with respect to such plan which could result in a material liability to either Borrower and formal steps, or informal steps reasonably expected to result in formal action, are or have been taken to terminate such plan or such plan is terminated, either Borrower withdraws from or institutes formal steps, or informal steps reasonably expected to result in formal action, to withdraw from such plan or any reportable event (as defined in Section 4043 of ERISA other than an event for which the 30-day notice provision is waived under subsection .13, .14, .18, .19 or .20 of Department of Labor Regulation Section 2516) with respect to such plan shall occur or
(ii) a contribution failure occurs with respect to such plan which is sufficient to give rise to a lien against either
Borrower under Section 302(f) of ERISA or Section 412 of the Code or (iii) with respect to any such plan that is a Multiemployer Plan either Borrower shall have incurred withdrawal liability to such plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with withdrawal liabilities of the Borrowers (determined as of the date of notification of withdrawal liability) exceeds 150,000 or requires payments exceeding 150,000 per year or (iv) any event or events shall exist or transaction shall occur with respect to any such plan or plans which individually or in the aggregate results a material liability to either Borrower.

(n) QF Status. Borrowers shall fail to maintain each Facility's status as a QF or any action by either Borrower, any Partner or any Affiliate thereof causes a loss of the QF Status of any Facility.

(o)  Assignment by Partners.  Except to the extent permitted in
Schedule 2.9(b) hereto or as permitted in Section 6.15(a) hereof, any of the Partners shall convey, pledge or otherwise encumber any of its interests in the Borrowers.

(p) Ownership by Magma. Failure of Magma to maintain 100% ownership and Control, direct or indirect, of each Borrower.

(q) Operator. If, during the term of this Agreement, Operator or another reasonably qualified wholly-owned subsidiary of Magma, shall cease to be the Operator or cease to exercise substantial control over the operation and management of the Project or cease to be bound by the terms of the O&M Agreement.

(r) Grantor Under Easement Grant Deed. If, during the term of this Agreement, either Magma Land Company I or another reasonably qualified wholly-owned subsidiary of Magma shall cease to be the grantor under the Easement Grant Deed.

(s) Additional Capacity. Borrowers develop additional megawatts of power generating capacity within the Resource Easement Rights Properties and both (A) Magma no longer retains ultimate control over the ownership and use of such additional power generating capacity and the Resource Easement Rights (as defined in the Easement Grant Deed) and (B) the development of such additional power generating capacity would cause a Material Adverse Effect, or
(C) in any event such additional generation exceeds forty (40) megawatts (net).

(t) Geothermal Facilities. Magma Land Company I or an Affiliate thereof uses the Surface Properties (as defined in the Easement Grant Deed) and both (A) Magma no longer retains ultimate control over the ownership and use of the rights conveyed by the Geothermal Rights Documents (as defined in the Easement Grant Deed) in the Reserved Geothermal Lands (as defined in the Easement Grant Deed) and (B) such use would cause a Material Adverse Effect.

(u) Merger. SSPG and SSBP are merged or otherwise combined into a single entity and both (A) Magma Power no longer retains ultimate control over the ownership and use of the Resource
Easement Rights and (B) such merger or combination would cause a Material Adverse Effect.

(v)  Development of Future Non-Easement Area Plants.  Magma Land
Company I or an Affiliate thereof develops Future Non-Easement Area Plants (as defined in the Easement Grant Deed) on the Reserved Geothermal Lands and both (A) Magma no longer retains ultimate control over the ownership and use of the rights conveyed by the Geothermal Rights Documents in the Reserved
Geothermal Lands and (B) the development of such Future Non-
Easement Area Plants would cause a Material Adverse Effect.

(w) Formation or Amendment of Geothermal Operating Unit. Magma Land Company I or an Affiliate thereof forms or amends a geothermal operating unit and both (A) Magma no longer retains ultimate control over the ownership and use of the Resource Easement Rights and (B) such formation or amendment would cause a Material Adverse Effect.

7.2  Remedies Upon Event of Default, etc.

(a) Right to Cure; Acceleration. If an Event of Default occurs and has not been remedied during the applicable grace period, if any, Lead Agent, for the account of Lenders and Issuing Bank, may in its sole discretion take all actions necessary to cure such Event of Default, but shall be under no obligation to continue such action once commenced. Lead Agent shall give Borrowers prior written notice of all Loans payments made by Lead Agent pursuant to this provision. All sums advanced and disbursed hereunder, shall be disbursed under the Loan Instruments and shall be secured by the Security Documents. If an Event of Default occurs and has not been remedied during the applicable grace period, if any, Lead Agent may in addition to the foregoing declare an Event of Default and, by giving notice to Borrowers, and upon receiving consent of the Majority Lenders, (i) declare the entire amount of Borrowers' Obligations to be immediately due and payable, irrespective of any other provision of such agreements, (ii) give notice (which may be telephonic notice if confirmed in writing) to Depositary of the occurrence of an Event of Default (accompanied by notice given in the same manner to cease the issuance, authentication and delivery of LOC Debt, in which case the date of giving of such notice shall become the Credit Expiration Date hereunder and no further LOC Debt shall be issued, and Lenders' obligations to increase the amount of the Letters of Credit pursuant to Section 3.4(b) hereof shall be terminated (provided that in the case of LOC Debt issued on the same date as notice is given pursuant to this Section 7.2(a), but prior to the receipt of such notice, or on such date but prior to the receipt of such notice by Depositary, for purposes of determining pursuant to the Depositary Agreement whether LOC Debt matures later than fifteen (15) days prior to the Credit
Expiration Date in effect at the time of its issuance, the Credit Expiration Date shall be deemed to be the Credit Expiration Date in effect at the time of issuance and not the Credit Expiration Date as accelerated pursuant to this Section 7.2(a)), or (iii) direct Depositary to make a drawing under the Letters of Credit in an amount required to pay in full all Outstanding LOC Debt entitled to the benefit of the Letters of Credit upon maturity and require from Borrowers immediate reimbursement for payments pursuant to such drawing (provided, however, that if, with respect to Borrowers, an Event of Default occurs pursuant to
Section 7.1(i) the accelerations provided for in the immediately preceding clauses (i) and (ii) directly above shall be deemed to have been made upon the occurrence of such Event of Default without any notice from Lead Agent or Lenders to Borrowers), without any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. No such action taken by Lead Agent shall have the effect of terminating, reducing or altering in any respect the terms of the Letters of Credit with respect to LOC Debt Outstanding at the time.
Simultaneously with any declaration, requirement, the giving of any notice to Borrowers and any direction by Lead Agent under this
Section 7.2(a), Lead Agent shall notify each Lender of such action.

(b) Foreclosure. In the event that Borrowers' Obligations shall become due and payable by acceleration as provided in paragraph (a) above, all sums payable shall become immediately due and payable without presentment, demand, protest or notice of any kind other than the notice specifically required (if any) by this Section 7.2, all other notice being expressly waived by Borrowers, and Lead Agent, Lenders and Issuing Bank shall have the right to take all funds in the Accounts and to otherwise enforce their security interests and Liens as provided herein and in the other Loan Instruments. The proceeds of any realization on the Collateral or from any other foreclosure or similar action or exercise of rights by Lead Agent, Lenders and Issuing Bank shall be applied by Lead Agent as specified in the Security Documents, or if not so specified, for the account of Issuing Bank and Lenders in accordance with each Lender's Proportionate Share. Borrowers shall furthermore indemnify Lead Agent, Lenders and Issuing Bank in accordance with Section 6.34 hereof for all costs, expenses and losses resulting from any Default or Event of Default and for all costs, expenses and losses incurred by them (including reasonable attorneys' fees) in remedying or curing such Default or Event of Default and/or in proceeding to enforce their lien on and security interest in the Collateral.

(c) Lead Agent Attorney-in-Fact. Borrowers hereby appoint Lead Agent as the attorney-in-fact of Borrowers, with full power of substitution, and in the name of Borrowers, if Lead Agent elects to do so, upon an Event of Default, to: (i) apply any monies in the Accounts to the payment of Borrowers' obligations to Lenders, Issuing Bank and Lead Agent (whether or not then due and payable) under any of the Loan Instruments, in such order of application as Lead Agent may determine in its sole discretion, (ii) disburse and directly apply the proceeds of any Loan, to the satisfaction of any of Borrowers' obligations hereunder, (iii) hold, use, disburse and apply the Term Loan for payment or performance of any obligation of Borrowers hereunder, (iv) advance and incur such expenses as Lead Agent deems necessary to preserve the Project, (v) disburse any portion of any Loan from time to time, to persons other than Borrowers for the purposes specified in Section 6.1 hereof irrespective of the provisions of any other Section hereof (and the amount of Loans to which Borrowers shall thereafter be entitled shall be correspondingly reduced), (vi) operate each Facility to the satisfaction of the Governmental Authorities, (vii) execute all applications and certificates in the name of Borrowers which may be required for operation of each Facility, (viii) endorse the name of Borrowers on any checks or drafts, representing proceeds of the Insurance Policies, or other checks or instruments payable to Borrowers with respect to the Project, (ix) do every act with respect to the Project Documents and the operation of the Project which Borrowers may do, (x) prosecute or defend any action or proceeding incident to the Project, and (xi) select, for the account of Borrowers, an operator to operate the Project on such terms and conditions as Lead Agent shall reasonably deem advisable. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Lead Agent, Lenders and Issuing Bank shall have no obligation to undertake any of the foregoing actions, and, without derogating from Lead Agent's, Lenders' or Issuing Bank's liability for gross negligence or willful misconduct, if they take any such action they shall have no liability to Borrowers to continue the same or for the sufficiency or adequacy thereof.

(d) Enforcement Costs and Expenses. Any funds of Lead Agent, Lenders or Issuing Bank (including, without limitation, any Loan by Lead Agent) used for any purpose referred to in this Article 7, whether or not in excess (without obligating the Lenders to fund any loans in excess of commitments hereunder) of the Total Commitment, shall (i) be paid by Borrowers pursuant to Section 6.34(a) hereof, (ii) be governed by the Loan Instruments, (iii) constitute a part of the indebtedness secured by the Security Documents, (iv) bear interest at the then-applicable Default Interest Rate, and (v) be payable upon demand by Lead Agent to extent permitted by applicable Law.

(e) Partners' Right to Cure. If a Default occurs, any Partner may in its discretion take any actions necessary to cure such Default. Notwithstanding any payment or payments made by any Partner or the exercise by Lead Agent of any of the remedies provided under this Agreement or any of the other Loan
Instruments, each Partner expressly, irrevocably and unconditionally waives any and all rights of subrogation, reimbursement, indemnity, exoneration and contribution against Borrowers and against any collateral security and guarantee held by Borrowers, which each Partner may now or hereafter have against Borrowers with respect to this Agreement or any of the other Loan Instruments, without regard to whether any such right or claim arises expressly, implicitly, by operation of law or otherwise.

7.3  Continuing Lien.

The Liens and security interests granted in the Loan Instruments secure all indebtedness and all Obligations of Borrowers in connection with the Project and Loan Instruments of whatever kind or character, whether now owing, hereafter arising or hereafter to be performed.



ARTICLE 8 - LEAD AGENT, ISSUING BANK, CO-AGENT,

"LEAD MANAGERS" AND RELATIONS AMONG BANKS

8.1  Appointment and Cessation.

(a) Lead Agent. Each Lender and Issuing Bank hereby appoints Lead Agent to act as its Lead Agent under this Agreement and to act as Lead Agent under the Security Documents as provided therein, and irrevocably authorizes Lead Agent to take such action on such Lender's and Issuing Bank's behalf under the provisions of this Agreement and the other Loan Instruments (including, without limitation, the Security Documents) and any other agreements and instruments referred to herein and therein, and to exercise such powers hereunder and thereunder as are specifically delegated to Lead Agent and such powers as are reasonably incidental thereto. Lead Agent shall exercise the same care hereunder as it exercises in connection with similar transactions for its own account in which no other lender participates. In performing its function and duties hereunder and under the Security Documents, Lead Agent shall act solely as the Lead Agent of Lenders and Issuing Bank and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrowers or any other party to any of the Project Documents.

(b) Issuing Bank. Each Lender hereby appoints Issuing Bank to act as Issuing Bank under this Agreement with respect to the Letters of Credit, and irrevocably authorizes Issuing Bank to take such action on such Lender's behalf under the provisions of this Agreement and the other Loan Instruments and any other agreements and instruments referred to herein, and to exercise such powers hereunder and thereunder as are specifically delegated to Issuing Bank and such powers as are reasonably incidental thereto.

8.2  Majority Lenders.

(a) Lead Agent. Except where such consultation is not contemplated in this Agreement, Lead Agent will consult with Lenders (and Issuing Bank, where appropriate) prior to taking action on their behalf under this Agreement or the other Loan Instruments and, where appropriate, in acting as their Lead Agent under the Security Documents. Whenever the consent of the Majority Lenders is required hereunder, Lead Agent will not take any action contrary to the written direction of the Majority Lenders, and will take any lawful action in accordance with the provisions of this Agreement prescribed in a written direction of the Majority Lenders. Lead Agent may decline to take any action except upon the written direction of the Majority Lenders, and Lead Agent may request a ratification by the Majority Lenders of any action taken by it under this Agreement. In each case, Lead Agent shall have no liability to any of the Lenders or Issuing Bank for any action taken by it or them upon the direction of the Majority Lenders or if ratified by the Majority Lenders, nor shall Lead Agent have any liability for any failure to act unless Lead Agent has been instructed to act by the Majority Lenders. Except as otherwise provided in Section 9.4 or as otherwise expressly provided in this Agreement, the action of the Majority Lenders shall bind all Lenders and Issuing Bank hereunder. Notwithstanding anything herein to the contrary, Lead Agent need not take any action on behalf of Lenders and Issuing Bank unless and until it is indemnified to its satisfaction for any and all consequences of such action.

(b) Issuing Bank. Except for the issuance of any Letter of Credit in accordance with the terms of this Agreement and the payment of drawings thereunder, Issuing Bank may decline to take any action except upon the written direction of the Majority Lenders, and Issuing Bank may request a ratification by the Majority Lenders of any action taken by it under this Agreement. In each case, Issuing Bank shall have no liability to any Lender or Lead Agent for any action taken by Issuing Bank upon the direction of the Majority Lenders or if ratified by the Majority Lenders, nor shall Issuing Bank have any liability for any failure to act unless Issuing Bank has been instructed to act by the Majority Lenders. Notwithstanding anything herein to the contrary, Issuing Bank need not take any action on behalf of Lenders or Lead Agent unless and until Issuing Bank is indemnified to its satisfaction for any and all consequences of such action.

8.3  Liability and Credit Appraisal.

Neither Lead Agent, in its capacity as Lead Agent, nor Issuing Bank, in its capacity as Issuing Bank, nor any of their respective officers, directors, employees or Lead Agents shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Instrument, or in connection herewith, except for its or their gross negligence or willful misconduct. Neither Lead Agent, nor Issuing Bank shall be responsible for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity or enforceability of this Agreement, the Notes, any Commercial Paper Notes, the other Loan Instruments, Project Documents or any other document executed in connection herewith, or be required to make any inquiry concerning the performance or observance by Borrowers of any of the terms, provisions or conditions of this Agreement, the Notes, any Commercial Paper Notes, the other Loan
Instruments, Project Documents or any other document executed in connection herewith. Each of Lenders and Issuing Bank represents and warrants to Lead Agent that it has independently and without reliance on Lead Agent made its own credit investigation and appraisal of Borrowers and the transactions contemplated by the Project Documents on the basis of such documents and information as it has deemed appropriate and that it has entered into this Agreement on the basis of such independent investigation and appraisal, and each of the Lenders and Issuing Bank represents that it will continue to make its own investigation and credit appraisal.

8.4  Reliance by Lead Agent or Issuing Bank.

Each of Lead Agent and Issuing Bank shall be entitled to rely upon any communication or document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, including, without limitation, any thereof purporting to be from Depositary, and to act upon the advice of legal counsel and other experts selected by it concerning all matters pertaining to this Agreement and its duties hereunder and shall not be liable to any of the other parties hereto for any of the consequences of such reliance. No such reliance shall limit or otherwise affect the obligations of Borrowers or any Lender under this Agreement. Each of Lead Agent and Issuing Bank may rely for the purposes of the giving of notice or the disbursement of funds on the name and address of Borrowers, Lead Agent,
Issuing Bank or each Lender, as appropriate, set forth in Section
9.1 hereof or as notified to Lead Agent or Issuing Bank, as the case may be, pursuant to Section 9.1 hereof.

8.5  Other Banking.

Lead Agent, in its capacity as a Lender or Issuing Bank, shall have the same rights, powers and obligations hereunder as any other Lender or Issuing Bank, and each of Issuing Bank, in its capacity as a Lender, shall have the same rights, powers and obligations hereunder as any other Lender specifically, in each case, including the right to give or deny consent to any action requiring consent or direction of the Majority Lenders. Lead Agent, Issuing Bank and their respective Affiliates may, without liability to account to any Lender or (in the case of Lead Agent) Issuing Bank, engage in any kind of banking, trust or other business with Borrowers as if it were not such Lead Agent, Issuing Bank or Affiliate. In addition, Lead Agent or Issuing Bank, as the case may be, shall be entitled to receive from Borrowers its portion of any fee in connection with this transaction without any liability to account therefor to any other Lender or (in the case of Lead Agent) Issuing Bank, except as Lead Agent or Issuing Bank may have expressly agreed.

8.6  Payments, Notices and Determinations

by Lead Agent                       .

(a) Proportionate Share Distributions. Lead Agent shall promptly distribute to each of the Lenders and Issuing Bank, as appropriate, in like funds upon receipt each Lender's applicable Proportionate Share of all amounts of principal and interest, and each Lender's and Issuing Bank's applicable Proportionate Share or other agreed share of all fees and all other amounts received by Lead Agent from Borrowers hereunder, or from any party under the Security Documents, on behalf of Lenders and Issuing Bank. If at any time Lead Agent makes available to any Lender or Issuing Bank amounts due from Borrowers hereunder which Borrowers fail to make available to Lead Agent, such Lender or Issuing Bank shall on request forthwith refund such amounts to Lead Agent together with interest thereon at the Federal Funds Rate.

(b) Non-Proportionate Share Receipts. In the event that any Lender or Issuing Bank shall at any time receive any non-Proportionate Share payment from any source in respect of any of Borrowers' obligations hereunder, in violation of the requirement of this Agreement that Borrowers make such payment to Lead Agent, such Lender or Issuing Bank shall be deemed to have received such payment as agent for and on behalf of all Lenders and shall immediately advise Lead Agent of the receipt of such funds and promptly transmit the full amount thereof to Lead Agent for prompt distribution among all Lenders and Issuing Bank in accordance with their respective Proportionate Shares as provided in this Agreement; provided, however, with respect only to the relationship among the Lenders and Issuing Bank such Lender or Issuing Bank shall be deemed not to have received, and Borrowers shall be deemed not to have made to such Lender or Issuing Bank, any payment transmitted to Lead Agent by such Lender or Issuing Bank pursuant to this Section 8.6(b).

(c) Interest Period Notice. Lead Agent shall forthwith notify Lenders by telex or telecopy of each Interest Period chosen by Borrowers, the Interest Rate for each Interest Period, the date of any expected payment and, to Lenders and Issuing Bank, all other material notices transmitted by Borrowers. Determinations of interest rates and amounts of interest and L/C Fees, Default Interest and other sums due hereunder and contained in notices from Lead Agent shall be conclusive and binding on Lenders and Issuing Bank, absent manifest error in computation or transmission.

(d) Collateral Records. Lead Agent will maintain all records as to amount, type and value of Collateral pledged and assigned under the Security Documents. Upon request of any Lender or Issuing Bank, Lead Agent will give a statement to such party with respect to the types and amounts of Collateral held pursuant to the Security Documents, and Lead Agent will give prompt notice to such parties of any Event of Default under the Security Documents of which it obtains knowledge.

(e) Delivery of Information. Lead Agent shall deliver to each Lender copies of the financial statements, and the Pro Forma delivered to Lead Agent by Borrowers pursuant to Section 6.8 hereof and any other information that Lenders shall reasonably request.

8.7  Successor Lead Agent.

(a) Generally. Subject to the appointment and acceptance of a successor Lead Agent as provided below, Lead Agent may resign at any time either under this Agreement or under the Security Documents by giving written notice thereof to Lenders, Issuing Bank and Borrowers, and Lead Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Lead Agent, which Lead Agent must be consented to by Borrowers (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Lead Agent hereunder by a successor Lead Agent, such successor Lead Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Lead Agent, and the retiring Lead Agent shall be discharged from its duties and obligations hereunder. After any retiring Lead Agent's resignation or removal hereunder as Lead Agent, the provisions of this Article 8 shall continue in effect for such Lead Agent's benefit in respect of any actions taken or omitted by it while it served as Lead Agent hereunder.

(b)  Required Amendment.  Upon the request of Lead Agent,
Borrowers shall execute appropriate modifications to the Deed of Trust upon any change in the identity of Lead Agent; provided, however, that Borrowers shall not be required to pay for title insurance endorsements in connection with such modifications to the Deed of Trust.

8.8  Indemnification.

Lenders agree to indemnify and hold harmless Lead Agent in its capacity as such (without limiting the obligation of Borrowers to do so), and Issuing Bank in its capacity as such (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so), ratably according to each Lender's Proportionate Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of any Reimbursement Obligation or the termination of this Agreement) be imposed on, incurred by or asserted against Lead Agent or Issuing Bank, as the case may be, in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by Lead Agent or Issuing Bank, as the case may be, under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Lead Agent's or Issuing Bank's gross negligence or willful misconduct or for the payment of any portion of the L/C Fees. The agreements in this Section 8.8 shall survive the payment of the Reimbursement Obligations and any Loans made hereunder and the termination of this Agreement.

8.9  Co-Agent; "Lead Managers".

None of the Lenders identified on the facing page or signature pages of this Agreement as a "Co-Agent" or "Lead Manager" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 9 - GENERAL TERMS AND CONDITIONS

9.1  Notices.

(a) Generally. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (i) when presented personally or actually received by addressee, (ii) when transmitted by tested telex, if available, or otherwise authenticated to the number specified below and the proper answer back is received, or (iii) three (3) Banking Days after being deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to the respective party, as the case may be, at the following address, or such other address as any party may from time to time designate by written notice to the others as herein required. The telecopy (facsimile) numbers provided below are for convenience of the parties only. Transmission by telecopy shall constitute provision of notice under this Agreement only if receipt thereof is acknowledged by the addressee.

If to Borrowers:

Salton Sea Power Generation L.P./
  Salton Sea Brine Processing L.P.
4365 Executive Drive, Suite 900
San Diego, California  92121

Attention:  General Counsel

Telecopy:  (619) 622-7822

If to Lead Agent or Issuing Bank:

Credit Suisse
Tower 49
12 East 49th Street
New York, New York  10017

Attention:  Project Finance re:  Salton Sea

Telecopy:  (212) 238-5390

(b) Change in Deed of Trust. Upon the request of Lead Agent, Borrowers shall execute appropriate modifications to the Deed of Trust upon any change in the address of Lead Agent; provided, however, that Borrowers shall not be required to pay for title insurance endorsements in connection with such modifications to the Deed of Trust.

9.2  Additional Lenders and Loan Participations.

(a) Additional Lenders. Subject to the consent of Borrowers and Lead Agent, which consents shall not be unreasonably withheld, Lenders may at any time sell to any financial institution ("Purchasing Lender") all or any part of their rights and obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement in the form attached as Exhibit 9.2(a), executed by such Purchasing Lender, such transferor Lender, Lead Agent and Borrowers which Commitment Transfer
Supplement shall provide, among other things, that such transfer shall be made by the transferor Lender to the Purchasing Lender without recourse, representation or warranty. Upon (A) such execution of such Commitment Transfer Supplement, and (B) delivery of an executed copy thereof to Borrowers and notice of the amount of its participation to Lead Agent, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, to the same extent as if it were an original party hereto with the percentage of the Term Loan Facility, Working Capital Facility as set forth in such Commitment Transfer Supplement, which shall be deemed to amend this Agreement (including, without limitation, Schedule 2.1 hereto) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of such Proportionate Shares arising from such purchase by such Purchasing Lender. Upon the consummation of any transfer to a Purchasing Lender pursuant to this Section 9.2(a), the transferor Lender, Lead Agent and Borrowers shall make appropriate arrangements so that, if required, (x) replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchasing Lender upon the cancellation of any Notes being replaced, in each case in principal amounts reflecting their Proportionate Shares of the Total Commitment and or, as appropriate, their Proportionate Shares of the outstanding Loans as adjusted pursuant to such Commitment Transfer Supplement, and (y) appropriate modifications shall be made to the Deed of Trust; provided, however, that Borrowers shall not be required to pay for title insurance endorsements in connection with such modifications to the Deed of Trust.

(b) Participations. Borrowers acknowledge and agree that any Lender may, from time to time, sell or offer to sell on a pro rata basis a participation in the Term Loan Facility, Working Capital Facility, the Term Loan, the Working Capital Loan and the Loan Instruments to one or more institutions (each a "Participant"). Any sale of a participation by a Lender to any financial institution shall be subject to Lead Agent's consent, not to be unreasonably withheld, and may, upon notice given by such Lender to each other Lender, include the grant of any of the rights (but not more than the rights) that such Lender had hereunder. Upon notice to each other Lender, such sale shall not relieve such Lender of its obligations, or impair the rights of such Lender hereunder, and any agreement pursuant to which such Lender sells a participation in such a manner shall provide that
(A) such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrowers, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Instrument and the right to take action under Article 7 hereof, and (B) neither such Lender nor the Participant shall be entitled to receive payments with respect to the additional costs of maintaining such participation, in excess of an amount which would be payable to such Lender in the absence of the sale of such participation; a recipient of such a participation (sold without Borrowers' consent) shall not have any rights under this Agreement other than to receive payment of principal of and interest through such Lender; provided, that a participation agreement executed in connection with any such sale of a participation may provide that such Lender will not, without the consent of the participant, agree to any modification, amendment or waiver of this Agreement that would alter the principal of or interest on any Loan or postpone the date fixed for any payment of principal or interest.

(c) Assignments to Federal Reserve Banks. Any Lender may at any time (without obtaining the consent of Borrowers, Lead Agent or any other Person) assign and pledge all or any part of its rights and obligations under this Agreement and the Notes to any Federal Reserve Bank or the United States Treasury, including as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(d) Confidentiality. Borrowers authorize each Lender to disseminate to any Purchasing Lender, prospective Purchasing Lender, Participant or prospective Participant any information such Lender possesses pertaining to the Project, the Loan
Instruments and Project Documents, including, without limitation, complete and current credit information on Borrowers and on any of the other parties to any Loan Instrument or Project Document, without the consent of or notice to Borrowers or any other
Lender; provided, however, that any such recipient of information first agrees to use reasonable efforts to keep confidential all proprietary information provided to it regarding Borrowers, the transactions contemplated by this Agreement and the Project. Borrowers agree to supply certain information reasonably requested by Lead Agent or any Lender, and to execute and deliver all such instruments and take all such further action as Lead Agent or any Lender may from time to time reasonably request in connection with such Purchasing Lender or participation arrangements.

9.3  Right of Set-off.

Borrowers hereby authorize Lead Agent and only Lead Agent, at any time and from time to time, to the fullest extent permitted by Law (and without regard to the sufficiency of any other collateral), to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by any Lenders to or for the credit or the account of Borrowers against any and all of the obligations of Borrowers now or hereafter existing under any Loan Instrument or Project Document, irrespective of whether or not Lead Agent shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.

9.4  Amendments and Waivers.

(a) Generally. This Agreement may only be amended by a document signed by Lead Agent, the Majority Lenders, Issuing Bank and Borrowers. Except as set forth in Section 2.9(b) hereto, no waiver of any provision of this Agreement nor consent by Lenders or Lead Agent to any departure by Borrowers therefrom shall in any event be effective unless the same shall be in writing and signed by Lead Agent if authorized in writing by the Majority Lenders. No such action shall be taken hereunder if the effect thereof is to (i)(A) alter the maturity of any Note or any installment thereof, or alter the rate or alter the time of payment of interest thereon, or alter the principal amount thereof, (B) alter any repayment date, (C) alter any fee (including, without limitation, the L/C Fee) payable to the Lenders hereunder or under any other Loan Instrument or any date fixed for the payment thereof, (D) alter the amount of any Lender's Total Commitment, (E) release any Collateral, except as provided in Section 2.9(b), (F) amend, modify or waive any provision of this Section 9.4, (G) amend or modify the definition of "Majority Lenders", (H) take any action which requires the consent of all Lenders pursuant to the terms of any Loan
Instrument or (I) change the number of Lenders which shall be required for the Lender or any of them to take any action under any Loan Instruments, in the case of each of (A) through (I) immediately above, without the prior written consent of each Lender, or (ii) affect the rights or obligations of any of Issuing Bank or Lead Agent, without the consent of the party entitled to such rights or liable for such obligations. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The making of an Advance shall not constitute a waiver of any condition precedent to the obligation of Lenders or Issuing Bank to make any further Advance. No failure on the part of Lead Agent, Lenders or Issuing Bank or any of them to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof (except as provided above) nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. This Agreement shall be binding upon Borrowers, their successors and any permitted assigns.

(b)  Deed of Trust.  ANY MODIFICATION OF THIS AGREEMENT,
INCLUDING, WITHOUT LIMITATION, CHANGES IN INTEREST RATE FORMULAE, PARTIES AND/OR ADDRESSES FOR NOTICE, MAY AFFECT THE DEED OF TRUST. COUNSEL AND TITLE COMPANY SHOULD BE CONSULTED BEFORE ANY CHANGE IS MADE TO THIS AGREEMENT. In the event this Agreement is modified or amended, Borrowers shall upon the request of Lead Agent execute appropriate modifications to the Deed of Trust and except as otherwise expressly provided for herein pay all costs and expenses, including any recording costs, in connection therewith as set forth in Section 6.34 hereof.

9.5  Election of Remedies.

The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. Lead Agent, acting on behalf of all Lenders or Issuing Bank, shall have all of the rights and remedies granted in the Loan Instruments and available at law or in equity, and these same rights and remedies may be pursued separately, successively or concurrently against Borrowers, or any Collateral under the Loan Instruments, at the sole discretion of Lead Agent.

9.6  Severability.

Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization, without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

9.7  Limitation on Interest.

All agreements between Borrowers and Lenders and Issuing Bank, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any indebtedness governed hereby or otherwise, shall the interest contracted for or charged or received by Lenders or Issuing Bank exceed the maximum amount permissible under applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to Lenders or Issuing Bank in excess of the maximum lawful amount, the interest payable to Lenders or Issuing Bank shall be reduced to the maximum amount permitted under applicable Law, and the amount of interest for any subsequent period, to the extent less than that permitted by applicable Law, shall to that extent be increased by the amount of such reduction. If from any circumstance Lenders or Issuing Bank shall ever receive anything of value deemed interest by applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of the Loans made hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Loans made hereunder such excess shall be refunded to Borrowers. All interest paid or agreed to be paid to Lenders or Issuing Bank shall, to the extent permitted by applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the loans made hereunder (including the period of any renewal or extension thereof) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable Law. This paragraph shall control all agreements between Borrowers and Lenders and Issuing Bank.

9.8  No Third Party Beneficiary.

This Agreement is for the sole benefit of Lead Agent, Co-Agent, Lenders, "Lead Managers", Issuing Bank and Borrowers and is not for the benefit of any third party. This Agreement supersedes all prior agreements among the parties with respect to the matters addressed herein.

9.9  Borrowers in Control.

In no event shall Lead Agent's, Lenders' or Issuing Bank's rights and interests under this Agreement and the other Loan Instruments be construed to give any such party, or be deemed to indicate that any such party has, control of the business, management or properties of Borrowers or power over the daily management functions and operating decisions made by Borrowers.

9.10  Number and Gender.

Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

9.11  Captions.

The captions, headings, table of contents and arrangements used in this Agreement are for convenience only and do not and shall not be deemed to affect, limit, amplify or modify the terms and provisions hereof.

9.12  Applicable Law and Jurisdiction.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND
INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK
WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

(b) (i) Borrowers hereby expressly and irrevocably agree and consent that any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein may be instituted by Lead Agent, Lenders or Issuing Bank in either state or federal court (at Lead Agent's, Lenders' or Issuing Bank's option, as the case may be) sitting in the County of New York, State of New York, and, by the execution and delivery of this Agreement, Borrowers expressly waive any objection which they may have now or hereafter to the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably submit generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.

(ii) In the case of the courts of the State of New York or of the United States sitting in New York, Borrowers hereby irrevocably designate, appoint and empower, The Prentice Hall Corporation System, Inc. (the "Process Agent", which has consented thereto) with offices on the date hereof at 15 Columbus Circle, New York, New York 10023 as agent to receive for and on behalf of Borrowers service of process in the State of New York. Borrowers further agree that such service of process may be made on Process Agent by personal service on Process Agent of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by any other method of service provided for under the applicable laws in effect in the State of New York, and Process Agent is hereby authorized to accept such service for and on behalf of Borrowers, and to admit service with respect thereto.

(iii) Upon service of process being made on Process Agent as aforesaid, a copy of the summons and complaint or other legal process served shall be mailed by the Process Agent to Borrowers by registered mail, return receipt requested, at their address referred to in Section 9.1 hereof, or to such other address as Borrowers may notify Process Agent in writing. Service upon Process Agent as aforesaid shall be deemed to be personal service on Borrowers and shall be legal and binding upon Borrowers for all purposes, notwithstanding any failure of Process Agent to mail a copy of such legal process to Borrowers, or any failure on the part of Borrowers to receive the same.

(iv) Borrowers agree that they will at all times continuously maintain a Process Agent to receive service of process in the County of New York on their behalf with respect to this Agreement. In the event that for any reason Process Agent or any successor thereto shall no longer serve as Process Agent for Borrowers to receive service of process in the County of New York, or shall have changed their address without notification thereof to Lead Agent, Borrowers will immediately after having knowledge thereof, irrevocably designate and appoint a substitute Process Agent acceptable to Lead Agent and advise Lead Agent.

(c) Nothing contained in subsection (b) hereof shall preclude Lead Agent, for the account of Lenders, Issuing Bank and Lead Agent, from bringing any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Instruments in the courts of any jurisdiction where Borrowers or any of their property or assets may be found or located. To the extent permitted by the applicable laws of any such jurisdiction, Borrowers hereby irrevocably submit to the jurisdiction of any such court and expressly waive, in respect of any such suit, action or proceeding, the jurisdiction of any other court or courts which now or hereafter, by reason of their present or future domicile, or otherwise, may be available to them.

(d)  WITH REGARD TO EACH LOAN INSTRUMENT TO WHICH IT IS A PARTY,
EACH OF BORROWERS, LENDERS, ISSUING BANK AND LEAD AGENT HEREBY
WAIVES THE RIGHT TO A TRIAL BY JURY.

9.13  Certain Calculations.

All calculations of the Debt Service Coverage Ratio, Available Cash Flow, Gross Revenues, Net Revenues, Operating Costs, projected amounts of any of the aforesaid, Cash Expenses, Cash Revenues and any amount due hereunder not set forth in Section 2.10(d) hereof shall be made by the party designated herein, in accordance with the terms of this Agreement, and (a) if by Borrowers, then as approved by Lead Agent, which approval shall not be unreasonably withheld, and (b) if no party is designated, then by Lead Agent. In the event any such calculation by Borrowers is rejected by Lead Agent, or is not notified to Lead Agent by Borrowers, Lead Agent shall make such calculation in accordance with the provisions of this Agreement and the relevant definition, for the relevant period. Such calculations hereunder shall be final (provided that such calculations are made on a reasonable basis), and, where appropriate, shall be effective retroactively to the date such calculation was to be supplied by Borrowers pursuant to this Agreement.

9.14  Attribution of Knowledge.

For purposes of this Agreement, Borrowers shall be deemed to have actual knowledge of all facts of which any Person described in item
(a), (b), (c), (d) or (e) immediately below has actual knowledge:
(a) any officer or responsible employee of Borrowers, (b) any General Partner, or any officer, director or responsible employee thereof, (c) in the event of a transfer of a general partnership interest in Borrowers to any Person or the issuance of such interest, in each case to the extent permitted hereunder, then (i) the individual or individuals satisfying the standards for permitted transferee, (ii) the senior management of the corporation or corporations satisfying the standards for permitted transferee, and (iii) the senior management of any other General Partner consented to pursuant to Section 6.15 hereof, (d) any Limited Partner that owns more than fifty percent (50%) of the limited partnership interests in Borrowers, or the senior management thereof, and (e) the senior management of Magma.

9.15  Non-Recourse.

Anything herein to the contrary notwithstanding and except as provided in (i) the Environmental Indemnity Agreement, (ii) the Reserve Account Guaranty, (iii) the Sinclair Indemnity Agreement,
(iv) the Investment Indemnity Agreement or (v) the Pledge Agreements, the Obligations (including, without limitation, any indemnification obligations) of Borrowers under this Agreement and the other Loan Instruments are obligations of Borrowers and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) any Partner or Affiliate of Borrowers, or any shareholder, partner, officer or director of any thereof as such, and any judicial proceedings Lenders, Issuing Bank or Lead Agent may institute against Borrowers shall be limited to seeking the preservation, enforcement, foreclosure or other sale or disposition of the liens and security interests now or at any time hereafter securing the repayment of the loans made hereunder and performance by Borrowers of their other covenants and obligations hereunder and under the other Loan Instruments; no judgment for any deficiency upon the obligations hereunder or under the other Loan Instruments shall be obtainable by Lenders, Issuing Bank or Lead Agent against any Partner or Affiliate of Borrowers or any shareholder, partner, officer or director of any thereof.

9.16  Absence of Fiduciary Relation.

Lead Agent and each of the Lenders and Issuing Bank undertake to perform or to observe only such of its agreements, duties, responsibilities and obligations as are specifically set forth in this Agreement and the other Loan Instruments, and no implied agreements, covenants, functions, responsibilities, duties, liabilities or obligations with respect to Borrowers, any Affiliate of Borrowers, Magma or any other party to any of the Project Documents or otherwise shall be read into any of the Loan Instruments or otherwise exist against Lead Agent, Lenders and Issuing Bank. Lead Agent, Lenders and Issuing Bank are not fiduciaries of and shall not owe or be deemed to owe any fiduciary duty to Borrowers, any Affiliate of Borrowers, Magma or any other party to any of the Project Documents, nor is Issuing Bank a fiduciary of, nor shall Issuing Bank owe or be deemed to owe any fiduciary duty to any Lender. Nothing contained in this
Section 9.16 shall be deemed to limit or impair the rights and obligations of Issuing Bank under any Letter of Credit or the rights and obligations of Lenders expressly provided herein.

9.17  Borrowers' Certificates

Any certificate required to be delivered hereunder by an officer of one of the Borrowers shall be delivered by the appropriate officer of General Partner, acting in General Partner's capacity as sole managing general partner of each of the Borrowers.

9.18  Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9.19  Joint and Several Obligations.

The Obligations of the Borrowers are joint and several.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

BORROWERS:

SALTON SEA BRINE PROCESSING L.P.
By:  SALTON SEA POWER COMPANY,
general partner


By:                      /s/  Jon R. Peele
Name:  Jon R. Peele
Title:  Vice President


SALTON SEA POWER GENERATION L.P.
By:  SALTON SEA POWER COMPANY,
general partner


By:                      /s/  Wallace C. Dieckmann
Name:  Wallace C. Dieckmann
Title:  Vice President


CREDIT SUISSE, as Lender


By:                      /s/  Markus K. Christen
Name:  Markus K. Christen
Title:  Member of Senior Management


By:                      /s/  Bryon T. McGregor
Name:  Bryon T. McGregor
Title:  Associate

THE FUJI BANK, LIMITED, as Lender and Co-Agent

By:                      /s/  Yasuji Ikawa
Name:  Yasuji Ikawa
Title:  Joint General Manager


THE SUMITOMO BANK, LIMITED,
LOS ANGELES BRANCH, as Lender and "Lead Manager"


By:  /s/  Jun Ogata
Name:  June Ogata
Title:  Joint General Manager


BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Lender and "Lead Manager"


By:  /s/ Patrick Loughlin
Name:  Patrick Loughlin
Title:  Vice President


CREDIT SUISSE, as Issuing Bank


By:  /s/  Markus K. Christen
Name:  Markus K. Christen
Title:  Member of Senior Management


By:  /s/  Bryon T. McGregor
Name:  Bryon T. McGregor
Title:  Associate


CREDIT SUISSE, as Lead Agent


By:                      /s/  Markus K. Christen
Name:  Markus K. Christen
Title:  Member of Senior Management


By:                      /s/  Bryon T. McGregor
Name:  Bryon T. McGregor
Title:  Associate


THE BANK OF NOVA SCOTIA, as Lender and "Lead Manager"


By:                      /s/  Donald J. Dupont
Name:  Donald J. Dupont
Title:  Vice President